UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Integrys Energy Group, Inc.

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Integrys Energy Group, Inc.

130 East Randolph Street, Chicago, Illinois 60601

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 15, 2014

The Integrys Energy Group annual meeting will be held on Thursday, May 15, 2014, at 10:00 a.m., Central Daylight Time, at the Chase Auditorium in the Chase Tower, 10 South Dearborn Street, Chicago, Illinois. Our shareholders are asked to take action with respect to:

1.	The election of William J. Brodsky, Albert J. Budney, Jr., Ellen Carnahan, Michelle L. Collins, Kathryn M. Hasselblad-Pascale, John W. Higgins, Paul W. Jones, Holly Keller Koeppel, Michael E. Lavin, William F. Protz, Jr., and Charles A. Schrock to one-year terms on the board of directors or until their successors have been duly elected;

2.	The approval of a nonbinding advisory resolution to approve the compensation of our named executive officers;

3.	The approval of the Integrys Energy Group 2014 Omnibus Incentive Compensation Plan; and

4.	The ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2014.

Also, as necessary or desirable, shareholders will consider and act upon any other business properly brought before the annual meeting and any adjournment or postponement thereof.

Our board of directors recommends a vote “FOR” each nominee identified in Item 1 above, and “FOR” Items 2, 3, and 4 above. Only shareholders of record at the close of business on March 10, 2014, are entitled to notice of and to vote at the annual meeting.

You may vote your shares over the Internet at www.proxyvote.com, by calling toll-free (800) 690-6903 (if calling from the United States from a touch-tone telephone), by completing and mailing a traditional proxy card, or in person at the annual meeting. We request that you vote in advance whether or not you attend the annual meeting. You may revoke your proxy at any time prior to the vote at the annual meeting by revoting over the Internet or telephone, returning a later-dated proxy card, notifying us in writing, or voting in person at the annual meeting.

INTEGRYS ENERGY GROUP, INC.

JODI J. CARO
Vice President, General Counsel and Secretary

Chicago, Illinois

March 28, 2014

The board of directors is soliciting your proxy. Your vote is important no matter how large or small your holdings. To ensure your representation at the annual meeting, please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning a traditional proxy card, if you requested one.

Important Notice Regarding the Availability of

Proxy Materials for the Shareholder Meeting to be Held on May 15, 2014

The proxy statement and annual report to shareholders, along with instructions on how to vote your shares, are available at www.proxyvote.com.

2014 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

i

On or about March 28, 2014, we began distributing to our shareholders a notice regarding the availability of proxy materials containing instructions on how to access this proxy statement and our annual report and how to vote online. We also began mailing a full set of the proxy materials to shareholders who had previously requested delivery of the materials in a paper copy format.

FREQUENTLY ASKED QUESTIONS

Q:	What is this proxy statement asking me to do?

A:	All shareholders of Integrys Energy Group are being asked to vote on the items noted in response to the question entitled “What are the items to be voted on?” below.

Q:	Why did I receive a notice regarding the availability of proxy materials (notice) instead of the traditional printed proxy materials?

A:	The Securities and Exchange Commission’s notice and access proxy rules permit companies to send shareholders a notice instead of a full printed set of proxy materials. The notice provides instructions on how to view our proxy materials and vote online or, if you prefer, how to receive a full set of printed materials by mail.

There are several advantages to sending a notice instead of a full set of proxy materials, as it:

•	Reduces our printing and mailing costs, which increases shareholder value,

•	Reduces environmental impact, which saves trees and reduces fossil fuel consumption, and

•	Allows faster notification of how to access proxy materials, which are in an easily searchable format.

Q:	Who can attend the annual meeting?

A:	Anyone who is a shareholder as of the close of business on March 10, 2014, may attend the annual meeting and vote. This includes all shareholders holding Integrys Energy Group common stock on March 10, 2014. Each shareholder may be accompanied by one guest.

Q:	What constitutes a quorum?

A:	A quorum is the number of shares that must be voted at the meeting to lawfully conduct business. Votes of a majority of the shares entitled to vote constitute a quorum. As of the record date of March 10, 2014, a total of 79,963,091 shares were eligible to vote. Votes of 39,981,546 shares will constitute a quorum.

Q:	What are the items to be voted on?

A:	You are being asked to vote on 1) the election of 11 individuals to the board of directors; 2) the approval of a nonbinding advisory resolution to approve the compensation of our named executive officers; 3) the approval of the Integrys Energy Group 2014 Omnibus Incentive Compensation Plan; and 4) the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2014, and to consider and act upon any other business that may be properly brought before the annual meeting and any adjournment or postponement thereof.

Q:	What is the Integrys Energy Group 2014 Omnibus Incentive Compensation Plan?

A:	The Integrys Energy Group 2014 Omnibus Incentive Compensation Plan is designed to provide both short-term (annual) and long-term incentive awards for eligible employees and directors. The plan would provide for future compensation that may be made to eligible employees and directors of Integrys Energy Group and its subsidiaries.

Q:	What happens if additional proposals are presented at the meeting?

A:	Our by-laws require advance notice of any matter to be brought before the annual meeting. We have not received any additional proposals that will need to be addressed at the meeting. Therefore, we are not required to present any other issues at the meeting. However, additional issues may be presented at our discretion. If an additional proposal is brought up, the shares represented by proxy will be voted in accordance with the discretionary judgment of the appointed proxies, Charles A. Schrock and Jodi J. Caro.

Q:	How are directors elected?

A:	Assuming a quorum is present at our annual meeting, a majority of votes cast is required to elect each director. A majority vote will occur if the number of votes cast in favor of a director exceeds the number of votes cast in opposition to such director. Under governing law, if an incumbent director nominee does not receive a majority of votes cast, the incumbent director will continue to serve on the board of directors until his or her successor is elected and qualified. However, pursuant to our corporate governance guidelines, we have adopted a resignation policy relating to incumbent directors who are not elected. Our resignation policy is summarized in more detail below under the heading “Election of Directors – Majority Voting Policy.”

Q:	How are voting results determined for the other proposals?

A:	Assuming a quorum is present at our annual meeting, voting results for the other proposals will be determined by majority vote. A majority vote will occur if the number of votes cast in favor of each of these proposals exceeds the number of votes cast in opposition to each proposal. Assuming a quorum is present, shares not voted at the annual meeting will not affect the outcome of these other proposals.

Q:	How are abstentions, broker nonvotes and votes withheld treated?

A:	Abstentions, broker nonvotes and votes withheld will be counted as present in determining whether there is a quorum for the meeting. However, they will not be counted as shares voted. A broker nonvote occurs when a broker submits a proxy card with respect to shares that the broker holds on behalf of another person, but declines to vote on a particular matter, either because the broker elects not to exercise its discretionary authority to vote on the matter or does not have authority to vote on the matter.

Q:	Who tabulates the votes?

A:	Our independent agent, Broadridge Financial Solutions, Inc., tabulates the votes. Representatives of Integrys Energy Group’s Investor Relations department will also assist with the vote tabulation.

Q:	Is my vote confidential?

A:	Yes. Broadridge Financial Solutions, Inc., will hold your vote in confidence. Whether you vote your shares by Internet, telephone or mail, your vote will be received directly by Broadridge Financial Solutions, Inc. Broadridge Financial Solutions, Inc., will serve as inspector of elections, count all the proxies or ballots submitted, and report the vote at the annual meeting on May 15, 2014.

Q:	Do I need to attend the annual meeting in order to vote?

A:	No. You can vote your shares at any time prior to the annual meeting by using the Internet or telephone or by signing, dating and returning a traditional proxy card, if you requested one.

Q:	Who can vote?

A:	Anyone who owns Integrys Energy Group common stock as of the close of business on March 10, 2014, can vote. Each eligible share of Integrys Energy Group common stock is entitled to one vote. Your vote is important, and we encourage you to vote promptly.

Q:	How do I vote?

A:	You may vote your shares by any of four methods:

1)	Through the website www.proxyvote.com,

2)	Over the telephone by calling toll-free (800) 690-6903 (if calling from within the United States from a touch-tone telephone),

3)	Through the mail by returning a completed, signed and dated traditional proxy card, if you requested one, or

4)	In person at the annual meeting.

You MAY NOT use your notice to vote your shares; it is NOT a ballot for voting. If you send the notice back, your vote will NOT count and you will be mailed a full set of printed materials so that you can vote by proxy card.

If you received a notice and wish to vote by traditional proxy card, you can request that a full set of materials be distributed to you by email or a traditional paper copy by mail, at no cost. You will need the 12-digit control number from your notice, which is identified by an arrow similar to the following: .. The proxy materials may be requested by any of the three methods below:

1)	Over the Internet at www.proxyvote.com,

2)	Over the telephone by calling toll-free (800) 579-1639 (if calling from within the United States from a touch-tone telephone), or

3)	By email addressed to sendmaterial@proxyvote.com (you will need to enter the 12-digit control number discussed above in the subject line of the email).

You may vote over the Internet or by telephone until 11:59 p.m. Eastern Daylight Time on May 14, 2014. Votes provided through the mail via a completed traditional proxy card must be received by May 14, 2014. The only exceptions to these voting cut-off dates are as follows: 1) votes representing shares held in the company’s employee stock ownership plan trusts must be received by May 13, 2014, to be voted at the annual meeting, and 2) votes representing shares issued under the Integrys Energy Group, Inc. Deferred Compensation Plan and the Omnibus Incentive Compensation Plans must be received by May 13, 2014, to be voted at the annual meeting. Stock owned in these plans may not be voted in person at the annual meeting.

Your completed proxy, whether voted over the Internet, by telephone or by a traditional proxy card, will be voted according to your instructions. If you submit a completed proxy without marking voting instructions, your proxy will be voted “FOR” the election of William J. Brodsky, Albert J. Budney, Jr., Ellen Carnahan, Michelle L. Collins, Kathryn M. Hasselblad-Pascale, John W. Higgins, Paul W. Jones, Holly Keller Koeppel, Michael E. Lavin, William F. Protz, Jr., and Charles A. Schrock; “FOR” the nonbinding advisory resolution to approve the compensation of our named executive officers; “FOR” the approval of the Integrys Energy Group 2014 Omnibus Incentive Compensation Plan; and “FOR” the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2014.

By voting your shares, you also authorize your shares to be voted on any other business that may properly come before the annual meeting, or any adjournment or postponement of the annual meeting in accordance with the judgment of the appointed proxies, Charles A. Schrock and Jodi J. Caro.

You have the right to change your vote anytime before the annual meeting by:

1)	Revoting over the Internet or by telephone,

2)	Returning a later-dated traditional proxy card,

3)	Notifying us in writing, or

4)	Voting in person at the annual meeting.

Q:	What is the difference between a registered shareholder and a beneficial shareholder?

A:	Registered shareholders maintain registration with us and hold their shares under their own name through our transfer agent and registrar, American Stock Transfer & Trust Company, LLC.

Beneficial shareholders (shares held in “street name”) maintain registration with and hold their shares with a bank, broker, nominee or other fiduciary. If you are a beneficial shareholder, your bank, broker, nominee, or other fiduciary holds your shares on your behalf. Your bank, broker, nominee, or other fiduciary will vote your shares on your behalf, after receiving your voting instructions.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Under New York Stock Exchange rules, brokerage firms have the authority to vote their client’s unvoted shares on certain routine matters, like the ratification of Deloitte & Touche LLP as Integrys Energy Group’s independent registered public accounting firm for 2014. So, even if you do not provide voting instructions to your brokerage firm, your brokerage firm may choose to vote for you on the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for 2014. All other items up for vote are not considered routine and can be voted only by your broker with YOUR specific instructions. Therefore, we urge you to respond to your brokerage firm so that your vote will be cast.

Q:	If my shares are held in “street name,” can I vote my shares in person at the annual meeting?

A:	If your shares are held in “street name,” by your broker, fiduciary, custodian or other nominee, you may vote your shares in person at the annual meeting ONLY if you bring a legal proxy to the annual meeting. You must request this legal proxy from your bank or broker as they will not automatically supply one to you.

Q:	What are the board of directors’ voting recommendations?

A:	The board of directors recommends shareholders vote “FOR” the election of all of our nominees as directors, “FOR” the nonbinding advisory resolution approving the compensation of our named executive officers, “FOR” the approval of the Integrys Energy Group 2014 Omnibus Incentive Compensation Plan, and “FOR” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2014.

Q:	What if I receive duplicate mailings?

A:

We are required to provide an annual report and proxy statement or notice of availability of these materials to all shareholders of record. If you receive duplicate mailings, there are a few possible reasons. First, it could mean your shares are in more than one stock account and you have opted out of householding, which is a procedure allowing shareholders who have the same mailing address and last name to receive one copy of the materials. Second, if you are both a registered shareholder and a beneficial shareholder you will always receive two separate mailings as the two mailings must be performed separately. Lastly, it could mean the tax identification number or stock registration on one of the accounts differs. If you would like to consolidate your accounts and receive only one mailing in the future, please contact Integrys Energy Group’s Investor Relations department at (800) 228-6888. This will save printing and mailing costs, so please take advantage of this option.

Q:	How are shares in the employee stock ownership and 401(k) plans voted?

A:	If you own stock in the Integrys Energy Group Employee Stock Ownership Plan, the Peoples Energy Employee Stock Ownership Plan, the Integrys Energy Group 401(k) Plan for Administrative Employees, or the Peoples Energy Employee Thrift Plan, you may vote your shares by any of the following three methods:

1)	Through the website at www.proxyvote.com,

2)	Over the telephone by calling toll-free (800) 690-6903 (if calling from within the United States from a touch-tone telephone), or

3)	Through the mail by returning a completed, signed and dated traditional proxy card, if you requested one.

Stock owned in these plans may NOT be voted in person at the annual meeting as the plans’ trustee votes the plan shares about 2 days prior to the annual meeting, after receiving voting instructions from the plan participants. Your vote must be received by May 13, 2014, to be voted at the annual meeting.

Broadridge Financial Solutions, Inc., will tabulate the votes of participants for each of these plans. The results of the vote received from these plans’ participants will serve as voting instructions to the plans’ trustee. The trustee of these plans, as of the record date, is Wells Fargo Bank N.A. The trustee will vote the plan shares as instructed by plan participants. If a participant in the Integrys Energy Group Employee Stock Ownership Plan does not provide voting instructions, the trustee, Wells Fargo Bank N.A., will not vote the participant’s shares in the plan. If a participant in the Peoples Energy Employee Stock Ownership Plan, the Peoples Energy Employee Thrift Plan, or the Integrys Energy Group 401(k) Plan for Administrative Employees does not provide voting instructions, the trustee, Wells Fargo Bank N.A., will vote shares allocated to the participant’s plan account in the same proportion as those votes cast by other plan participants submitting voting instructions. Broadridge Financial Solutions, Inc., and Wells Fargo Bank N.A. will keep your votes confidential.

Q:	How can a shareholder communicate with the board of directors directly?

A:	Any shareholder or interested party may communicate with the board of directors (or an individual director serving on the board of directors) by sending written communications, addressed to any director or to the board of directors as a group, in care of Integrys Energy Group, Inc., Attention: Secretary, 200 East Randolph Street, Chicago, Illinois 60601. The Secretary will ensure that this communication (assuming it is properly labeled to the board of directors or a specific director) is delivered to the board of directors or the specified director, as the case may be. However, commercial advertisements or other forms of solicitation will not be forwarded.

Q:	When are shareholder proposals due to be included in the proxy for the 2015 annual meeting?

A:	Shareholder proposals must be received in writing by November 28, 2014, to be included in next year’s proxy statement. Proposals should be submitted to Integrys Energy Group, Inc., Attention: Secretary, 200 East Randolph Street, Chicago, Illinois 60601.

Q:	How can I help reduce costs for Integrys Energy Group?

A:	If you received a paper copy of this proxy statement by mail, you can help Integrys Energy Group reduce costs by electing to receive a paper notice of availability by mail or an email message that will provide a link to these documents on our proxy voting website. By opting to receive the notice of availability and accessing your proxy materials online, you will save us the cost of producing and mailing documents to you, reduce the amount of mail you receive, and help preserve environmental resources. Please contact Integrys Energy Group’s Investor Relations department at (800) 228-6888 for assistance.

Q:	How can I subscribe to electronic delivery of annual reports and proxy materials?

A:	You can subscribe to electronic delivery of future annual reports and proxy materials by following the instructions listed above to vote through the website www.proxyvote.com and, when prompted, indicating that you agree to receive or access proxy materials electronically in future years.

Q:	Where can I find voting results from the meeting?

A:	The annual meeting voting results will be published in a Form 8-K, available no later than May 21, 2014, on Integrys Energy Group’s website at www.integrysgroup.com/investor and can be accessed by selecting “SEC Filings.”

Q:	May I review the presentation made at the meeting if I can’t attend?

A:	Yes. The presentation from our Chairman and Chief Executive Officer will be posted on Integrys Energy Group’s website at www.integrysgroup.com/investor, and can be accessed by selecting “Presentations.”

ELECTION OF DIRECTORS

Our board of directors has nominated William J. Brodsky, Albert J. Budney, Jr., Ellen Carnahan, Michelle L. Collins, Kathryn M. Hasselblad-Pascale, John W. Higgins, Paul W. Jones, Holly Keller Koeppel, Michael E. Lavin, William F. Protz, Jr., and Charles A. Schrock for election at our 2014 annual meeting, all of whom will serve one-year terms until the 2015 annual meeting.

All of the above director nominees are currently serving as directors of Integrys Energy Group.

The tables on the following three pages set forth certain other information, as of March 1, 2014, about the individuals who have been nominated for election at our 2014 annual meeting. The role of an effective director inherently requires certain personal qualities, such as integrity, as well as the ability to comprehend, discuss and critically analyze materials and issues that are presented so that the director may exercise judgment and reach conclusions in fulfilling his or her duties and fiduciary obligations. We believe that the specific background of each nominee set forth in the information below, including, as applicable, past service with our company, evidences his or her ability to effectively serve as a director of Integrys Energy Group. Further, each nominee’s background has provided the nominee with business acumen and a thoughtful approach to addressing issues that confront businesses. This combination of business background, skills and attributes led to the conclusion that each of the nominees should stand for election as a director of Integrys Energy Group.

The board of directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected. If any nominee is unable or unwilling to serve, the shares represented by proxies solicited by the board of directors will be voted for the election of another person the board of directors may recommend.

The board of directors recommends a vote “FOR” the election to the board of directors for each of the nominees listed on pages 8 through 10. Proxies solicited by the board of directors will be voted “FOR” the nominees unless the shareholder has specified otherwise.

Director nominees for election at our 2014 annual meeting are as follows:

Name	Age	Nominee’s Qualifications	Years

William J. Brodsky (1)	70

Director

Integrys Energy Group, Inc.

Executive Chairman

Chairman and Chief Executive Officer

CBOE Holdings, Inc.

Executive Chairman

Chairman and Chief Executive Officer

Chicago Board Options Exchange

Chief Executive Officer

Chicago Mercantile Exchange

			1997 – present* 2013 – present 2010 – 2013 2013 – present 1997 – 2013 1985 – 1997

Albert J. Budney, Jr.	66

Director

Integrys Energy Group, Inc.

President and Director

Niagara Mohawk Holdings, Inc.

(Holding company for electric and natural gas operations)

President and Director

Niagara Mohawk Power Corporation

(Regulated electric and natural gas utility)

Managing Vice President, Power Services Group

UtiliCorp United, Inc.

(Holding company for electric and gas operations)

President

Missouri Public Service Company

(Regulated electric and natural gas utility)

			2002 – present 1999 – 2002 1995 – 1999 1994 – 1995 1993 – 1994

Ellen Carnahan (2)	58

Director

Integrys Energy Group, Inc.

Principal

Machrie Enterprises LLC

(Private equity and venture capital fund advisory services)

Managing Director

William Blair Capital Management LLC

(Venture capital fund management)

Managing Director

Seyen Capital Management LLC

(Venture capital fund management)

			2003 – present 2008 – present 1988 – 2009 2006 – 2008

*	Years of service includes years of service as a director of Peoples Energy Corporation prior to the merger with Integrys Energy Group, Inc., in 2007.

(1)	Mr. Brodsky continues to serve as a director of the following publicly held company: CBOE Holdings, Inc.

(2)	Ms. Carnahan also currently serves as a trustee for the following registered investment fund: The JNL Funds.

Name	Age	Nominee’s Qualifications	Years

Michelle L. Collins (3)	53

Director

Integrys Energy Group, Inc.

President Cambium LLC

(Business and financial advisory firm)

Managing Director and Co-Founder

Svoboda Capital Partners, LLC

(Private equity firm)

Principal, Corporate Finance

Associate, Corporate Finance

William Blair & Company, LLC

(Investment banking firm)

			2011 – present 2007 – present 1998 – 2006 1992 – 1997 1986 – 1991

Kathryn M. Hasselblad-Pascale	66	Director Integrys Energy Group, Inc. Managing Partner Hasselblad Machine Company, LLP (Manufacturer of automatic screw machine products)	1987 – present 1997 – present

John W. Higgins	67	Director Integrys Energy Group, Inc. Chairman and Chief Executive Officer Higgins Development Partners, LLC (Real estate development services)	2003 – present* 1980 – present

Paul W. Jones (4)	65

Director

Integrys Energy Group, Inc.

Executive Chairman

Chairman and Chief Executive Officer

President and Chief Operating Officer

A.O. Smith Corporation

(Manufacturer of water heating and water treatment products)

Chairman and Chief Executive Officer

U.S. Can Corporation

(Manufacturer of container products)

Chief Executive Officer

Greenfield Industries, Inc.

(Manufacturer of cutting tools and material removal products)

			2011 – present 2013 – present 2005 – 2012 2004 – 2005 1998 – 2002 1989 – 1998

*	Years of service includes years of service as a director of Peoples Energy Corporation prior to the merger with Integrys Energy Group, Inc., in 2007.

(3)	Ms. Collins also currently serves as a trustee for the following registered investment funds: Wanger Advisors Trust and Columbia Acorn Trust. She has also served on the board of directors for the following publicly held companies within the last five years: Bucyrus International, Inc., and Molex, Inc.

(4)	Mr. Jones also currently serves on the board of directors for the following publicly held companies: Federal Signal Corporation and A.O. Smith Corporation. He has also served on the board of directors for the following publicly held company within the last five years: Bucyrus International, Inc. Mr. Jones will be retiring as Executive Chairman of A.O. Smith Corporation effective in April 2014.

Name	Age	Nominee’s Qualifications	Years

Holly Keller Koeppel (5)	55

Director

Integrys Energy Group, Inc.

Co-Head

Citi Infrastructure Investors

(Investment fund)

Executive Vice President and Chief Financial Officer

Executive Vice President of Utilities – East

Executive Vice President, Commercial Operations

Executive Vice President, Energy Services

Senior Vice President, Corporate Development and Strategy

Vice President, New Ventures and Corporate Development

American Electric Power Company, Inc.

(Holding company for electricity generation and distribution operations)

			2012 – present 2010 – present 2006 – 2009 2004 – 2006 2003 – 2004 2002 – 2003 2002 2000 – 2002

Michael E. Lavin (6)	68	Director Integrys Energy Group, Inc. Midwest Area Managing Partner Audit Partner KPMG, LLP (Public accounting firm)	2003 – present* 1993 – 2002 1977 – 2002

William F. Protz, Jr.	69	Director Integrys Energy Group, Inc. Consultant President and Chief Executive Officer Santa’s Best LLP (Manufacturer of Christmas decorations and accessories)	2001 – present 2003 – 2006 1991 – 2003

Charles A. Schrock	60

Director, Chairman and Chief Executive Officer

Director, Chairman, President and Chief Executive Officer

Director, President and Chief Executive Officer

Integrys Energy Group, Inc.

President and Chief Executive Officer

President

President and Chief Operating Officer – Generation

Wisconsin Public Service Corporation

Senior Vice President

WPS Resources Corporation

			2014 – present 2010 – 2013 2009 – 2010 2008 – 2009 2007 – 2008 2004 – 2007 2003 – 2004

*	Years of service includes years of service as a director of Peoples Energy Corporation prior to the merger with Integrys Energy Group, Inc., in 2007.

(5)	Ms. Keller Koeppel also currently serves on the board of directors for the following publicly held company: Reynolds American Inc.

(6)	Mr. Lavin has served on the board of directors for the following publicly held companies within the last five years: SPSS Inc. and Tellabs, Inc.

Director Independence

On February 13, 2014, the board of directors reviewed the business and other relationships of all current directors of Integrys Energy Group. The board of directors affirmatively determined that all current directors other than Charles A. Schrock are independent as defined in the New York Stock Exchange (“NYSE”) listing standards, meet the categorical independence standards adopted by the board of directors (set forth below) and have no other material relationships with Integrys Energy Group. In addition, Ellen Carnahan, Michelle L. Collins, Paul W. Jones, and Michael E. Lavin meet additional independence standards for audit committee members.

In reaching its determination that all current directors other than Charles A. Schrock are independent, the board of directors reviewed any transactions, relationships or arrangements that directors had with Integrys Energy Group during the last three years. Matters reviewed included the following types of transactions, relationships or arrangements:

•

William J. Brodsky, Kathryn M. Hasselblad-Pascale, and John W. Higgins are employed by entities that purchased energy-related services (electricity and natural gas) from affiliates of Integrys Energy Group. The amounts involved were determined not to be material enough to affect their independence.

•

William J. Brodsky, Ellen Carnahan, Michelle L. Collins, Kathryn M. Hasselblad-Pascale, Paul W. Jones, and Michael E. Lavin are affiliated with universities or other nonprofit organizations to which affiliates of Integrys Energy Group have made charitable donations from time to time. The amounts were determined not to be material enough to affect their independence.

Categorical Independence Standards for Directors

A director who at all times during the previous three years has met all of the following categorical standards and has no other material relationships with Integrys Energy Group will be deemed to be independent:

1.	Integrys Energy Group has not employed the director and has not employed (except in a nonexecutive officer capacity) any of his or her immediate family members. Employment as an interim Chairman or Chief Executive Officer does not disqualify a director from being considered independent following that employment.

2.	Neither the director, nor any of his or her immediate family members, has received more than $120,000 per year in direct compensation from Integrys Energy Group, other than director and committee fees, and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or Chief Executive Officer need not be considered in determining independence under this test. Compensation received by an immediate family member for service as a nonexecutive employee of Integrys Energy Group need not be considered in determining independence under this test.

3.	The director (i) is not a current partner or employee of Integrys Energy Group’s present internal or external auditor, (ii) was not within the last three years a partner or employee of Integrys Energy Group’s present internal or external auditor that personally worked on Integrys Energy Group’s audit within that time, (iii) does not have an immediate family member who is a current partner at Integrys Energy Group’s present internal or external auditor, (iv) does not have an immediate family member who is a current employee of the company’s present internal or external auditor that personally works on Integrys Energy Group’s audit, and (v) does not have an immediate family member who was within the last three years a partner or employee of Integrys Energy Group’s present internal or external auditor that personally worked on Integrys Energy Group’s audit within that time.

4.	Neither the director, nor any of his or her immediate family members, has been part of an “interlocking directorate” in which any of Integrys Energy Group’s present executives serve on the compensation (or equivalent) committee of another company that employs the director or any of his or her immediate family members in an executive officer capacity.

5.	Neither the director, nor any of his or her immediate family members (except in a nonexecutive officer capacity), has been employed by a company that makes payments to, or receives payments from, Integrys Energy Group for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

6.	Neither the director, nor any of his or her immediate family members, has been an employee, officer or director of a foundation, university or other nonprofit organization to which Integrys Energy Group gives directly, or indirectly through the provision of services, more than $1 million per annum or 2% of the total annual donations received (whichever is greater).

In addition to satisfying the criteria set forth above, directors who are members of Integrys Energy Group’s audit committee will not be considered independent for purposes of membership on the audit committee unless they satisfy the following additional criteria:

1.	A director who is a member of the audit committee may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board of directors committee, accept directly or indirectly any consulting, advisory, or other compensatory fee from Integrys Energy Group or any subsidiary thereof, provided that, unless the rules of the NYSE provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Integrys Energy Group (provided that such compensation is not contingent in any way on continued service).

2.	A director who is a member of the audit committee may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board of directors committee, be an affiliated person of Integrys Energy Group.

3.	If an audit committee member simultaneously serves on the audit committees of more than two other public companies, then the board of directors must determine that such simultaneous service would not impair the ability of such member to effectively serve on Integrys Energy Group’s audit committee. Integrys Energy Group will disclose this determination in its proxy statement.

Related Person Transaction Policy

Our board of directors has adopted a written policy regarding related person transactions. Pursuant to this policy, all related person transactions are subject to approval or ratification. Each of our executive officers, directors or nominees for director is required to disclose to the governance committee certain information concerning related person transactions. Disclosure to the governance committee should occur on a timely basis after the executive officer, director or nominee for director becomes aware of the related person transaction, but in no case later than the time of the next circulation of an annual questionnaire requesting disclosure of any related person transactions that have occurred or are proposed to occur.

The governance committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of the governance committee’s determination that consummation of the transaction is not or was not contrary to our best interests. In determining whether or not a related person transaction is not or was not contrary to our best interests, the governance committee considers the facts and circumstances regarding such transaction, including, among other things, the amounts involved, the relationship of the related person with our company and the terms that would be available in a similar transaction with an unaffiliated third party. The directors also consider their fiduciary duties, our company’s obligations under applicable securities law, including disclosure obligations and director independence rules, and other applicable law in evaluating any related person transaction.

With respect to related person transactions:

•

A “related person” means any person who is, or was at some time since the beginning of the last fiscal year, (a) an executive officer, director or nominee for election as a director, (b) a greater than 5% beneficial owner of our common stock, or (c) an immediate family member of the foregoing; and

•

A “related person transaction” means any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (a) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (b) we are a participant, and (c) any related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

Certain related person transactions are deemed pre-approved, including, among others, (a) any transaction with another company, or charitable contribution, grant or endowment to a charitable organization, foundation or university, at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the company’s total annual revenues or the charitable organization’s total annual receipts, and (b) any public utility services transactions or transactions (i) where the rates or charges involved are determined by competitive bids or (ii) that are made in the ordinary course of business on terms no less favorable to the company than those generally available from an unaffiliated third party under the same or similar circumstances.

Majority Voting Policy

A majority of votes cast is required to elect each director. A majority vote will occur if the number of votes cast in favor of a director exceeds the number of votes cast in opposition to such director. Under Wisconsin law, if an incumbent director nominee is not re-elected, the incumbent director will continue to serve on the board of directors until his or her successor is elected and qualified. However, pursuant to our corporate governance guidelines, a resignation policy applies to incumbent directors who are not elected. Our resignation policy as it relates to incumbent directors who are not elected is discussed in further detail below. New nominees not already serving on the board and who fail to receive more votes in favor of their election than votes opposing their election in uncontested elections will not be elected to the board in the first instance. If a director’s resignation is accepted by the board of directors, as discussed below, or if a nominee for director is not elected and the nominee is not an incumbent director whose term would otherwise have expired at the time of the election if a successor had been elected, then the board of directors may, as provided under Wisconsin law, our articles of incorporation and our by-laws, fill the resulting vacancy or reduce the size of the board of directors.

As noted above, a resignation policy applies to incumbent director nominees who are not elected. Pursuant to this policy, if an incumbent director does not receive a majority vote, within five days after certification of the shareholder vote such director will tender his or her resignation. An appropriate committee of the board of directors, normally the governance committee, will promptly consider the resignation and recommend to the board of directors as to whether to accept the tendered resignation or to reject it. In considering whether to accept or reject the tendered resignation, the committee will consider all factors it deems relevant, including whether the underlying causes of the majority against vote can be cured. Any director who tenders a resignation pursuant to this policy will not (1) participate in the recommendation of the committee regarding whether or not to accept that director’s tendered resignation or (2) participate in the board of directors’ deliberation or vote regarding whether or not to accept that director’s tendered resignation.

The board of directors will act on the committee’s recommendation no later than 90 days following the date of the shareholders’ meeting where the election occurred unless the action to be taken would cause us to fail to meet any applicable requirement of the Securities and Exchange Commission (“SEC”) or the NYSE. In considering the recommendation of the committee, the board of directors will consider the factors considered by that committee and such other factors and information the board of directors believes to be relevant. Following the board of directors’ decision on the committee’s recommendation, we will publicly disclose the board’s decision whether to accept the resignation as tendered, including an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation.

ADVISORY RESOLUTION TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Our board of directors is committed to and recognizes the importance of responsible executive compensation practices. As discussed below, we have designed our executive compensation program to attract, motivate, reward, and retain senior management as required to achieve our corporate objectives and to increase long-term shareholder value.

As required by Section 14A of the Securities Exchange Act of 1934, we are providing our shareholders with an opportunity to provide an advisory vote to approve the executive compensation of our named executive officers. This advisory vote, which is commonly referred to as a “Say on Pay Vote,” is not binding. However, our board of directors and the compensation committee will review and consider the outcome of the advisory vote when making future compensation decisions for our executive officers. Shareholders are asked to vote on the following resolution:

RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, and compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.

To assist shareholders in this nonbinding advisory vote, below is a brief summary that describes the key fundamental aspects of our executive compensation program. In addition to reviewing the summary below, we encourage you to carefully review the information on our compensation policies and decisions regarding our named executive officers presented in the Compensation Discussion and Analysis on pages 38 to 56, as well as the information contained in the Compensation Tables on pages 57 to 70.

We employ a strong pay-for-performance philosophy for our entire senior management team, including our named executive officers. Our compensation philosophy and compensation programs have resulted in compensation that reflects our financial results and other performance factors described in the Compensation Discussion and Analysis, as well as stock price performance. We achieve these objectives through the following:

•	A total compensation package for our named executive officers that is targeted at the median of our peer companies;

•	A total compensation package that is structured so that a majority of each named executive officer’s compensation opportunities are delivered through short- and long-term incentives;

•	A short-term incentive driven primarily by our financial earnings performance, and secondarily by key nonfinancial metrics;

•

A long-term incentive program that, in keeping with prevailing utility industry practice, primarily uses performance shares that are driven by our relative total shareholder return as compared to other utility industry peers, along with a mix of stock options and restricted stock units to further tie compensation to stock price performance as well as enhance retention; and

•	Stock ownership guidelines that continue to tie executives’ interests to that of shareholders over the long term.

Furthermore, we do not use employment contracts with our executive team. Although we do have change in control arrangements with our executives, we believe our change in control arrangements are in the best interests of our shareholders, with payments provided only if both a change in control and subsequent employment termination occurs.

The board of directors recommends a vote “FOR” the nonbinding advisory resolution set forth above. Proxies solicited by the board of directors will be voted “FOR” this proposal unless the shareholder has specified otherwise.

APPROVAL OF PROPOSED INTEGRYS ENERGY GROUP 2014 OMNIBUS INCENTIVE COMPENSATION PLAN

Our board of directors will adopt the Integrys Energy Group 2014 Omnibus Incentive Compensation Plan (the “2014 Plan”), subject to approval by our shareholders.

The actual number of authorized shares for use in future grants to be made under the 2014 Plan (the “Authorized Shares”) will equal the sum of (1) 3,000,000 shares, consisting of (a) a number of newly authorized shares of common stock, plus (b) the shares remaining available for grant under the Integrys Energy Group, Inc. 2010 Omnibus Incentive Compensation Plan (the “2010 Plan”) as of May 15, 2014 (approximately 1,375,199 shares as of March 1, 2014), and (2) the shares subject to awards outstanding under the 2010 Plan and the Integrys Energy Group, Inc. 2007 Omnibus Incentive Compensation Plan (the “2007 Plan”) as of May 15, 2014 (as of March 1, 2014, there are approximately 1,814,706 shares subject to outstanding stock options and 589,075 shares subject to outstanding awards of restricted stock, restricted units and performance stock rights), but only to the extent that such outstanding awards are forfeited, expire, or otherwise terminate without the issuance of such shares of common stock. The number of Authorized Shares is subject to adjustment for stock splits, stock dividends, and certain other transactions or events affecting Integrys Energy Group, Inc. common stock. If the 2014 Plan is approved by shareholders, no further grants will be made under the 2010 Plan, although the 2010 Plan will continue to operate in accordance with its terms with respect to grants previously made.

We are also seeking approval of the 2014 Plan to satisfy requirements of tax law necessary to preserve Integrys Energy Group’s ability to claim tax deductions for compensation to certain executive officers that may exceed $1 million as a result of awards provided by the 2014 Plan that otherwise satisfy the requirements of Internal Revenue Code Section 162(m). Internal Revenue Code Section 162(m) limits the tax deduction for compensation in excess of $1 million in a given year paid to the Chief Executive Officer and the three additional most highly compensated executive officers other than the Chief Financial Officer (each, a “Covered Executive”). “Performance-based” compensation meeting certain requirements is not counted against the $1 million limit and remains fully deductible for tax purposes. Shareholder approval of the general business criteria of the 2014 Plan and the maximum amounts that may be awarded under the 2014 Plan, even without shareholder approval of specific targeted levels of performance, will qualify otherwise compliant incentive awards under the 2014 Plan as performance-based compensation and is expected to allow full tax deductibility of the performance-based awards for the next five years.

Plan Description

The 2014 Plan provides both short-term (annual) and long-term incentive awards for eligible employees and directors. Annual incentive awards are paid in cash and take the form of annual performance rights. Long-term incentive awards are stock-based and may take the form of performance stock rights (“Performance Shares”), stock options (“Options”), stock appreciation rights (“SARs”), or other stock-based awards, such as restricted stock (“Other Stock Awards”). Performance Shares, Options, SARs, and Other Stock Awards are sometimes collectively referred to as “Plan Awards.” Final Awards are defined as awards ultimately issued pursuant to an annual performance right or a performance stock right.

Material Terms of the 2014 Omnibus Incentive Compensation Plan

The following summary description of the 2014 Plan is subject in all respects to the full text of the 2014 Plan. A copy of the 2014 Plan will be furnished without charge to any person entitled to receive a copy of the Integrys Energy Group Form 10-K upon written request to Integrys Energy Group, Attention: Secretary, 200 East Randolph Street, Chicago, Illinois 60601.

Purpose:

Participants in the 2014 Plan include directors, executive officers, and certain other employees (each, a “Participant” and collectively, “Participants”). As of March 1, 2014, there were 10 nonmanagement directors, 10 executive officers, and approximately 400 other employees eligible for participation under the 2010 Plan and who are expected to be eligible under the 2014 Plan. The 2014 Plan is designed to:

•	Attract and retain Participants of outstanding experience and ability;

•	Motivate executive officers and other eligible employees by means of performance-related incentives to achieve performance goals; and

•	Enable Participants to share in the growth and financial success of Integrys Energy Group.

Stock Subject to the 2014 Plan:

The actual number of Authorized Shares will equal the sum of (1) 3,000,000 shares consisting of (a) a number of newly authorized shares of common stock, plus (b) the shares remaining available for grant under the 2010 Plan as of May 15, 2014 (approximately 1,375,199 shares as of March 1, 2014), and (2) the shares subject to awards outstanding under the 2010 Plan and 2007 Plan as of May 15, 2014 (as of March 1, 2014, there are approximately 1,814,706 shares subject to outstanding stock options and 589,075 shares subject to outstanding awards of restricted stock, restricted stock units and performance stock rights), but only to the extent that such outstanding awards are forfeited, expire, or otherwise terminate without the issuance of such shares of common stock. The number of Authorized Shares is subject to adjustment for stock splits, stock dividends, and certain other transactions or events affecting Integrys Energy Group common stock.

During any calendar year in which any part of the 2014 Plan is in effect, a maximum of 1,000,000 shares of Integrys Energy Group’s common stock may be subject to Options or SARs that may be granted to an individual who, on the last day of a taxable year, is a Covered Executive, and a maximum of 250,000 shares of Integrys Energy Group common stock may be granted as Final Awards in any calendar year pursuant to performance stock rights (as described below) or other performance-based awards to any Covered Executive. In each case the maximum number is subject to adjustment for stock splits, stock dividends, and certain other transactions or events.

Administrator:

The compensation committee of the Integrys Energy Group board of directors or any other committee which the board may appoint, which in either case consists of not less than two members of the board each of whom meets the “outside” director requirements of Section 162(m) of the Internal Revenue Code (the “Code”), the NYSE independence requirements, and the “nonemployee director” requirements of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934 (the “Exchange Act”) (either referred to as the “committee”) will administer the 2014 Plan with respect to Plan Awards made to all Participants. The 2014 Plan authorizes the committee to establish rules and regulations as it may deem appropriate for the proper administration of the 2014 Plan, and to make determinations under and interpretations of the 2014 Plan and to take other steps in connection with the 2014 Plan and Plan Awards as it may deem necessary or advisable, in each case in its sole discretion.

The board may also exercise any authority granted to the committee except to the extent that the grant or exercise of authority by the board would cause any award that is intended to be a qualified performance-based award to cease to qualify for exemption under Section 162(m) of the Code. Also, the committee may delegate any or all of its powers and duties under the 2014 Plan, including its authority to make awards under the 2014 Plan or to grant waivers of 2014 Plan conditions, to one or more other persons or committees as it shall appoint provided the committee may not delegate its authority to act on matters affecting any Participant who is subject to the reporting requirements of Section 16(a) of the Exchange Act, or the liability provisions of Section 16(b) of the Exchange Act.

Annual Performance Rights and Final Awards:

The committee may from time to time grant or authorize the granting of Annual Performance Rights under the 2014 Plan to such Participants of Integrys Energy Group or any of its subsidiaries, or of any joint venture in which Integrys Energy Group or any of its subsidiaries has a substantial equity interest as the committee may select. An Annual Performance Right is the right to receive up to the amount described in a Participant’s award agreement, taking into account the Target Award and the Performance Formula, upon the attainment of one or more specified Performance Goals, subject to the terms and conditions of the award agreement and the 2014 Plan. The Target Award is the amount of compensation to be earned by a Participant if all the Performance Goals are achieved at the specified level. With respect to an Annual Performance Right that is intended to constitute performance-based compensation for purposes of Internal Revenue Code Section 162(m), the Performance Goals for a Participant who is a Covered Executive will be a performance measure that is based upon one or more of the following business criteria which the committee establishes with respect to Integrys Energy Group and/or any of its subsidiaries or a division, business unit or component of Integrys Energy Group or a subsidiary: asset charge, asset turnover, capital employed in the business, capital spending, cash flow (including operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment), cost structure improvements, complexity reductions, customer loyalty, customer value, diversity, debt (or the ratio of debt to equity or to another financial measure that appears on our financial statements or is derived from one or more amounts that appear on our financial statements), dividend payouts, earnings (before or after one or more of interest, taxes, depreciation, amortization or extraordinary items), earnings growth, earnings per share, economic value-added (or other measure of productivity that considers the cost of capital employed), environmental health or performance, expense targets or reductions, gross profit, increase in customer base, market efficiency, energy price weighted availability of generation facilities, market share, net cash balance, net earnings or net income (whether before or after tax, and including variations of net income, such as net income for continuing operations), net income margin, net operating cash flow, occupational health reportable incidents, margins (including operating profit margin), operations and maintenance reduction, electric and/or natural gas utility rate levels, productivity, response time, profits before tax, quality/customer satisfaction, realized return (including return on assets, return on capital, return on equity, return on invested capital, return on net operating assets, return on revenue, return on sales or return on another financial measure that appears in our financial statements or is derived from one or more amounts that appear in our financial statements), sales or revenue growth, safety, employee wellness, sales margin, sales volume, stock price, system reliability, total shareholder return, variable margin, workers’ compensation costs, value at risk, level of parental guarantees, and working capital (including accounts receivable, inventories, accounts payable or other components of working capital). In any other case, the Performance Goals may be based on one or more of the business criteria described above or any other criteria based on individual, business unit, subsidiaries, group or our performance selected by the committee. A Performance Formula is applied to the Performance Goals in determining the percentage of the Target Award earned by the Participant with respect to a Plan Award.

A Final Award of $5 million is the maximum amount that may be granted to a Covered Executive with respect to one or more Annual Performance Rights during any calendar year during any part of which the 2014 Plan is in effect.

Prior to the grant of any Annual Performance Right, the committee will determine the terms of the Annual Performance Right including:

•	The Target Award,

•	One or more Performance Goals to measure performance,

•	The Performance Formula to apply against the Performance Goals in determining the amount of compensation earned under the Performance Right as a percentage of the Target Award, and

•	The Performance Period (the period for which performance with respect to one or more Performance Goals is to be measured).

The committee may establish a minimum threshold objective for any Performance Goal, which if not met, would result in no Final Award being made to any Participant with respect to the Performance Goal. During and after the Performance Period but prior to determination of the Final Award, the committee may adjust the Performance Goals, Performance Formula and Target Award and otherwise modify the terms of an Annual Performance Right but if the committee acts, more than 90 days after the beginning of the Performance Period, to adjust or modify the terms of an Annual Performance Right granted to a Participant who is a Covered Executive for purposes of Internal Revenue Code Section 162(m), the Annual Performance Right will not constitute performance-based compensation for purposes of Internal Revenue Code Section 162(m). Each Annual Performance Right will be evidenced by an award agreement that is consistent with the terms and conditions approved by the committee.

As soon as practicable, following the completion of the Performance Period relating to any Annual Performance Right, the committee will determine the extent to which the Participant achieved the Performance Goals and the amount of compensation to be awarded as a Final Award. The committee may in its sole discretion reduce the amount of any Final Award or increase the amount of any Final Award awarded to any Participant, but if the committee acts to increase the amount of the Final Award awarded to a Participant who is a Covered Executive for purposes of Internal Revenue Code Section 162(m), the Final Award will not constitute performance-based compensation for purposes on Internal Revenue Code Section 162(m). Any determination shall take into account:

•	The extent to which the Performance Goals were, in the committee’s sole opinion, achieved;

•	Individual performance by the Participant during the performance period; and

•	Such other factors as the committee may deem relevant, including changes in circumstances or unforeseen events.

The Final Award will be payable to the Participant in cash unless the Participant has elected to defer its payment pursuant to the Integrys Energy Group Deferred Compensation Plan.

Performance Stock Rights and Final Awards:

The committee may from time to time grant or authorize the granting of Performance Stock Rights to such Participants as the committee may select and for such number of shares of Integrys Energy Group common stock as it may designate subject to the limitations specified in the 2014 Plan. A Performance Stock Right is the right to receive, without payment to Integrys Energy Group, up to the number of shares of Integrys Energy Group common stock described in the Participant’s award agreement, taking into account the Target Award and the Performance Formula upon the attainment of one or more Performance Goals, subject to the terms of the award agreement and the 2014 Plan. With respect to a Performance Stock Right that is intended to constitute performance-based compensation for purposes of Internal Revenue Code Section 162(m), the Performance Goals for a Participant who is a Covered Executive will be a performance measure that is based upon one or more of the business criteria described above in connection with Annual Performance Rights.

Prior to the grant of any Performance Stock Right, the committee will determine the terms of the Performance Stock Right, including the Target Award, Performance Goal, Performance Formula, and Performance Period. The committee at any time prior to granting the Final Award will also determine the period of time, if any, during which the disposition of shares of Integrys Energy Group common stock issuable under the Performance Stock Rights will be restricted. The committee may also determine that any Participant is eligible to receive Dividend Equivalents, i.e., cash or other credit in the same amount as he or she would have received as cash dividends during the Performance Period if the Participant had owned the number of shares of Integrys Energy Group common stock equal to the Target Award. If the committee determines that a Participant shall receive Dividend Equivalents, any Dividend Equivalent amount of credit will be deferred until the date on which a Final Award is determined, and will be paid only to the extent that the common stock on which the Dividend Equivalent is based is paid out in accordance with a Final Award upon satisfaction of the Performance Goals. Final Awards are made in the manner previously described with respect to Annual Performance Rights but are payable in shares of Integrys Energy Group common stock unless the Participant has elected to defer payment pursuant to the Integrys Energy Group Deferred Compensation Plan.

Options:

The committee may from time to time authorize the granting of Options to such Participants as the committee may select. Each Option will be a nonqualified stock option unless the committee at the time of grant designates the Option as an “incentive stock option” (“ISO”) as such term is defined in Section 422 of the Internal Revenue Code.

The committee will determine the per share option price which will be not less than the closing market price of Integrys Energy Group common stock on the date of the grant of the Option.

The committee will determine the term of each Option. The term of an Option, however, may not exceed a period of 10 years from the date of its grant.

Unless the committee shall provide otherwise, the Participant may make any payment for shares of Integrys Energy Group common stock purchased upon exercise of an Option granted under the 2014 Plan in cash, by delivery of shares of Integrys Energy Group common stock which are beneficially owned by the Participant or by a combination of cash and stock, at the election of the Participant. To the extent necessary to avoid adverse accounting implications, the committee may require that any shares of stock tendered by the Participant as payment for shares of Integrys Energy Group common stock purchased upon exercise of an Option have been beneficially owned by the Participant for a period of not less than six months prior to the date of exercise. The committee may also permit payment through a cashless exercise if the committee determines that the particular form of cashless exercise will not result in adverse accounting implications.

Options, which are ISOs, may be exercised no later than three months after termination of employment. The aggregate fair market value of the stock for which an ISO is exercisable for the first time by a Participant during any calendar year under the 2014 Plan or any other plan of Integrys Energy Group or any subsidiary may not exceed $100,000. To the extent the fair market value of the shares of Integrys Energy Group common stock attributable to ISOs first exercisable in any calendar year exceeds $100,000, the excess portion of the ISO will be treated as a nonqualified option.

SARs:

Integrys Energy Group may grant SARs in tandem with Options or separate from any Option granted under the 2014 Plan. SARs entitle the Participant to receive an amount equal to the excess of the closing market price of one share of Integrys Energy Group’s common stock on the date of exercise over the per share grant or option price multiplied by the number of shares in respect of which the Participant exercises the SARs. If the committee grants SARs independent of an Option, the grant price of the SARs will be no less than the closing market price of a share of Integrys Energy Group’s common stock on the date of grant multiplied by the number of shares subject to the SARs. Upon exercise of SARs, Integrys Energy Group generally will pay the Participant in Integrys Energy Group common stock, although the 2014 Plan permits Integrys Energy Group to pay the Participant in cash, Integrys Energy Group common stock or a combination of stock and cash.

In the case of a SAR issued in tandem with an Option, the total number of shares of Integrys Energy Group’s common stock that a Participant may receive upon exercise of a SAR for stock may not exceed the total number of shares subject to the related Option or portion of Option. The total amounts of cash that a Participant may receive upon exercise of a SAR for cash (where an exercise for cash is permitted) may not exceed the closing market price on the date of exercise of the total number of shares subject to the related Option or portion of Option.

With respect to Options issued in tandem with SARs, the right of a Participant to exercise the SAR will be cancelled if and to the extent the Participant exercises the related Option, and the right of a Participant to exercise an Option will be cancelled if and to the extent the Participant exercises the related SAR.

Other Stock-Based Awards:

The committee may from time-to-time grant to such Participants as the committee may select other stock-based awards which may include awards of restricted stock, “stock units,” phantom stock, and options containing terms differing from options otherwise granted pursuant to the 2014 Plan. The committee has authority to determine all terms and conditions of the other stock-based awards including whether the awards will be payable in cash, stock or otherwise, provided that any award that provides for purchase rights with respect to stock shall be priced at no less than fair market value of the stock on the date of grant of the award.

Cash Awards to Participants of Foreign Subsidiaries, Branches or Joint Ventures:

The committee may provide for special terms, including cash payments and other substitutes for the previously described awards under the 2014 Plan for Participants who are foreign nationals or who are employed outside the United States of America to accommodate differences in local law, tax policy or custom.

Conditions to Payment of 2014 Plan Awards:

If a 2014 Plan Participant’s employment terminates for any reason other than death, while any award to the Participant under the Plan is outstanding and the Participant has not received the compensation or stock covered by the award or the full benefit of the award, the Participant, if otherwise entitled thereto, will receive the remaining stock, compensation or benefit only if the Participant continues to make himself or herself available upon request at reasonable times and on a reasonable basis to consult with, supply information to, and otherwise cooperate with Integrys Energy Group or any of its subsidiaries with respect to any matter previously handled by him or her or under his or her supervision and the Participant refrains from engaging in any activity that is directly or indirectly in competition with any activity of Integrys Energy Group or any of its subsidiaries. The committee may waive any forfeiture of 2014 Plan awards if it determines that there has not been and will not be any substantial adverse effect on Integrys Energy Group or any of its subsidiaries.

All rights of a Participant under any award granted under the 2014 Plan will cease as of the date the committee determines that the Participant at any time acted in a manner harmful to Integrys Energy Group or any of its subsidiaries.

The Participant will make arrangements acceptable to the committee for the deposit or withholding of any taxes and other required federal, state or local withholdings prior to distribution of cash, stock or other stock-based awards to any Participant.

Transferability of Awards, Options and SARs:

No Annual Performance Right or Performance Stock Right, or until the expiration of any restriction period, no shares of Integrys Energy Group’s common stock covered by any Final Award may be transferred, pledged, assigned or otherwise disposed of by a Participant except as permitted by the 2014 Plan, without the consent of the committee, other than by will or the laws of descent and distribution. The committee may permit the use of stock included in any Final Award as partial or full payment upon exercise of any Option granted by Integrys Energy Group prior to the expiration of any restriction period relating to the Final Award.

Unless the committee determines otherwise under the 2014 Plan, no Option or SAR or other stock-based award granted under the 2014 Plan may be transferred by a Participant other than by will or the laws of descent and distribution, and during the lifetime of a Participant any Option or SAR or other stock-based award granted under the 2014 Plan to a Participant shall be exercisable only by the Participant or his or her guardian or legal representative.

In no event may an Award, Option, SAR or other stock-based award be transferable for value or consideration.

A Participant may file with Integrys Energy Group a written designation of a beneficiary or beneficiaries under the 2014 Plan subject to any limitations the committee may from time to time prescribe.

Change in Control:

Unless the committee determines otherwise, in the event of a Change in Control, the successor or purchaser in the Change in Control transaction may assume a Plan Award or provide a substitute award with similar terms and conditions, and preserving the same benefits, as the Plan Award it is replacing. In such event, if the Participant is involuntarily terminated from employment for any reason other than cause, as defined in the 2014 Plan (or, in the case of a Participant who has in effect an employment, retention, change in control, severance or similar agreement that provides for “good reason” termination and the Participant, in accordance with such agreement, terminates employment or service for “good reason”) within two years following the date of the Change in Control, then:

•	Any awards of Options or SARs outstanding under the 2014 Plan that are not vested will become fully vested and exercisable;

•

Any other awards outstanding under the 2014 Plan that are not vested will become fully vested if vesting is based solely upon length of employment or in any other case will become fully vested at the Target Level (or if greater, the then projected Final Award) prorated for the portion of the Performance Period then elapsed, any restrictions or other conditions applicable to outstanding 2014 Plan awards will then lapse, and any of those awards will immediately be paid to the Participant.

If the successor or purchaser in the Change in Control transaction does not assume the Plan Awards or issue replacement awards that are effective upon the Change in Control, then immediately prior to the Change in Control:

•

Any awards of Options or SARs outstanding under the 2014 Plan that are not vested will become fully vested and exercisable, or if so determined by the committee, shall be cancelled on the date of the Change in Control in exchange for a cash payment equal to the excess of the Change in Control price of the Stock covered by the Option or Stock Appreciation Right that is so cancelled over the purchase or grant price under the Plan Award (or if the Change in Control price of the Stock covered by the Option or Stock Appreciation Right does not exceed the purchase or grant price of such Stock, under the Option or Stock Appreciation Right, the award shall be cancelled for no consideration);

•

Any other awards outstanding under the 2014 Plan that are not vested will become fully vested if vesting is based solely upon length of employment or in any other case will become fully vested at the Target Level (or if greater, the then projected Final Award) prorated for the portion of the Performance Period then elapsed. Any restrictions or other conditions applicable to outstanding 2014 Plan awards will then lapse, and any of those awards will immediately be paid to the Participant.

Except as otherwise required to comply with Internal Revenue Code Section 409A, Change of Control means the occurrence of any one of the following:

•

Any person (other than an employee benefit plan of Integrys Energy Group or of any subsidiary of Integrys Energy Group and fiduciaries and certain other parties related to any of these plans) becomes the beneficial owner of securities of Integrys Energy Group representing at least 30% of the combined voting power of Integrys Energy Group then outstanding securities;

•

One-half or more of the members of Integrys Energy Group’s board of directors ceases to be a “Continuing Director,” i.e., (i) an individual who was a member of the board on the day following the effective date of the 2014 Plan, (ii) a successor to a Continuing Director who is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on Integrys Energy Group’s board of directors, or (iii) additional directors elected or recommended for membership by a majority of the Continuing Directors then on the board of directors;

•

Completion of any merger, consolidation or reorganization of Integrys Energy Group with any other corporation as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are owned by the former shareholders of Integrys Energy Group other than a shareholder who is an affiliate or associate of any party to such merger, consolidation or reorganization;

•

Completion of any merger of Integrys Energy Group or share exchange involving Integrys Energy Group in which Integrys Energy Group is not the continuing or surviving corporation other than a merger of Integrys Energy Group in which each of the holders of Integrys Energy Group common stock immediately prior to the merger have the same proportional ownership of common stock of the surviving corporation immediately after the merger;

•

Completion of any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Integrys Energy Group to a person other than a wholly owned subsidiary of Integrys Energy Group; or

•	Approval by the shareholders of Integrys Energy Group of any plan or proposal for the liquidation or dissolution of Integrys Energy Group.

Amendment and Termination:

The board of directors of Integrys Energy Group may, from time to time, amend or modify the 2014 Plan or any outstanding award under the 2014 Plan as necessary or desirable to implement Plan Awards or may terminate the 2014 Plan or any provision of the 2014 Plan. No such action of the board, however, without the approval of the shareholders of Integrys Energy Group, may:

•

Increase the total number of shares of Integrys Energy Group common stock with respect to which awards may be granted under the 2014 Plan or increase certain individual limits specified in the 2014 Plan;

•	Extend the terms of the 2014 Plan beyond May 14, 2024;

•

Amend the terms of an outstanding Option or SAR to reduce the exercise price or base price, cancel an Option or SAR in exchange for an Option or SAR having an exercise price or base price that is less than the exercise price or base price of the original Option or SAR, or cancel an Option or SAR with an exercise price or base price above the current fair market value of a share of Integrys Energy Group common stock in exchange for cash or other securities.

Accounting Treatment of Options

In accordance with FASB ASC Topic 718 – Stock Compensation, or any successor thereto, Integrys Energy Group will recognize expense in connection with stock options and other share-based payments under the 2014 Plan.

Federal Income Tax Consequences

The federal income tax consequences described in this section are based on laws and regulations in effect on the date of this proxy statement, and future changes in those laws and regulations may affect the tax consequences described below. No discussion of state income tax treatment has been included.

Nonqualified Stock Options:

Options granted under the 2014 Plan which do not qualify as ISOs will, in general, be subject to the following federal income tax treatment:

•	The grant of a nonqualified option does not give rise to any income tax consequences to either Integrys Energy Group or the Participant.

•

The exercise of a nonqualified option generally results in ordinary taxable income to the Participant in the amount equal to the excess of the fair market value of the shares at the time of exercise over the option price. A deduction from taxable income is allowed to Integrys Energy Group in an amount equal to the amount of ordinary income recognized by the Participant.

•

Upon a subsequent taxable disposition of shares, a Participant recognizes short-term or long-term capital gain (or loss) depending on the holding period, equal to the difference between the amount received and the tax basis of the shares, usually the fair market value at the time of exercise, net of any transaction costs.

Incentive Stock Options:

Options granted under the Plan which constitute ISOs will, in general, be subject to the following federal income tax treatment:

•	The grant of an ISO does not give rise to any income tax consequences to either Integrys Energy Group or the Participant.

•	No deduction is allowed to Integrys Energy Group on a Participant’s exercise of an ISO.

•

A Participant’s exercise of an ISO does not result in ordinary income to the Participant for regular tax purposes, but may result in the imposition of or an increase in alternative minimum tax. If shares acquired upon exercise of an ISO are not disposed of within the same taxable year of the ISO exercise, the excess of the fair market value of the shares at the time the ISO is exercised over the option price is included in the Participant’s computation of alternative minimum taxable income in the year of exercise.

•

If shares acquired upon the exercise of an ISO are disposed of within two years of the date of the option grant, or within one year of the date of the option exercise, the Participant recognizes ordinary taxable income at the time of the disposition to the extent that the fair market value of the shares at the time of exercise exceeds the option price, but not in an amount greater than the excess, if any, of the amount realized on the disposition over the option price. The Participant recognizes capital gain (long-term or short-term depending upon the holding period) at the time of such a disposition to the extent that the amount of proceeds from the sale exceeds the fair market value at the time of the exercise of the ISO. The Participant recognizes capital loss (long-term or short-term depending upon the holding period) at the time of such a disposition to the extent that the fair market value at the time of the exercise of the ISO exceeds the amount of proceeds from the sale. Integrys Energy Group is entitled to a deduction in the taxable year in which the disposition is made in an amount equal to the amount of ordinary income recognized by the Participant.

•

If shares acquired upon the exercise of an ISO are disposed of after the later of two years from the date of the option grant or one year from the date of the option exercise in a taxable transaction, the Participant recognizes a long-term capital gain or loss at the time of the disposition in an amount equal to the difference between the amount realized by the Participant on the disposition and the Participant’s basis in the shares. Integrys Energy Group will not be entitled to any income tax deduction with respect to the ISO.

Stock Appreciation Rights:

Any SAR granted under the 2014 Plan will, in general, be subject to the following federal income tax treatment:

•	The grant of a SAR does not give rise to any income tax consequences to either Integrys Energy Group or the Participant.

•

Upon the exercise of a SAR, the Participant recognizes ordinary income equal to the amount of any cash plus the fair market value of any shares of common stock received. Integrys Energy Group is generally allowed a deduction in an amount equal to the income recognized by the Participant.

Annual Performance Rights and Performance Stock Rights:

Any Annual Performance Right or Performance Stock Right granted under the 2014 Plan will, in general, be subject to the following federal income tax treatment:

•	The grant of an Annual Performance Right or Performance Stock Right does not give rise to any tax consequences to either Integrys Energy Group or the Participant.

•

Upon payment of cash pursuant to an Annual Performance Right, the Participant recognizes ordinary income equal to the amount of the payment and Integrys Energy Group is generally allowed a deduction in an equal amount.

•

Upon the issuance of Integrys Energy Group’s common stock pursuant to a Performance Stock Right, generally the Participant recognizes ordinary income equal to the fair market value of the shares received, or if received subject to certain restrictions, the fair market value of the shares when no longer restricted. The Participant recognizes ordinary income on the receipt of Dividend Equivalents.

•	A deduction from taxable income is allowed to Integrys Energy Group in an amount equal to the amount of ordinary income recognized by the Participant with respect to the Performance Stock Right.

Internal Revenue Code Sections 162(m) and 280G:

Section 162(m) of the Internal Revenue Code limits Integrys Energy Group income tax deduction for compensation paid in any taxable year to certain executive officers to $1 million per individual. Amounts in excess of $1 million are not deductible unless one of several exceptions applies. The committee intends to grant awards under the 2014 Plan that are designed, in most cases and with the specific exception of Other Stock Rights (such as restricted stock) that are subject to time-based vesting, to qualify for one such exception, the performance-based compensation exception. Grants of Options and SARs as well as Annual Performance Rights and Performance Stock Rights can be structured so as to qualify for this exception. Integrys Energy Group does not anticipate that Section 162(m) will have a material impact on its ability to deduct compensation payable under the 2014 Plan, but the committee specifically reserves the right to make awards that are not intended to comply with Section 162(m). Section 280G of the Internal Revenue Code limits Integrys Energy Group income tax deduction in the event there is a change in control of Integrys Energy Group. Accordingly, all or some of the amount which would otherwise be deductible may not be deductible with respect to those Annual Performance Rights, Performance Stock Rights, Options, and SARs that become vested or payable in connection with a change in control of Integrys Energy Group.

Other Disclosures

Market Price of Common Stock:

The closing price of a share of Integrys Energy Group common stock on the NYSE on February 28, 2014 was $57.27.

New Plan Benefits:

The number and amount of awards under the 2014 Plan has yet to be determined. The committee, pursuant to the terms of the 2014 Plan, will determine the number and nature of the 2014 Plan awards. In February 2014, approximately 400 Participants received grants under the 2010 Plan. See “Grants of Plan-Based Awards Table for 2013” for information relating to the Performance Shares, Options, and Other Stock Awards (specifically, restricted stock units) granted to Integrys Energy Group’s Chief Executive Officer, Chief Financial Officer and its three most highly compensated executive officers.

Required Vote:

The affirmative vote of a majority of the votes cast on the proposal by the holders of Integrys Energy Group common stock is required for approval and ratification of the 2014 Plan.

The board of directors recommends a vote “FOR” the approval of the Integrys Energy Group 2014 Omnibus Incentive Compensation Plan. Proxies solicited by the board of directors will be voted “FOR” approval of the Integrys Energy Group 2014 Omnibus Incentive Compensation Plan unless the shareholder has specified otherwise.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee selected Deloitte & Touche LLP, an independent registered public accounting firm, to audit the consolidated financial statements of Integrys Energy Group and its subsidiaries for the year ending December 31, 2014, as well as its internal control over financial reporting as of December 31, 2014, and requests that the shareholders ratify such selection. If shareholders do not ratify the selection of Deloitte & Touche LLP, the audit committee will reconsider the selection.

Audit services provided by Deloitte & Touche LLP in 2013 included the audit of the consolidated financial statements of Integrys Energy Group and its subsidiaries, reviews of interim condensed consolidated financial statements, the audit of Integrys Energy Group’s internal control over financial reporting as of December 31, 2013, and consultations on matters related to accounting and financial reporting.

Deloitte & Touche LLP also provided certain audit-related and nonaudit services to Integrys Energy Group and its subsidiaries during 2013, which were reviewed by the audit committee and are more fully described later in this proxy statement.

Representatives of Deloitte & Touche LLP are expected to attend the annual meeting, where they will be available to respond to questions and, if they desire, to make a statement.

The board of directors recommends a vote “FOR” the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2014. Proxies solicited by the board of directors will be voted “FOR” ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2014 unless the shareholder has specified otherwise.

BOARD COMMITTEES

Leadership Structure

Our board of directors is led by a Chairman, while our management team is led by a Chief Executive Officer (CEO), both positions being elected by our board of directors. Our by-laws and corporate governance guidelines provide our board of directors with the discretion to determine whether to combine or separate the positions of Chairman and CEO. Pursuant to our by-laws, if there is a separate Chairman, that person can be either an Executive Chairman who is employed as an executive officer of our company or can be a Nonexecutive Chairman who is a nonemployee director. Over time, our board of directors has chosen to combine and separate the Chairman and CEO roles at different points in time, based on the circumstances at that point in time.

Our board of directors currently believes it is in the best interests of our company to combine the positions of Chairman and CEO because this provides our company with unified leadership and direction. In addition, our current Chairman and CEO, Charles A. Schrock, has an in-depth knowledge of our business that enables him to effectively set appropriate board agendas and ensure appropriate processes and relationships are established with both management and the board of directors, as our board works to oversee our management and affairs.

Because our Chairman is not an independent director, our independent directors believe it is appropriate to select one independent director to serve as a Lead Independent Director. Pursuant to our current corporate governance guidelines, the Lead Independent Director serves a one-year term and may not serve more than three consecutive terms. Our Lead Independent Director works with our Chairman and CEO and other board members to provide strong, independent oversight of our management and affairs. Among other things, our Lead Independent Director serves as the principal liaison between the Chairman and our independent directors and chairs executive sessions that consist of only our independent directors. A more detailed description of the roles and responsibilities of our Chairman and of the Lead Independent Director is set forth in our corporate governance guidelines available on our website at www.integrysgroup.com/investor, and can be accessed by selecting “Corporate Governance.”

Our current Lead Independent Director is Albert J. Budney, Jr. He was selected by our independent directors to serve one-year terms that commenced in May 2012 and May 2013. Our independent directors have selected Mr. Budney to be our Lead Independent Director effective for an additional one-year term commencing in May 2014, assuming Mr. Budney is re-elected as a director at our 2014 annual meeting.

Risk Oversight Role

Risk oversight is an important function of our board of directors. Our board of directors oversees an enterprise-wide approach to risk management that our management team has designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance, minimize our overall risk profile, and enhance shareholder value. Our board of directors recognizes that a fundamental part of risk oversight is not only understanding the risks we face and what steps our management team is taking to manage those risks, but also conferring with management as to what level of risk is appropriate for our businesses. The involvement of our full board of directors in setting our business strategy is a key part of assessing what constitutes an appropriate level of risk for our businesses. Selected members of our full board of directors (including the Lead Independent Director and the chairs of each committee) also participate in our annual enterprise risk management assessment, which is facilitated by our management team. In this process, risk is assessed throughout our businesses. Our management team assesses and prioritizes the risks identified during our annual assessment process, and these risks are then factored into our overall strategic business planning process that is reviewed with our board of directors.

While our board of directors has overall responsibility for risk oversight, the board’s various committees assist the board in carrying out the board’s responsibility for risk oversight. In particular, the audit committee, which has specific responsibility for risk oversight related to financial reporting, also has the primary role of assisting our board of directors by ensuring that we have an appropriate overall risk oversight process. Each quarter, our management team refreshes and reassesses the status of the identified risks, including efforts taken to mitigate the risks. Our management team provides an enterprise-wide risk report on a quarterly basis to the audit committee, at which time the audit committee reviews the enterprise-wide risk report and inquires about management’s mitigation efforts. The audit committee provides regular reports after these committee meetings to the full board of directors to ensure that the full board receives regular updates related to their risk oversight role. Additionally, on an annual basis, our management team directly provides the full board of directors with a report on the enterprise-wide risk management process and the status of management’s efforts to mitigate the identified risks.

In addition to the lead role that the audit committee plays in assisting the board of directors in its risk oversight function, our other board committees are also involved in providing risk oversight as appropriate. For example:

•

Our compensation committee regularly reviews identified risk areas related to our executive compensation programs and also conducts an annual risk assessment of our compensation programs for all of our employees to ensure that our programs do not encourage excessive risk-taking;

•	Our environmental and safety committee regularly reviews environmental and safety-related compliance and related risk areas;

•

Our financial committee regularly reviews our financial plans and liquidity, including the amount and form of our capital financings, and also provides oversight of a detailed risk policy that covers our commodity hedging and trading programs; and

•	Our governance committee provides oversight over our ethics policy to ensure that the appropriate “tone at the top” is being provided.

To facilitate the oversight role of these committees, our management team provides status reports on various risk areas identified during the annual enterprise-wide risk assessment process to either the full board of directors or the various committees throughout the year.

Committee Membership

The following table lists the committees of our board of directors, their members as of December 31, 2013, and the number of meetings held in 2013:

2013 Committees of Board of Directors
Director	Board of Directors	Audit		Compensation		Environmental and Safety		Financial		Governance
William J. Brodsky	X			X				X
Albert J. Budney, Jr., Lead Independent Director	X
Ellen Carnahan	X	X				X
Michelle L. Collins	X	X								X	*
Kathryn M. Hasselblad-Pascale	X			X		X	*
John W. Higgins	X			X	*					X
Paul W. Jones	X	X						X	*
Holly Keller Koeppel	X					X				X
Michael E. Lavin	X	X	*	X
William F. Protz, Jr.	X					X		X
Charles A. Schrock, Chairman	X
Number of Meetings in 2013	6	8		5		4		5		5

*	Denotes chair of committee.

In 2013, all directors attended more than 75% of the aggregate number of all board of directors meetings and their assigned committee meetings. Under our corporate governance guidelines, all directors are expected to attend the annual meeting of shareholders.

As Chairman, Mr. Schrock presides at all meetings of the board of directors, except during executive sessions of the nonmanagement directors. Executive sessions of nonmanagement directors (without management present) are held at each regularly scheduled board of directors meeting, with the Lead Independent Director presiding during each executive session. Any shareholder or interested party wishing to communicate with the Lead Independent Director may contact him by sending a written communication, addressed to the Lead Independent Director, in care of Integrys Energy Group, Inc., Attention: Secretary, 200 East Randolph Street, Chicago, Illinois 60601. The Secretary will ensure that this communication (assuming it is properly addressed to the Lead Independent Director) is delivered to the Lead Independent Director. However, commercial advertisements or other forms of solicitation will not be forwarded.

Audit Committee

On December 31, 2013, the audit committee consisted of four independent directors as follows: Ellen Carnahan, Michelle L. Collins, Paul W. Jones, and Michael E. Lavin – Chair.

The board of directors has determined that all members are financially literate pursuant to NYSE requirements and that Ms. Collins, Mr. Jones and Mr. Lavin meet the audit committee financial expert requirements as defined by the SEC. Ms. Carnahan currently serves on the audit committee of The JNL Funds, a registered investment fund. Ms. Collins currently serves on the audit committee of Columbia Acorn Trust and Wanger Advisors Trust, both registered investment funds, and she also served on the Audit Committee of Molex, Inc., until December 2013. Mr. Lavin served on the audit committee of Tellabs, Inc., until December 2013.

Integrys Energy Group’s securities are listed on the NYSE and are governed by its listing standards. All members of the audit committee meet the independence standards of the NYSE and Section 10A-3 under the Securities Exchange Act of 1934. In compliance with NYSE listing standards, in 2013 the audit committee received an annual report of the independent auditors regarding their internal quality control procedures, material issues raised from quality control reviews, and government inquiries and relationships between the firm and Integrys Energy Group.

The audit committee is directly responsible for the selection, compensation, and oversight of Deloitte & Touche LLP as its independent registered public accounting firm. Deloitte & Touche LLP reports directly to the audit committee. The audit committee is responsible for overseeing the resolution of any disagreements between Deloitte & Touche LLP and management. A written charter defining the responsibilities of the audit committee has been adopted and is reviewed annually.

The information contained in this proxy statement with respect to the audit committee charter shall not be deemed to be “soliciting material” or deemed to be filed with the SEC or subject to Regulation 14A of the Securities Exchange Act of 1934, as amended, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically requested by Integrys Energy Group or incorporated by reference in documents otherwise filed.

Principal Fees and Services Paid to Independent Registered Public Accounting Firm

The following is a summary of the fees billed to Integrys Energy Group by Deloitte & Touche LLP for professional services performed for 2013 and 2012:

Fees	2013	2012
Audit Fees (a)	$3,713,450	$3,569,250
Audit Related Fees (b)	544,100	368,200
Tax Fees (c)	0	21,591
All Other Fees (d)	22,365	13,365
Total Fees	$4,279,915	$3,972,406

(a)	Audit Fees. Consists of aggregate fees billed to Integrys Energy Group and its subsidiaries for professional services rendered for the audits of the annual consolidated financial statements, reviews of the interim condensed consolidated financial statements included in quarterly reports and audits of the effectiveness of internal control over financial reporting of Integrys Energy Group and its subsidiaries. Audit fees also include services that are normally provided in connection with statutory and regulatory filings or engagements, including comfort letters, consents and other services related to SEC matters, and consultations arising during the course of the audits and reviews concerning financial accounting and reporting standards.

(b)	Audit Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the consolidated financial statements or internal control over financial reporting and are not reported under “Audit Fees.” These services include employee benefit plan audits, accounting consultations in connection with potential transactions, due diligence projects, consultations concerning financial accounting and reporting standards, and examinations of forecasted financial statements in connection with rate filings.

(c)	Tax Fees. Consists of fees billed for professional services rendered for tax compliance.

(d)	All Other Fees. Consists of other fees billed to Integrys Energy Group and its subsidiaries for products and services other than the services reported above. These other services primarily consist of training and subscription services. These services have been deemed to be permissible nonattest services and preapproval was obtained from the audit committee.

In considering the nature of the services provided by the independent registered public accounting firm, the audit committee determined that such services are compatible with the provision of independent audit services. The audit committee discussed these services with the independent registered public accounting firm and Integrys Energy Group’s management and determined that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as those of the American Institute of Certified Public Accountants. The audit committee has approved in advance 100% of the services described in the table above under “Audit Fees,” “Audit Related Fees,” “Tax Fees,” and “All Other Fees” in accordance with its preapproval policy.

Policy on Audit Committee Preapproval of Audit and Permissible Nonaudit Services of Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation, and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy regarding the preapproval of all audit and permissible nonaudit services provided by the independent registered public accounting firm.

The audit committee will annually preapprove a list of select services and a maximum fee per engagement for these services that would not require management to obtain specific approval from the committee on an individual basis. Other services (not on the pre-approved list or individual engagements for services on the preapproved list that exceed the dollar limit) would require additional approval of the audit committee. If preapproval is necessary between audit committee meetings, the audit committee chair or his designated alternate may provide approval. The audit committee may specifically delegate its preapproval authority to the chair and any audit committee member designated as an alternate. Approvals provided by any member to whom authority is delegated must be presented to the full audit committee at its next scheduled meeting.

Integrys Energy Group’s external auditors are absolutely prohibited from performing certain nonaudit services, including:

•	Bookkeeping or other services related to the accounting records or financial statements;

•	Financial information systems design and implementation;

•	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

•	Actuarial services;

•	Internal audit outsourcing services;

•	Management functions or human resources;

•	Broker-dealer, investment advisor, or investment banking services;

•	Legal and expert services unrelated to the audit; and

•	Other services the Public Company Accounting Oversight Board chooses to prohibit.

In addition, Integrys Energy Group has a written policy addressing the hiring of current or former employees of the independent registered public accounting firm. This policy restricts the hiring of current or former employees of the independent registered public accounting firm in certain situations. The policy also requires consultation with the controller, legal counsel, and the independent registered public accounting firm to ensure compliance with SEC rules. Pursuant to the policy, the Chief Financial Officer must approve any offer of employment.

Compensation Committee

On December 31, 2013, the compensation committee consisted of four independent directors as follows: William J. Brodsky, Kathryn M. Hasselblad-Pascale, John W. Higgins – Chair, and Michael E. Lavin. Each member of the compensation committee meets the independence requirements as defined in the NYSE listing standards.

The compensation committee evaluates the performance of the CEO, defines and establishes executive compensation strategy for Integrys Energy Group, and recommends to the board of directors compensation, bonuses, and benefits for the CEO, executive officers and certain other officers as determined from time to time. A written charter defining the responsibilities of the compensation committee has been adopted.

Environmental and Safety Committee

On December 31, 2013, the environmental and safety committee consisted of four independent directors as follows: Ellen Carnahan, Kathryn M. Hasselblad-Pascale – Chair, Holly Keller Koeppel, and William F. Protz, Jr.

The environmental and safety committee reviews the environmental and safety strategy, performance, and compliance plans of Integrys Energy Group and the related management systems that are used to ensure compliance with environmental and safety regulations and stewardship. A written charter defining the responsibilities of the environmental and safety committee has been adopted, which requires this committee to consist of at least three independent directors.

Financial Committee

On December 31, 2013, the financial committee consisted of three independent directors as follows: William J. Brodsky, Paul W. Jones – Chair, and William F. Protz, Jr.

The financial committee acts in an advisory and consulting capacity to management regarding capitalization, dividend and investment policies, and other financial matters. The financial committee also provides assistance to the board of directors relating to financing strategy, financial policies, and the financial condition of Integrys Energy Group. A written charter defining the responsibilities of the financial committee has been adopted, which requires this committee to consist of at least three independent directors.

Governance Committee

On December 31, 2013, the governance committee consisted of three independent directors as follows: Michelle L. Collins – Chair, John W. Higgins, and Holly Keller Koeppel. Each individual met the independence requirements as defined in the NYSE listing standards.

The governance committee provides oversight on the broad range of issues surrounding composition, operation, and compensation of the board of directors; identifying and recommending individuals qualified to become board members and recommending corporate governance guidelines for Integrys Energy Group to the board of directors. A written charter defining the responsibilities of the governance committee has been adopted.

The governance committee will consider individuals recommended by shareholders for nomination as a director. Recommendations for consideration by the governance committee should be sent to Integrys Energy Group, Inc., Attention: Secretary, 200 East Randolph Street, Chicago, Illinois 60601, together with appropriate biographical information concerning each proposed nominee. As provided in our by-laws, any proposed nominees and appropriate biographical information must be submitted to the Secretary between January 15, 2015, and February 14, 2015, for consideration at our 2015 annual meeting. For more detailed information regarding the process to submit an individual for consideration as a director nominee and the qualifications necessary to become a director of Integrys Energy Group, shareholders should review our by-laws, corporate governance guidelines, and the governance committee charter.

In identifying potential nominees and determining which nominees to recommend to the board of directors, the governance committee may retain the services of a professional search firm or other third-party advisor. In connection with each vacancy, the governance committee will develop a specific set of characteristics for the vacant director position. The governance committee will look at nominees it identifies and any nominees identified by shareholders on an equal basis using these characteristics and the general criteria identified below.

The governance committee selects nominees on the basis of knowledge, experience, skills, expertise, diversity, personal, and professional integrity, business judgment, time availability in light of other commitments, absence of conflicts of interest, and such other relevant factors that the governance committee considers appropriate in the context of the needs of the board of directors at that time. At a minimum, each director nominee must have displayed the highest personal and professional ethics, integrity, values, and sound business judgment. In considering the diversity of a candidate, the governance committee considers a variety of factors including but not limited to age, gender, ethnicity, experience and background. When considering nominees, the governance committee seeks to ensure that the board of directors as a whole possesses, and individual members possess, at least one of the following competencies: (1) accounting and finance, (2) business judgment, (3) management, (4) industry knowledge, (5) leadership, and (6) strategy and vision. In addition, the governance committee ensures that at least one director has the requisite experience and expertise to be designated as an “audit committee financial expert” as defined by the SEC. The governance committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee. In screening director nominees, the governance committee will review potential conflicts of interest, including interlocking directorships and substantial business, civic, and social relationships with other members of the board of directors or management that could impair the prospective nominee’s ability to act independently.

AVAILABLE CORPORATE GOVERNANCE INFORMATION

Our articles of incorporation, by-laws, code of conduct, corporate governance guidelines, and charters of all current board committees are available in the “Corporate Governance” section of our website at www.integrysgroup.com/investor.

OWNERSHIP OF VOTING SECURITIES

Beneficial Ownership

The following table indicates the shares of our common stock and stock options beneficially owned by our directors, nominees and executive officers as of March 1, 2014. None of the persons listed beneficially owns shares of any other class of our equity securities. Each director or officer has sole voting and investment power with respect to the shares reported, unless otherwise noted. No voting or investment power exists related to the stock options reported until exercised.

	Amount and Nature of Shares Beneficially Owned March 1, 2014
Name and Title	Aggregate Number of Shares Beneficially Owned (1)		Number of Shares Subject to Stock Options	Percent of Shares
William J. Brodsky, Director	37,848	(2)	0	*
Albert J. Budney, Jr., Director	22,375	(3)	0	*
Ellen Carnahan, Director	30,005		0	*
Michelle L. Collins, Director	7,130		0	*
Kathryn M. Hasselblad-Pascale, Director	32,701	(4)	0	*
John W. Higgins, Director	12,216		0	*
Paul W. Jones, Director	5,570		0	*
Holly Keller Koeppel, Director	4,039		0	*
Michael E. Lavin, Director	17,594		0	*
William F. Protz, Jr., Director	190,718	(5)	0	*
Charles A. Schrock, Chairman and Chief Executive Officer	499,042		363,503	*
James F. Schott, Vice President and Chief Financial Officer	50,340	(6)	41,206	*
Lawrence T. Borgard, President and Chief Operating Officer	160,011		123,200	*
Phillip M. Mikulsky, Executive Vice President – Corporate Initiatives and Chief Security Officer	64,197		21,853	*
Mark A. Radtke, Executive Vice President – Shared Services and Chief Strategy Officer	106,785		48,142	*
All 20 directors and executive officers as a group	1,455,890	(7)	742,286	1.82%

*	Less than 1% of Integrys Energy Group outstanding shares of common stock.

(1)	Aggregate number of shares beneficially owned includes:

a)	shares and share equivalents of common stock held in the Integrys Energy Group Employee Stock Ownership Plan and the Integrys Energy Group, Inc. Deferred Compensation Trust;

b)	stock options exercisable within 60 days of March 1, 2014;

c)	restricted stock units vested within 60 days of March 1, 2014; and

d)	performance shares paid out within 60 days of March 1, 2014.

(2)	Includes 186 shares held in the Misty Jo Limited Partnership investment account.

(3)	Includes 800 shares owned by spouse.

(4)	Includes 3,531 shares owned by spouse and 487 shares inherited from an IRA as beneficiary of P. Hasselblad.

(5)

Includes 103,841 shares held in two trusts for which Mr. Protz is the trustee and in which his spouse is a 1/16th beneficiary. As trustee, Mr. Protz controls the voting of the shares and can direct the trust to sell or retain the shares. Also includes 45,031 shares owned by his spouse.

(6)	Includes 578 shares owned by spouse.

(7)	Includes 154,047 shares held by spouses or in trusts.

The following table provides information as of December 31, 2013, regarding beneficial ownership by the only persons known to us to own more than 5% of our common stock. The beneficial ownership set forth below has been reported on Schedule 13G filings with the SEC by the beneficial owners.

	Voting Power		Investment Power
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate Number of Shares Beneficially Owned	Percent of Shares
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	7,268,802	0	7,940,354	0	7,940,354	9.9%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	206,108	0	5,459,863	121,108	5,580,971	7.0%

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors, and persons who beneficially own more than 10% of our common stock to file reports of changes in ownership of our common stock with the SEC within 2 business days following such change. We have reviewed statements of beneficial ownership furnished to us and written representations made by our executive officers and directors. Based solely on this review, we believe that our executive officers and directors timely filed all reports they were required to file under Section 16(a) in 2013 except for Linda M. Kallas, Vice President and Controller, who reported one transaction late.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2013, regarding total shares subject to outstanding stock options and rights and total additional shares available for issuance under our existing equity compensation plans.

Plan Type	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	2,405,597 (1)	$50.93	1,741,009
Equity Compensation Plans Not Approved by Security Holders	Not Applicable	Not Applicable	Not Applicable
Total	2,405,597	$50.93	1,741,009

(1)	Includes 284,653 target performance shares and 570,570 restricted stock units under the Integrys Energy Group, Inc. 2010 Omnibus Incentive Plan that are not taken into account in calculating the weighted average exercise price reflected in column (b).

As of March 1, 2014, there were 1,814,706 stock options outstanding for Integrys Energy Group common stock (with a weighted-average exercise price of $51.56 and weighted average remaining life of 6.64 years). In addition, as of March 1, 2014, there were 305,579 target performance share awards outstanding and 589,075 shares issuable upon vesting of all outstanding restricted stock units. As of March 1, 2014, approximately 1,375,199 shares remain available for issuance under the Integrys Energy Group, Inc. 2010 Omnibus Incentive Compensation Plan, all of which could be granted as awards of stock options, stock appreciation rights, performance stock rights, restricted stock or other stock-based awards. The Integrys Energy Group, Inc. 2010 Omnibus Incentive Compensation Plan is the only existing plan under which future grants may be made. The Integrys Energy Group, Inc. Deferred Compensation Plan is not included in the Equity Compensation Plan table above because this plan is a noncompensatory plan under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 – Stock Compensation. If the Integrys Energy Group 2014 Omnibus Incentive Compensation Plan is approved, no further grants will be made under the Integrys Energy Group 2010 Omnibus Incentive Compensation Plan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We are providing a thorough discussion and analysis of our executive compensation program to our shareholders so that they will continue to have confidence in the integrity and design of our executive compensation program. As stated on page 15 in this proxy statement, our shareholders are being asked to approve a nonbinding advisory resolution related to our executive compensation program. We encourage our shareholders to review the summary of our executive compensation program on page 15 that accompanies the advisory vote item. In addition, the discussion below and the executive compensation tables that follow provide more detailed information related to our executive compensation program.

We believe that our executive compensation program appropriately aligns pay with performance and plays a key role in achieving our business goals and creating shareholder value as well as supporting our values and beliefs.

All important aspects of our executive compensation program are discussed below, including our overall compensation philosophy, pay for performance, and how our board of directors’ compensation committee (which is comprised of independent directors) establishes and administers our executive compensation program. Our discussion and analysis focuses on each of the key components of our executive compensation program during 2013 for the following named executive officers:

•	Charles A. Schrock, Chairman and Chief Executive Officer (CEO)

•	James F. Schott, Vice President and Chief Financial Officer (CFO)

•	Lawrence T. Borgard, President and Chief Operating Officer

•	Phillip M. Mikulsky, Executive Vice President – Corporate Initiatives and Chief Security Officer

•	Mark A. Radtke, Executive Vice President – Shared Services and Chief Strategy Officer

•	Joseph P. O’Leary, Senior Vice President (until his retirement on June 30, 2013)

Compensation Philosophy and Objectives

In designing and administering our executive compensation program, the compensation committee is guided by an overall philosophy that emphasizes pay for performance and includes the following key objectives:

•

Reward executive performance consistent with our business objectives, including operational effectiveness and financial results, which in turn should create value for our shareholders, and reduce the need for, or the size of, rate increases for our utility customers;

•

Align executive efforts with our core values of integrity, innovation, safety, collaboration, respect for employees, service to customers, value creation for our shareholders and support for the communities we serve;

•	Attract, retain, motivate, and develop a highly qualified executive staff;

•

Provide a mix of fixed and variable pay, as well as a mix of short-term and long-term incentives to appropriately balance executive focus on short-term and long-term goals and avoid excessive risk-taking; and

•	Provide a mechanism for executives to have a stake in the company through stock ownership.

These objectives are embedded in the design of our executive compensation program in a way that we believe rewards performance, reinforces the right behaviors, and contributes to short-term and long-term positive financial performance. They also help us attract and retain highly qualified executives who are committed to the long-term success of the company and value creation for our shareholders.

We implement our executive compensation philosophy through the following programs:

Compensation	Program	Objectives Achieved	Fiscal 2013 Actions
Annual Cash Compensation	Base Salary	• Market-Competitive Compensation (targeted at 50th percentile) to Attract Highly Qualified Executives	• 2.6% general wage increase for named executive officers (NEOs) other than Mr. Schott, who received a 46% increase due to his promotion to CFO effective January 1, 2013.

Short-Term Incentive Plan with goals based on:

• Financial metrics of Diluted Earnings Per Share (EPS) – Adjusted – 70% weighting

• Nonfinancial metrics such as safety, customer satisfaction, and environmental impact – 30% weighting

• Reward for Company Performance • Market-Competitive Compensation to Attract Highly Qualified Executives • Shareholder Alignment

• Financial metric derived from earnings per share instead of consolidated net income.

• Target annual incentive opportunity unchanged for all NEOs, other than Mr. Schott, whose target annual incentive opportunity was raised from 45% to 50% due to his promotion to CFO effective January 1, 2013.

Long-Term Incentive Compensation	Long-Term Incentive Plan with three award types: • Performance Shares tied to Total Shareholder Return – 60% weighting • Stock Options – 20% weighting • Restricted Stock Units – 20% weighting	• Reward for Company Performance • Market-Competitive Compensation to Attract Highly Qualified Executives • Retention • Shareholder Alignment

• Long-term incentive opportunity unchanged for all NEOs other than Mr. Schott, whose target long-term incentive opportunity was raised from 75% to 110% due to his promotion to CFO effective January 1, 2013.

Benefits	Retirement/Health, Welfare, and Other Benefits	• Market-Competitive Compensation to Attract Highly Qualified Executives • Retention	• Unchanged from prior year.

In addition to these compensation programs, we have a change in control program for our executive officers. Our change in control program incorporates “double triggers,” which provide executive officers compensation if there is a change in control and the executive officer is either terminated without cause or the executive leaves for “good reason,” as defined in our program documentation. We believe our change in control program helps us retain talented executives who actively seek to maximize shareholder value, even if it means pursuing a transaction that might result in their termination.

Overview of 2013 Business Results and Performance-Based Compensation

Overall, business conditions for 2013 remained challenging. Similar to 2012, in which most of our executives received a 3% increase in base pay, our compensation committee approved a base pay increase of 2.6% for 2013 for all but one of our named executive officers to ensure base pay remained market competitive. One named executive officer received a larger increase of 46% as a result of his promotion to CFO, to ensure base pay was closer to market median for his new position.

Most of the short-term incentive compensation for our named executive officers is tied to financial performance, with 70% of the incentive tied to the Diluted EPS – Adjusted measure for all of our named executive officers. As reflected below, the Diluted EPS – Adjusted measure was between target and superior and resulted in a between target and superior payout for that portion of the award:

Overall, our performance on nonfinancial measures, which comprise 30% of the short-term incentive target for all of our named executive officers, was mixed, with more favorable environmental and customer satisfaction results than in previous years. Additional information regarding our nonfinancial measures can be found below under the heading “Key Components of our Executive Compensation Program – Short-Term Incentive Compensation.”

For the February 2011 performance share grant (performance for the three-year period ending December 31, 2013), which represents 60% of the target long-term incentive opportunity for all of our named executive officers, our Total Shareholder Return (TSR) ranked at the 24th percentile relative to the performance share comparator group. As a result, our named executive officers earned 0% of the target award under the terms of the plan related to the 2011-2013 performance period.

Executive short-term incentive payouts have improved over the three years preceding 2013, with average payout percentages based on a targeted incentive for our named executive officers of 85.97% in 2010, 67.01% in 2011, and 28.27% in 2012. Performance share payouts for the multi-year cycles ending in 2010, 2011, and 2012 were 124%, 74%, and 130% of target payouts based on relative TSR performance.

On June 30, 2013, Mr. O’Leary, who served as Senior Vice President, retired from the company. Prior to 2013, Mr. O’Leary also served as our Chief Financial Officer. As reflected below under the heading “Summary Compensation Table for 2013,” Mr. O’Leary was provided with a prorated (50%) annual incentive payout based on our performance during the year. In addition, Mr. O’Leary was granted long-term incentive awards in February 2013. The values shown below under the heading “Summary Compensation Table for 2013” reflect the full value of the awards; however, Mr. O’Leary is eligible for only 50% of the awards as a result of his retirement on June 30, 2013.

Outlook for our 2014 Executive Compensation Program

We expect that we will need to continue to work diligently to achieve our business goals in 2014. We have worked to ensure that our executive compensation program remains consistent with our compensation philosophy and is structured to help us achieve our goals. In developing compensation plans for fiscal year 2014, the compensation committee considered the positive “say on pay” vote of our shareholders at our 2013 annual meeting of shareholders. Taking into consideration the results of the shareholder vote, and as we further describe in this Compensation Discussion and Analysis, the compensation committee has kept in place for 2014 similar executive compensation program components as were disclosed in our 2013 proxy statement.

The compensation committee will continue to regularly review our executive compensation program throughout 2014, including monitoring rule-making developments related to the 2010 Dodd-Frank financial reform legislation.

Role of the Compensation Committee and Advisors to the Committee

Purpose and Membership in 2013

The compensation committee of the board of directors has the authority to set policy for our executive compensation program, and to establish and administer the executive compensation program for the company and its subsidiaries consistent with our compensation philosophy. For the majority of 2013, the compensation committee consisted of:

•	William J. Brodsky

•	Kathryn M. Hasselblad-Pascale

•	John W. Higgins, Chair

•	Michael E. Lavin

Decision-Making Process

The compensation committee generally adheres to objective criteria and a structured method of determining compensation, with discretionary decision-making in limited circumstances. Compensation decisions made by the compensation committee rely on market trends and performance at the corporate, business unit, and individual levels. The compensation committee also may review the compensation history of the named executive officers, but it is only a minor factor in setting future compensation for our named executive officers. The compensation committee reserves the right to modify or discontinue elements of the executive compensation program, and to revise compensation levels after considering qualitative and quantitative facts and circumstances surrounding actual or projected financial results, individual performance, market trends, as well as its view of the appropriate balance among base salary, annual short-term incentive compensation, long-term incentive compensation, and other benefits.

Use of Independent Compensation Consultant

The compensation committee engages an independent compensation consultant to evaluate executive compensation, to discuss general compensation trends, to provide competitive market data, and to assist our human resources department and our CEO in developing recommendations to present to the compensation committee. The compensation consultant provides the compensation committee with advice, consultation, and market information on a regular basis throughout the year. Only the compensation committee has the authority to continue or discontinue its relationship with the compensation consultant. In this regard, the compensation committee maintains frequent contact with the compensation consultant and regularly reviews the independence of and the performance of the consultant.

For 2013, the compensation committee engaged Exequity LLP as its independent executive compensation consultant. Exequity does not provide any other consulting services to the company, and the compensation committee has affirmatively determined that Exequity’s services have not raised any conflicts of interest.

Although the compensation committee’s compensation consultant provides a review of market data for consideration by the compensation committee in setting senior executive compensation levels and programs (including compensation levels and programs for our named executive officers), the compensation committee’s compensation consultant generally does not make specific recommendations on individual compensation amounts for our named executive officers, nor does the consultant determine the amount or form of executive compensation. Decisions on senior executive compensation levels and programs are recommended and/or made by the compensation committee, with approval as appropriate from the board of directors. The compensation committee and the full board of directors approve the use of all equity grants for executives as well as nonexecutives.

In performing its duties, the committee’s compensation consultant is instructed to perform independent research based on competitive market data of similarly sized companies in the utility/energy services industry and in the broader general industry. The committee’s compensation consultant uses both proprietary compensation surveys and the consultant’s knowledge of industry practices in its research. For 2013, the compensation committee’s compensation consultant assisted the compensation committee by providing a competitive compensation analysis of the company’s executive positions, an analysis of pay for performance, an overview of compensation trends and proposed legislation, a review of peer company executive benefits and perquisites, and reviews of various incentive plan practices.

Management’s Advisory Role

During meetings of the compensation committee, the CEO and certain other officers may be present when executive compensation considerations are discussed by the compensation committee. The Vice President – Human Resources and the CEO typically provide information and recommendations to the compensation committee for their consideration. Specifically, the CEO serves in an advisory role to the compensation committee regarding executive compensation for the named executive officers, other than himself. This includes discussion of executive performance (as described below in this section under the heading “Executive Performance”). In addition, the CEO participates in discussions on short-term incentive measures and performance levels for the company as a whole and for the named executive officers as a group, some of which may apply to the CEO’s short-term compensation. Although the CEO’s recommendations are given significant weight by the compensation committee, the compensation committee remains responsible for all decisions on compensation levels for the named executive officers as well as our executive compensation policies and programs. In fulfilling its responsibilities related to executive compensation, the compensation committee meets in executive session without management at each of its meetings and also meets in executive session at least annually with the compensation consultant.

The CEO provides the compensation committee with an assessment of his own performance during the year. However, the CEO does not make recommendations with regard to his own pay and is not present when his own compensation is considered. Rather, such discussions occur in executive session with the compensation committee’s compensation consultant present and no management team members present.

In the CEO’s advisory role to the compensation committee, he does not have the authority to call a meeting of the compensation committee.

Setting Compensation Levels

Benchmarking

Our objective is to use competitive market data to establish the total compensation target at or near the median level of a utility/energy industry peer group. This competitive market data is used to determine the compensation levels for the named executive officers and the key elements of their compensation. The compensation committee generally adheres to objective criteria and a structured method of determining compensation. To determine base salaries and equity grants for the named executive officers, the compensation committee relies primarily on median competitive market data. Occasionally the compensation committee may make minor adjustments to a named executive officer’s compensation based on individual performance as discussed below in this section under the heading “Executive Performance.” To the extent that base salaries and equity grants vary by professional role in the marketplace, the base salaries and equity grants of the named executive officers will vary, sometimes significantly. These variations are supported by the competitive market data reviewed and provided by the independent compensation consultant.

For example, consistent with the level of responsibility and the executive compensation practices of the companies in the market data discussed below, CEOs typically earned significantly more in base salary, annual incentive, and long-term incentive equity grants than other named executive officers. This resulted in our CEO being eligible to receive a higher percentage of base salary in annual and long-term incentives than our other named executive officers.

The compensation committee uses information from its compensation survey and performance peer groups, as well as other market data that it deems appropriate, to ensure that our executive compensation program will achieve its desired goals. For the purposes of reviewing and setting compensation for 2013, the compensation committee used a utility/energy industry peer group developed by its independent outside compensation consultant to review competitive market data. The utility/energy industry peer group is reviewed annually and adjusted if necessary, to reflect changes such as acquisitions of peer companies. The objective is to develop a peer group that corresponds with our size and scope in the utility/energy industry. For 2013, the utility/energy industry peer group was comprised of the following companies:

AGL Resources Inc.	OGE Energy Corp
Alliant Energy Corporation	Pepco Holdings, Inc.
Ameren Corporation	Pinnacle West Capital Corporation
Atmos Energy Corporation	PNM Resources, Inc.
Avista Corporation	Portland General Electric Company
Black Hills Corporation	SCANA Corporation
CenterPoint Energy, Inc.	TECO Energy, Inc.
CMS Energy Corporation	UGI Corporation
DTE Energy Company	Vectren Corporation
MDU Resources Group, Inc.	Westar Energy, Inc.
Northeast Utilities System	Wisconsin Energy Corporation
NorthWestern Corporation	Xcel Energy Inc.
NV Energy, Inc.

With respect to the utility/energy industry peer group, we generally review only aggregate data (i.e., 25th, 50th, and 75th percentiles) and do not review data specific to an individual company. We intend to continue our strategy of compensating our named executive officers at market-competitive levels, with an opportunity to earn above-median compensation for above-market performance or, in the alternative, to earn less than market for below-market performance. This is achieved through programs that emphasize performance-based incentive compensation in the form of cash and equity-based awards. To that end, total executive compensation for our named executive officers is tied directly to performance and is structured to ensure that, due to the nature of our business, executive focus is appropriately balanced between short-term and long-term performance, so that shareholder value can be maximized with appropriate focus on risk management.

Based on our analysis, we believe that the total compensation paid or awarded to our named executive officers during 2013 was consistent with our financial and operational performance and the individual performance of each of our named executive officers. We also believe that the total compensation was reasonable and is consistent with our compensation philosophies as described above.

Executive Performance

The compensation committee reviews each named executive officer’s individual performance, other than the CEO’s, with the CEO in setting the named executive officer’s compensation levels. Short-term incentive payouts are typically based on company performance results, and not on individual performance. For those compensation components where individual performance is a consideration, individual performance is considered and may result in adjustments to compensation levels.

As part of assessing named executive officers’ individual performance each year, the compensation committee considers information provided by the CEO regarding the named executive officers (other than himself) throughout the year. The primary assessment of named executive officer performance normally occurs during an executive session at the compensation committee’s December meeting. During this session, the CEO reviews the individual performance of the other named executive officers. Our CEO summarizes information to be included in the annual performance review that is provided to each named executive officer. The annual performance review for each named executive officer reflects an assessment of how well the named executive officer fulfilled his or her executive responsibilities, achieved assigned goals, and demonstrated core competencies. Core competencies include, but are not necessarily limited to, facilitating and managing change, building and sustaining relationships, leading a successful team, coaching, motivating and developing others, strategic leadership, and business acumen. In addition to summarizing the individual performance of a named executive officer as reflected in the officer’s annual performance review, our CEO also reviews with the compensation committee, as appropriate, the named executive officer’s contributions to (1) our financial and operational results, (2) achievement of our customer service goals, (3) advancing our core values, (4) developing leaders, and (5) succession planning.

The compensation committee in conjunction with the Lead Independent Director also reviews and discusses the CEO’s annual performance in executive session at its December meeting, and periodically throughout the year as needed. During these discussions, the CEO is not present but does provide the compensation committee with an assessment of his own performance during the year. The compensation committee’s determination as to the CEO’s individual performance is reviewed by the full board of directors. The CEO is also excused from the discussion that the board of directors has regarding the CEO’s performance, although the board of directors does review its conclusions with the CEO.

Consideration of Risks Associated with Our Executive Compensation Program

In formulating and evaluating material elements of compensation available to our named executive officers, the compensation committee takes into consideration whether any such programs may encourage our named executive officers to take excessive risks. As part of these considerations and consistent with its compensation philosophy, the compensation committee is determined to formulate annual and long-term incentive compensation programs that do not encourage excessive risk taking as an inherent part of the applicable plan design. The compensation committee believes that our current annual and long-term incentive programs discourage excessive risk taking by our named executive officers, in that:

•	Significant compensation elements under both plans include stock-based compensation with multiple-year vesting periods along with stock-ownership guidelines;

•

The financial metrics utilized are based on earnings per share, focusing on continuing business operations with results adjusted from Generally Accepted Accounting Principles in accordance with the plan design, and are widely utilized measurements of shareholder value;

•	No changes to short-term or long-term incentive program financial goals are made after the initial establishment of such elements by the compensation committee;

•	The nonfinancial metrics utilized focus on operational results tied to delivering timely and quality services to customers in a safe and environmentally friendly way;

•	Excessive compensation payment opportunities are avoided due to plan design and limitations on payout levels;

•	The annual incentive is based on multiple measures, both financial and nonfinancial;

•	The committee approves both the plans and the payouts under the plans; and

•	Salaries are competitive with market and are a basic element of overall compensation.

Consideration of Tax and Accounting Matters

Our compensation committee has considered the implications of Section 162(m) of the Internal Revenue Code in making decisions concerning compensation design and administration. Our compensation committee views tax deductibility as an important consideration and intends to maintain deductibility wherever possible, but also believes that our business needs should be the overriding factor in compensation design. Therefore, the compensation committee believes it is important to maintain flexibility and has not adopted a policy requiring that specific programs meet the requirements of performance-based compensation under Section 162(m). Our compensation committee also considers tax implications for executives and structures its compensation programs to comply with Section 409A of the Internal Revenue Code. Accounting and cost implications of compensation programs are considered in program design; however, the main factor is alignment with our business needs.

Key Components of our Executive Compensation Program

The key components of our executive compensation program are base salary, annual short-term incentive compensation, long-term incentive compensation (performance shares, nonqualified stock options, and restricted stock units) and other benefits. In this mix of compensation, at-risk compensation is a significant portion of total compensation. Base salary can be less than one-half of overall compensation received by our named executive officers, as shown in the chart below. Short-term and long-term incentives make up the remainder of direct compensation and, except for restricted stock units, are performance-based, with a greater weighting on long-term incentives. We are placing a greater weighting on long-term incentives because we believe that this most effectively encourages our executive officers to work to generate long-term shareholder value. We also believe that this weighting better aligns the interests of our executive officers with our long-term interests, by discouraging undue risk-taking, promoting ownership in the company, and encouraging retention.

All matters discussed below pertain to our executive compensation program that was in place during 2013.

Base Salary

Base salary is used to provide cash income to executives to compensate them for services rendered during the fiscal year. At least annually, the compensation committee’s compensation consultant reviews competitive market benchmark data with the compensation committee. Market comparisons are based on the median (50th percentile) base salary for substantially equivalent positions at companies in the utility/energy industry peer group. Salary increases for 2013 were determined by the compensation committee based on recommendations of the CEO, which may include overall company performance and individual performance of the executive as discussed above, and the compensation committee’s evaluation of current market data as provided by the independent executive compensation consultant hired by the compensation committee. In December 2012, the compensation committee granted a base salary increase for 2013 of 2.6% for all of the named executive officers except Mr. Schott, who received a 46% increase due to his promotion to CFO. Base salaries for 2013 for the named executive officers were competitive with the market median at the time that the base salaries were approved. Setting base salary at or near market median levels allows the company to be competitive in the marketplace.

Short-Term Incentive Compensation

All of our named executive officers participated in the Integrys 2013 Executive Incentive Plan (referred to as the incentive plan). The purpose of the incentive plan is to:

•	Focus executive employees on assisting the company in achieving objectives key to its success;

•	Recognize the leadership of key employees in achieving our financial and operating objectives; and

•	Provide compensation opportunities that closely reflect the pay levels at companies in the utility/energy industry peer group.

Annual incentive payments under the incentive plan are based on financial and nonfinancial performance goals. The overall target payout for the named executive officers is established based on the utility/energy industry peer group market median (50th percentile). We consider stretch performance objectives in determining performance measures and payout levels. Payout levels provide a reduced payout for partially meeting objectives (above threshold performance levels) and a strong incentive, generally two times target level, for superior performance.

Our incentive plan provided short-term incentive compensation for our named executive officers based on the attainment of the performance goals and weightings described below:

	Schrock	Schott	Borgard	Mikulsky	Radtke	O’Leary
Financial Goals
Diluted EPS – Adjusted (1)	70%	70%	70%	70%	70%	70%
Nonfinancial Goals
Environmental Impact (2)	10%	10%	10%	10%	10%	10%
Customer Satisfaction – Utility Customers (3)	10%	10%	10%	10%	10%	10%
Safety (4)	10%	10%	10%	10%	10%	10%

(1)	Performance is measured based on Integrys Energy Group diluted earnings per share, which is based on forecasted net income available for common shareholders used to establish investor guidance, and adjusted on an after-tax basis.

(2)	Performance is measured based on the implementation of projects and activities in 2013 that reduced annual emissions of carbon dioxide (CO2) and other greenhouse gases.

(3)	Performance is measured based on customer satisfaction through surveys performed by an outside vendor as compared to survey results of other regional benchmark energy suppliers.

(4)	Performance is measured based on Occupational Safety and Health Administration (OSHA) recordable incident rates determined on an Integrys Energy Group consolidated basis, except for Mr. Borgard. Mr. Borgard’s measure is based on OSHA recordable incident rates only at our regulated utility subsidiaries.

Under the incentive plan, no payouts for financial measure results are made to any of our named executive officers if the Diluted EPS – Adjusted threshold level is not attained. In addition, incentive plan payouts related to nonfinancial measures are reduced by 50% if the Diluted EPS – Adjusted threshold level is not attained.

Threshold, target, and superior performance levels for each goal, as well as the weighting of each measure, are recommended by the human resources department, CFO and CEO (excluding his own) based on historical results, anticipated business conditions, and goals and objectives of the company.

After considering these recommendations, as well as the input of the independent compensation consultant, the compensation committee determines the final levels. For each of the short-term incentive measures, the compensation committee sets specific performance levels early in the plan year and factors in stretch performance objectives in developing the performance measures. Threshold levels represent minimally acceptable performance, target levels represent performance that should typically be achievable in any given year, and superior levels represent stellar performance beyond that typically achievable in any given year.

Provided below are the specific payout levels established for 2013 for each of our named executive officers for the incentive plan:

	Payout Levels (as a Percent of Actual Paid Base Salary)
Named Executive Officer	Threshold	Target	Superior
Charles A. Schrock	0	100.0	200.0
James F. Schott	0	50.0	100.0
Lawrence T. Borgard	0	70.0	140.0
Phillip M. Mikulsky	0	60.0	120.0
Mark A. Radtke	0	65.0	130.0
Joseph P. O’Leary (retired June 30, 2013)	0	65.0	130.0

Provided below are threshold, target, and superior levels, as well as information related to actual results achieved for 2013 and related payout percentages for our financial measures:

				2013 Actual Results
Financial Measure	Threshold	Target	Superior	Amount	Payout % of Target
Diluted EPS – Adjusted	$3.14	$3.43	$3.86	$3.65	151.16%

In making the determination as to the payout related to the financial measure, as provided for in the incentive plan approved by the compensation committee at the beginning of the year, the compensation committee concluded that certain adjustments to the Diluted EPS – Adjusted measure were appropriate because the events were nonrecurring in nature and the accounting effects of these items were not indicative of the performance of our named executive officers during 2013. These types of adjustments were specifically allowed for in the incentive plan and included adjustments related to Integrys Energy Group’s nonregulated operations, including mark-to-market adjustments and discontinued operations. The total adjustment to the Diluted EPS – Adjusted result was $0.86, with the largest adjustment resulting from a noncash charge related to mark-to-market adjustments at Integrys Energy Services, Inc. All adjustments approved by the compensation committee were consistent with the types of adjustments allowed under the incentive plan.

The 2013 nonfinancial measures and performance range results are provided in the following table:

Nonfinancial Measures	Range of Performance Result
Environmental Impact	Between Threshold and Target
Customer Satisfaction – Utility Customers	Between Threshold and Target
Safety	Between Threshold and Target

The amount of total payouts awarded under the incentive plan for our named executive officers for 2013, along with payout percentages as a percent of targets and individual base salary earnings, are summarized in the following table:

	Schrock	Schott	Borgard	Mikulsky	Radtke	O’Leary
Amount of Payout	$1,099,796	$238,435	$452,275	$314,918	$314,228	$209,012
Payout as a Percent of Target	120.09%	120.09%	119.12%	120.09%	120.09%	120.09%
Payout as a Percent of Base Salary	120.09%	60.04%	83.39%	72.05%	78.06%	78.06%

We believe it is important to establish performance targets and incentives that align executive compensation with financial and operational performance, promote value-driven decision making by executives, and provide total compensation levels that are competitive in the market. Payout is made on any individual measure with results above threshold provided that no payout for any financial measure is made unless the Diluted EPS – Adjusted threshold is reached. For 2013, company performance has resulted in payouts for our named executive officers ranging from 28.77% to 122.61% of target and from 17.27% to 120.09% of actual paid base salary during the 2011 through 2013 plan performance periods.

Long-Term Incentive Compensation

We believe that equity-based compensation ensures that our executives have a continuing stake in the long-term success of the company and also serves to discourage undue risk-taking for only short-term gain. In a manner consistent with our overall compensation philosophy, we have adopted certain long-term compensation plans that utilize various equity-based compensation awards, including performance shares, nonqualified stock options, and restricted stock units.

For long-term incentive awards granted to our named executive officers in February 2013, long-term incentive compensation was comprised of 60% performance share awards, 20% nonqualified stock options, and 20% restricted stock units. This mix is intended to provide balance between performance-oriented long-term incentive vehicles (performance shares and stock options) and retention-oriented long-term incentive vehicles (restricted stock units). While we also consider the mix of long-term incentives provided by our benchmark companies, we primarily structure the long-term incentive mix based on compensation objectives of the company. The amount of total long-term incentive received by each named executive officer is determined by the compensation committee and recommended to the board of directors, which relies on the market median data reviewed by the compensation committee. The compensation consultant provides the market median data to the compensation committee based on the benchmarking comparator group. In addition, the performance of each named executive officer may be considered, as discussed above.

The target value of the aggregate long-term incentive compensation granted for 2013 as a percent of annualized base salary for each named executive officer was 250% for Charles A. Schrock, 110% for James F. Schott, 175% for Lawrence T. Borgard, 125% for Phillip M. Mikulsky, 133% for Mark A. Radtke, and 160% for Joseph P. O’Leary (Mr. O’Leary retired on June 30, 2013). These grants were made as performance shares, nonqualified stock options, and restricted stock units, as discussed below.

Performance Shares

We believe that the granting of Integrys performance shares encourages our named executive officers to direct their efforts in a manner consistent with the optimization of total shareholder return (TSR), and to create shareholder value that is superior to that of the company’s peers.

Performance share awards are based on TSR over a three-year period. During the three-year period, there are no dividends paid to participants nor do participants have voting rights over the shares subject to the award. Performance shares represent 60% of the total long-term incentive opportunity for each named executive officer. At the end of the three-year period, the compensation committee makes a relative comparison of the company’s TSR to the TSR of the performance share comparator group selected by the compensation committee for the three-year period, and determines the number (if any) of performance share awards to issue. The performance share comparator group used to determine the number of shares earned consists of all energy/utility companies that are included in the Standard & Poor’s 1500 Index on both the first and last day of the performance period (approximately 60 energy/utility companies). At the end of a performance period, the compensation committee makes a recommendation to the board of directors regarding the amount of payout based on this method of measuring performance.

The number of shares to be provided at target is based on market median levels of incentive compensation, competitiveness of the total compensation package, and individual performance. A new three-year performance period starts annually. If our TSR is at the 50th percentile (target level) of the performance share comparator group, as determined by the compensation committee, a payout of 100% of target award is made. If our TSR is at the 25th percentile (threshold level), a payout of 50% of the target award is made. If our TSR is below the 25th percentile, no payouts are made. If our TSR is at the 90th percentile (superior level), a payout of 200% of the target award is made. If our TSR results are in between the threshold, target, and superior levels, payouts are determined based on interpolation. For the February 2011 performance share grant (performance period ended on December 31, 2013), our TSR ranked at the 24th percentile, relative to the performance share comparator group. As a result, our named executive officers did not earn a payout award under the terms of the plan related to the 2011-2013 performance period. Final approval of the outcome is made by the board of directors after considering the recommendation of the compensation committee.

Nonqualified Stock Options

We believe that the granting of company stock options serves to encourage the named executive officers to direct efforts that will ultimately lead to an increase in shareholder value. The number of stock options granted is based on market median levels of incentive compensation, competitiveness of the total compensation package, individual performance, and the desired mix of long-term incentive awards. The number of stock options granted represents 20% of the total long-term incentive opportunity for each named executive officer. Consistent with the plan document, option grants have strike prices equal to the closing market price of a share of common stock on the date the options are granted. One quarter of the options granted vest each year on the grant anniversary date. All options have a 10-year term from the date of grant. There are no dividends or voting rights associated with stock options. Final approval of grants is made by the board of directors after considering the recommendation of the compensation committee.

Restricted Stock Units

We believe that the granting of restricted stock units serves to increase retention of executives, establishes an incentive to continually improve TSR, and provides another alternative for executives to increase stock ownership in our company, all of which are intended to increase shareholder value. The number of restricted stock units granted is based on market median levels of incentive compensation, competitiveness of the total compensation package, individual performance, and the desired mix of long-term incentive awards. The number of restricted stock units granted represents 20% of the total long-term incentive opportunity for each named executive officer. The company’s restricted stock units have a four-year vesting schedule (25% per year), and do not give the named executive officers voting rights until vested. With respect to the restricted stock units granted in 2013, dividends are deemed to be reinvested in additional restricted stock units, which are released according to the vesting schedule. Final approval of grants is made by the board of directors after considering the recommendation of the compensation committee.

Other Benefits and Plans

We have certain other benefits and plans which provide, or may provide, cash compensation and other benefits to our named executive officers. These benefits and plans include a nonqualified deferred compensation plan, a qualified pension plan, a nonqualified pension restoration and supplemental retirement plan, life insurance, perquisites, and our change in control program. The compensation committee considers all of these plans and benefits when reviewing total compensation of our named executive officers.

Deferred Compensation Plan

Our named executive officers may participate in the nonqualified Integrys Energy Group, Inc. Deferred Compensation Plan (referred to as the deferred compensation plan) with the approval of the compensation committee. This nonqualified benefit allows eligible executives to defer 1% to 80% of base salary, annual short-term incentive, and long-term incentive compensation (other than stock options) on a pre-tax (federal and state) basis. The deferred compensation plan also provides for a matching contribution credit for any reduction in the matching contribution the executive receives under the Employee Stock Ownership Plan (ESOP) due to the executive’s election to defer base salary or annual short-term incentive compensation to the deferred compensation plan.

Several investment types are available to eligible executives, as listed below:

•

Reserve Account A – This option is no longer available after 1995 for additional deferrals. Money previously deferred to Reserve Account A receives accrued interest based on the greater of 6.0% or our consolidated return on common equity, as calculated on April 1 and October 1 each year. This account is currently providing an above-market rate of return of 9.50%, which exceeds 120% of the applicable federal long-term rate of 4.20%. An executive may transfer amounts from Reserve Account A to another available investment option, but once transferred, the amounts cannot be allocated back to Reserve Account A.

•

Reserve Account B – This option is no longer available for deferrals made after March 31, 2008. This account provides for an interest accrual equal to the greater of 6.0% or 70% of our consolidated return on common equity. This account is currently providing an above-market rate of annual return of 6.75%, which exceeds 120% of the adjusted applicable federal long-term rate of 4.20%. An executive may transfer amounts from Reserve Account B to another available investment option, but once transferred, the amounts cannot be allocated back to Reserve Account B.

•

“Mutual Fund” Account – This option is available for base compensation and annual incentive deferrals and, effective April 1, 2008, performance share deferrals. These options generally provide the executive with the ability to elect the same investment funds provided by the Integrys Energy Group 401(k) Plan for Administrative Employees.

•

Locked Stock Unit Account – This is a company stock unit account to which is credited deferrals that an executive is not allowed to convert to other investment types. This includes pre-April 1, 2008, deferrals related to grants from long-term performance shares, deferrals of restricted stock or restricted stock units that became vested prior to April 1, 2008, annual incentive award payouts with respect to which the executive received a 5% premium for amounts allocated to stock units, and the pre-2008 ESOP matching contribution credit to replace company contributions that would have normally been made to the ESOP except for the executive’s deferrals to the deferred compensation plan. Deferrals into this account are not allowed to be converted to other investment types. This account also holds unvested deferred restricted stock units with vesting dates on or after April 1, 2008; upon vesting, these amounts are transferred to the Discretionary Stock Unit Account discussed below.

•	Discretionary Stock Unit Account – This is a company stock unit account available for deferrals that may be transferred to or from this account from another available option, or vice versa.

Base compensation deferrals may be changed one time per year prior to the beginning of each calendar year. Deferrals of annual short-term or long-term incentive compensation must be made in accordance with rules prescribed by the compensation committee, which generally require that the executive’s election be in place either prior to the beginning of the calendar year in which the award is granted (with respect to awards that are subject to time-based vesting) or at least six months prior to the last day of the incentive performance period (in the case of eligible performance-based awards). The rates of return on the investment accounts ranged from -2.33% to 44.36% for the 12-month period ending December 31, 2013. More information regarding contributions, earnings, and balances held by each of our named executive officers is presented in the Nonqualified Deferred Compensation Table for 2013.

Qualified Pension Plan

Our named executive officers are eligible to participate in the qualified Integrys Energy Group, Inc. Retirement Plan (referred to as the pension plan) upon completion of one year of service and 1,000 or more hours of work during that year. The pension plan requires three years of employment or the attainment of age 65 to be vested in the plan.

The pension income benefit under the pension plan is equal to the “total service percent” multiplied by “final average pay.” The pension income benefit consists of a lump sum benefit, which may be converted into an actuarially equivalent annuity with monthly payments. “Final average pay” is the average of the last 60 months or the 5 highest calendar years’ compensation within the 10-year period immediately preceding the participant’s termination of employment, whichever is greater, up to Internal Revenue Service (IRS) pay limits. Eligible compensation considered under the plan includes base salary, annual short-term incentive payout, and bonuses. The “total service percent” for eligible service-based annual accruals varies from 9% to 15% per year (9% to 13% for employees hired after January 1, 2001), depending on the number of years of service. Participants actively employed on January 1, 2001, earned a pension transition benefit based on age and service, up to 115% of final average pay.

In addition, if an employee who was hired prior to January 1, 2001, terminates employment on or after attainment of age 55 (but prior to 65) and completion of five or more years of service, the plan provides for a monthly supplemental benefit equal to $800 per month payable until age 65. For an employee hired on or after January 1, 2001, the pension supplement is available if the employee terminates employment on or after attainment of age 55 (but prior to 65) and completes 10 or more years of service, and consists of a monthly benefit payable until age 65 equal to $40 times the years of credited service, up to a maximum of 20 years. If the pension income benefit is paid in a lump sum, the pension supplement is automatically converted into and paid at the same time as an actuarially equivalent lump sum.

Only service through December 31, 2012, and compensation through December 31, 2017, will be recognized in calculating benefits. Effective January 1, 2013, service for calculating pension benefits has been frozen. Employees hired on or after January 1, 2008, are not eligible for the pension plan.

Provided below is the pension service credit for each of our named executive officers:

Named Executive Officer	Accumulated Total Service Credits Earned as of December 31, 2013
Charles A. Schrock	514%
James F. Schott	90%
Lawrence T. Borgard	410%
Phillip M. Mikulsky	651%
Mark A. Radtke	431%

The accumulated total service credit earned as of Joseph P. O’Leary’s retirement on June 30, 2013 was 108%.

The pension plan does not allow for granting of additional service credit not otherwise authorized under the plan terms. Provided in the Pension Benefits Table for 2013 below is a tabulation of the present value of the accumulated pension benefit for each of our named executive officers, using full years of credited service only.

Pension Restoration and Supplemental Retirement Plan

Our named executive officers receive nonqualified pension restoration benefits and all named executive officers other than Mr. Schott receive nonqualified supplemental retirement benefits under the nonqualified Integrys Energy Group, Inc. Pension Restoration and Supplemental Retirement Plan. In the ensuing discussion and in the Nonqualified Deferred Compensation Table for 2013 below, we refer to the pension restoration benefit portion of this plan as the pension restoration plan, and we refer to the supplemental retirement benefit portion of this plan as the SERP.

Pension restoration benefits are based upon the difference between (1) the benefit the executive would have been entitled to under the pension plan if the maximum benefit limitation under IRS Section 415 and the compensation limitation under IRS Section 401(a)(17) did not apply, and if all base compensation and annual incentive amounts had been paid to the executive in cash rather than being deferred into the deferred compensation plan, and (2) the executive’s actual benefit under the pension plan. The Nonqualified Deferred Compensation Table for 2013 below provides information on the deferrals into the pension restoration plan and earnings for each named executive officer.

Supplemental retirement benefits provide income replacement when taking into account other retirement benefits provided to the named executive officer and ensures that the named executive officer will receive 60% of final average pay (calculated to include both base salary and short-term incentive compensation payments over the last 36 months or the 3 preceding years, whichever is higher). To qualify for the full supplemental retirement benefit, the executive must have completed 15 years of service and retire/terminate after age 62. Reduced benefits are payable if the executive has attained age 55 and completed 10 years of service at retirement or termination.

The pension restoration and SERP benefits are designed to help retain key management employees who are important to the successful operation of the company. The Pension Benefits Table for 2013 below provides information regarding the present value of accumulated benefits under the pension restoration plan and the SERP for each named executive officer.

Beginning in 2008, we made the decision to move away from the use of defined benefit pension plans for all nonunion employees, including executives, because of market trends. A 10-year transition period applies, which means that for new nonunion employees hired after 2008, no qualified and nonqualified defined benefit pension plans will exist for future benefit accruals. These plans are being replaced with defined contribution plans.

Nonqualified defined contributions will be allocated in the deferred compensation plan. These include contributions in conjunction with earnings over the compensation limit that are not considered for the qualified age and service contribution. Our named executive officers are eligible for a nonqualified defined contribution supplemental retirement contribution. In addition, our named executive officers are eligible for a nonqualified defined contribution credit in the amount of 5% of eligible earnings. These nonqualified contributions are considered as an offset to the defined benefit supplemental retirement plan for years 2013 through 2017 for all named executive officers other than James F. Schott (who is not eligible for the defined benefit supplemental retirement plan).

Life Insurance

Our named executive officers (other than Joseph P. O’Leary, who is retired) are eligible for an enhanced life insurance benefit of up to 3 times their annual base salary, with a maximum benefit level (taking into account both employer-provided coverage and any supplemental coverage that the officer voluntarily purchases) of $1,500,000. Accidental death and dismemberment coverage is also provided for these same named executive officers up to 3 times their annual base salary, subject to a separate $1,500,000 maximum benefit level. The IRS requires that imputed income be calculated and recorded for company-paid life insurance in excess of $50,000. In compliance with IRS regulations, imputed income is recorded to the extent that an executive’s life insurance benefit exceeds this limit. Listed below is the life insurance coverage in place as of December 31, 2013, for each named executive officer (other than Mr. O’Leary):

Named Executive Officer	Life Insurance Coverage ($)
Charles A. Schrock	1,500,000
James F. Schott	1,202,000
Lawrence T. Borgard	1,500,000
Phillip M. Mikulsky	1,317,000
Mark A. Radtke	1,214,000

Until his retirement, Mr. O’Leary received a life insurance benefit of $650,000, with no additional coverage for AD&D.

Perquisites

Our named executive officers are provided with a modest level of personal benefits. These may include payments for executive physicals, financial counseling, home office equipment, and office parking.

Change in Control Program

As part of our change in control program, we have had change in control agreements in place for a long period of time. These agreements are important to ensuring that our named executive officers actively seek to maximize shareholder value, even if it means pursuing a transaction that might result in their termination. Before we entered into the change in control agreements, we engaged a compensation consultant to provide information and advice as to what were competitive payments, benefits, terms and conditions of change in control agreements at that time (we discuss below our ongoing evaluation of these agreements). We then used this information to structure payment and benefit levels that were competitive in the marketplace, along with appropriate triggers.

The compensation committee has authorized each of our named executive officers to receive protection and associated benefits in the event of a covered termination following a change in control of the company. The agreement with our named executive officers contains a “double trigger” arrangement, whereby a payment is made only if there is a change in control of Integrys Energy Group and the executive is actually terminated or terminates employment under certain circumstances after being demoted or after certain other adverse changes in the executive’s working conditions or status. Specifically, benefits under such an agreement would be triggered if both of the following occur: 1) a change in control event occurs in which a single entity takes ownership of 30% or more of our voting securities, a merger or sale occurs that results in Integrys Energy Group stock constituting less than 50% of the surviving company stock, or a merger or consolidation occurs where the company is not the surviving company; and 2) the event results in the loss of the executive’s job or the executive incurs a significant adverse change in his or her working conditions or status compared to the executive’s prior position and the executive terminates employment as a result. The agreement also contains confidentiality and noncompete clauses. For specific details regarding change in control benefits, please see the discussion below under the heading “Termination of Employment.”

The compensation committee periodically reviews the payment and benefit levels in our change in control program and the triggers to ensure that the payment and benefit levels remain competitive and appropriate. In conjunction with a review in 2010, the change in control agreements were modified to bring the agreements more in line with market practice, including: 1) reducing the period of protection following the change in control from three to two years following a change in control; 2) reducing the period for which certain welfare benefits would continue following termination from three years to two years; and 3) providing the same level of severance protection (i.e., 2.99 times base and target bonus) for qualifying terminations occurring at any time within the two-year period following a change in control. None of the named executive officers has a gross-up benefit except for Phillip M. Mikulsky. Mr. Mikulsky has a legacy agreement that has contained a gross-up provision since 2000. The Company does not intend to provide gross-ups to any other executives.

In addition to modifying the agreements in 2010, the compensation committee also decided to adopt a change in control plan for use with newly appointed executive officers going forward. The change in control plan provides for change in control benefits similar to those available under the change in control agreements, which remain in place for previously appointed executive officers. The change in control plan does not include a gross up provision. The change in control plan is subject to amendment at the discretion of the Company. All of the current named executive officers are covered by change in control agreements except for Mr. Schott who is covered by the change in control plan, as he was first appointed an executive officer in 2010.

Since 2010, the compensation committee has continued to review the program annually and it continues to believe that the change in control program meets the Company’s objectives and remains consistent with current market practices.

Common Stock Ownership Guidelines

We believe that it is important to align executive and shareholder interests by defining stock ownership guidelines for our executives. As a result, named executive officers are expected to retain at least 50% of their future vested stock awards until certain levels of stock are owned, with such levels generally ranging from two to five times base annual salary. Additionally, we have a policy that prohibits our named executive officers, as well as our directors and all other employees, from engaging in hedging transactions, trading in publicly traded derivatives involving our common stock, and other similar activities.

In 2013, the target level for ownership of Integrys Energy Group common stock was based on a target level of stock ownership equal to two times the target value of the executives’ most recent regular long-term incentive grant, which translates to the following multiples of salary:

Named Executive Officer	Salary Multiple
Charles A. Schrock	5.00
James F. Schott	1.50
Lawrence T. Borgard	3.50
Phillip M. Mikulsky	2.50
Mark A. Radtke	2.66

Until his retirement on June 30, 2013, Mr. O’Leary’s target level salary multiple was 3.20.

Common stock beneficially held in an executive’s ESOP account, any other beneficially owned common stock or common stock equivalents (including that awarded through incentive plan awards), common stock equivalents credited through nonqualified deferred compensation programs, and 50% of the difference between the past 12 months’ average close and the strike price value of the vested stock options, are included in determining compliance with these guidelines. For purposes of determining compliance with our stock ownership guidelines, performance shares for which incentive targets have not yet been met are not included in the calculation of stock ownership until attainment of the incentive targets of performance shares are certified by the board of directors.

As of December 31, 2013, all named executive officers were in compliance with our stock ownership guidelines.

Summary Compensation Table for 2013

The following table sets forth information concerning compensation earned or paid to each of our named executive officers for each of the last three fiscal years consisting of (1) the dollar value of base salary and bonus earned during the applicable fiscal years; (2) the aggregate grant date fair value of stock and option awards, as computed in accordance with the FASB ASC Topic 718 – Stock Compensation (all stock option awards in this and the other tables relate to Integrys Energy Group common stock); (3) the dollar value of earnings for services pursuant to awards granted during the applicable fiscal years under nonequity incentive plans; (4) the change in pension value and nonqualified compensation earnings during the applicable fiscal years; (5) all other compensation for the applicable fiscal years; and (6) the dollar value of total compensation for the applicable fiscal years. The named executive officers are our principal executive officer, principal financial officer, and our three other most highly compensated executive officers employed as of December 31, 2013, and Joseph P. O’Leary who retired on June 30, 2013. The information in the table is provided as of December 31, 2013, except that the titles of Mr. Schrock and Mr. Borgard are as of January 1, 2014.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)		Option Awards ($)(2)		Nonequity Incentive Plan Compensation ($)(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)		Total ($)
(a)	(b)	(c)	(d)	(e)		(f)		(g)		(h)	(i)		(j)
Charles A. Schrock Chairman and Chief Executive Officer	2013 2012 2011	915,815 892,085 865,385	0 0 0	1,381,636 1,679,109 1,393,658		517,133 476,822 403,115		1,099,796 256,790 550,542		17,506 2,768,544 3,034,687	294,225 21,812 22,578		4,226,111 6,095,162 6,269,965
James F. Schott (6) Vice President and Chief Financial Officer	2013	397,097	0	264,479		98,995		238,435		30,740	129,894	(7)	1,159,640
Lawrence T. Borgard President and Chief Operating Officer	2013 2012 2011	542,382 523,283 475,712	0 0 0	572,796 696,111 601,084		214,385 197,675 173,875		452,275 105,369 201,720		717 1,285,148 635,189	199,536 18,138 18,827		1,982,091 2,825,724 2,106,407
Phillip M. Mikulsky Executive Vice President – Corporate Initiatives and Chief Security Officer	2013 2012 2011	437,061 425,737 413,337	0 0 0	329,686 400,693 369,532		123,398 113,778 106,881		314,918 73,530 182,575		70,072 34,763 38,553	142,711 23,808 24,240		1,417,846 1,472,309 1,135,118
Mark A. Radtke Executive Vice President – Shared Services and Chief Strategy Officer	2013 2012 2011	402,557 392,126 380,704	0 0 0	323,113 392,646 362,124		120,932 111,504 104,739		314,228 66,803 157,428		0 274,710 98,035	145,042 17,069 17,708		1,305,872 1,254,858 1,120,738
Joseph P. O’Leary Senior Vice President (retired June 30, 2013)	2013 2012 2011	327,719 504,162 489,478	0 0 0	499,742 607,320 560,126	(8)	187,045 162,010 229,442	(8)	209,012 94,331 234,224	(9)	613,226 869,918 361,968	1,408,288 16,180 17,223	(10)	3,245,032 2,264,374 1,825,029

(1)	Amounts shown include amounts deferred into the deferred compensation plan. For more information, see the Nonqualified Deferred Compensation Table for 2013 below.

(2)	The amounts shown in columns (e) and (f) reflect the grant date fair value of the awards computed in accordance with FASB ASC Topic 718 – Stock Compensation. For information regarding the assumptions made in valuing the stock and option awards, see Note 18 – Stock-Based Compensation in Notes to Consolidated Financial Statements in the 2013 Annual Report on Form 10-K; such information is incorporated herein by reference.

(3)	Nonequity compensation is payable in the first quarter of the next fiscal year, and a portion may be deferred at the election of the named executive officer. Payment is calculated based on the measurement outcomes and as a percent of adjusted gross base salary earnings from the company for services performed during the payroll year.

(4)	The amounts shown reflect the calculation of above-market earnings on nonqualified deferred compensation and is based on the difference between 120% of the applicable federal long-term rate (AFR) and the rate of return received on Reserve Accounts A and B. Provided below are the actual rates of return used in the calculation. Note that Reserve Account A was frozen to new deferrals beginning on January 1, 1996, and Reserve Account B was frozen to new deferrals beginning on April 1, 2008.

Time Period	AFR 120%	Reserve A – Daily	Reserve B – Daily
January 2013 - March 2013	2.84%	7.1016%	6.0000%
April 2013 - September 2013	3.25%	10.3924%	7.3909%
October 2013 - December 2013	4.20%	9.5046%	6.7478%

(5)	The amounts shown for each named executive officer include other compensation items consisting of life insurance premiums, imputed income from life insurance benefits, Employee Stock Ownership Plan (ESOP) matching contributions, age and service 401(k) contributions, and employer nonqualified deferred compensation contributions. Individual items included in column (i) that were in excess of $10,000 include imputed income from life insurance benefits for Mr. Schrock of $11,484 and for Mr. Mikulsky of $19,232 and ESOP matching contributions, age and service 401(k) contributions, and employer nonqualified deferred compensation contributions for each named executive officer as follows:

Named Executive Officer	ESOP ($)	401(k) Age/Service ($)	Deferred Compensation ($)
Charles A. Schrock	12,249	17,850	250,825
James F. Schott	12,007	15,300	71,414
Lawrence T. Borgard	12,142	17,850	163,726
Phillip M. Mikulsky	12,095	17,850	91,942
Mark A. Radtke	12,067	17,850	110,208
Joseph P. O’Leary (retired June 30, 2013)	12,079	15,300	69,022

(6)	The amounts shown are only for 2013, as Mr. Schott was not a named executive officer during 2012 or 2011.

(7)	In addition, to the other compensation items, discussed in footnote (5) above, this amount also includes $23,773 for perquisites consisting of parking, financial counseling, an executive physical, and moving expenses of $18,200.

(8)	The amounts shown reflect the full value of the awards; however, Mr. O’Leary was only eligible for 50% of the awards as a result of his retirement on June 30, 2013.

(9)	The payment to Mr. O’Leary was prorated at 50% due to his retirement on June 30, 2013.

(10)	In addition, to the other compensation items discussed in previous footnotes above, Mr. O’Leary also received his paid time off accrual of $26,230 and a severance payment in the amount of $1,283,598.

With regard to equity awards, no re-pricing, extension of exercise periods, change of vesting or forfeiture conditions, change or elimination of performance criteria, change of bases upon which returns are determined, or any other material modification of any outstanding option or other equity-based award occurred during the fiscal years reported in the table.

Grants of Plan-Based Awards Table for 2013

The following table sets forth information regarding all incentive plan awards that were made to our named executive officers during 2013, including equity and nonequity based awards. Decisions regarding equity and nonequity awards (payable following vesting or performance periods) were made only one time during 2013. Equity incentive-based awards are subject to FASB ASC Topic 718 – Stock Compensation, and performance shares are subject to a market condition thereunder. Nonequity incentive plan awards are not subject to FASB ASC Topic 718 – Stock Compensation and are intended to serve as an incentive for performance to occur over the given year. For a detailed description of long-term incentive plans (performance shares, restricted stock units, and stock options), see the discussion above in the Compensation Discussion and Analysis under the heading “Key Components of our Executive Compensation Program – Long-Term Incentive Compensation.”

Name	Grant Date	Estimated Future Payouts Under Nonequity Incentive Plan Awards Annual Incentive Plan(1)			Estimated Future Payouts Under Equity Incentive Plan Awards Performance Share Program			All Other Stock Awards: Number of Shares of Stock or Units (#) Restricted Stock Program	All Other Option Awards: Number of Securities Underlying Options (#) Stock Option Program	Exercise or Base Price Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Superior ($)	Threshold (#)	Target (#)	Superior (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Charles A. Schrock	2013	0	919,400	1,838,800
	02/14/13				15,196	30,392	60,784				896,564
	02/14/13							8,662			485,072
	02/14/13								85,760	56.00	517,133
James F. Schott	2013	0	200,000	400,000
	02/14/13				2,909	5,818	11,636				171,631
	02/14/13							1,658			92,848
	02/14/13								16,417	56.00	98,995
Lawrence T. Borgard	2013	0	381,153	762,306
	02/14/13				6,300	12,600	25,200				371,700
	02/14/13							3,591			201,096
	02/14/13								35,553	56.00	214,385
Phillip M. Mikulsky	2013	0	263,263	526,526
	02/14/13				3,626	7,252	14,504				213,934
	02/14/13							2,067			115,752
	02/14/13								20,464	56.00	123,398
Mark A. Radtke	2013	0	262,686	525,372
	02/14/13				3,553	7,107	14,214				209,657
	02/14/13							2,026			113,456
	02/14/13								20,055	56.00	120,932
Joseph P. O’Leary (3)	2013	0	337,739	675,478
(retired June 30, 2013)	02/14/13				5,496	10,993	21,986				324,294
	02/14/13							3,133			175,448
	02/14/13								31,019	56.00	187,045

(1)	Based on the Integrys 2013 Executive Incentive Plan payout percentages. For more information, see the discussion above in the Compensation Discussion and Analysis under the heading “Key Components of our Executive Compensation Program – Short-Term Incentive Compensation.”

(2)	Performance shares are valued at $29.50, the target payout value derived from a Monte Carlo simulation. Restricted stock units are valued at $56.00, the closing stock price on the grant date. Stock options are valued at $6.03 on an accounting expense basis based on a proprietary “advanced lattice” option pricing model.

(3)	The amounts shown for Mr. O’Leary reflect the awards granted to him on February 14, 2013. However, because of Mr. O’Leary’s retirement on June 30, 2013, he is only eligible to earn a prorated portion (50%) of these awards based upon six months of employment during 2013.

As reflected in the table above, the compensation committee awarded restricted stock units to each named executive officer in 2013 for the amounts indicated. The restricted stock units had a grant date fair market value per share of $56.00, based on the closing stock price on the date of the grant. The restricted stock units vest ratably over four years following the date of grant. The dividend rate paid on restricted stock units is equal to the dividend rate of all other outstanding shares of common stock. However, the dividends are deemed to be reinvested in additional restricted stock units which vest according to the vesting schedule.

Stock options were granted in 2013 to each of the named executive officers. These were nonqualified stock options with a grant price equal to the closing stock price on the date of the grant. The per share grant price for these options is $56.00. One quarter of the options vest each year on the grant anniversary date. The options had a grant date fair value per option of $6.03 as determined pursuant to FASB ASC Topic 718 – Stock Compensation. The options have an expiration date of February 14, 2023.

Performance shares were granted in 2013 to each of the named executive officers. These grants have a performance period that began on January 1, 2013, and will end on December 31, 2015. The shares are not paid out until the end of this performance period based on the final TSR in comparison to the selected peer group.

For a discussion of the treatment of unvested restricted stock units, stock options and performance shares upon termination, see the discussion below under the heading “Termination of Employment.”

Outstanding Equity Awards Table for 2013

The following table sets forth information regarding outstanding awards under the stock option plan, restricted stock plan, incentive plans, and similar plans, including market-based values of associated rights and/or shares, for each of our named executive officers as of December 31, 2013:

Name	Options Awards(1)					Stock Awards(2)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)(5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Charles A. Schrock	13,585	0	0	54.85	12/07/15	23,767	1,293,162	55,916	3,042,390
	14,348	0	0	52.73	12/07/16
	2,050	0	0	58.65	05/17/17
	26,919	0	0	48.36	02/14/18
	94,172	0	0	42.12	02/12/19
	80,346	26,779	0	41.58	02/11/20
	30,680	30,677	0	49.40	02/10/21
	18,922	56,764	0	53.24	02/09/22
	0	85,760	0	56.00	02/14/23
James F. Schott	5,255	0	0	54.85	12/07/15	3,001	163,284	8,161	444,040
	5,630	0	0	52.73	12/07/16
	1,320	0	0	58.65	05/17/17
	6,320	0	0	48.36	02/14/18
	5,418	0	0	42.12	02/12/19
	3,744	1,245	0	41.58	02/11/20
	3,130	3,128	0	49.40	02/10/21
	1,737	5,210	0	53.24	02/09/22
	0	16,417	0	56.00	02/14/23
Lawrence T. Borgard	12,364	0	0	54.85	12/07/15	9,903	538,822	23,182	1,261,333
	11,304	0	0	52.73	12/07/16
	14,044	0	0	58.65	05/17/17
	30,184	0	0	48.36	02/14/18
	0	10,874	0	41.58	02/11/20
	13,234	13,231	0	49.40	02/10/21
	7,845	23,532	0	53.24	02/09/22
	0	35,553	0	56.00	02/14/23
Phillip M. Mikulsky	1,015	0	0	58.65	05/17/17	5,874	319,604	13,343	725,993
	0	7,140	0	41.58	02/11/20
	0	8134	0	49.40	02/10/21
	0	13,545	0	53.24	02/09/22
	0	20,464	0	56.00	02/14/23
Mark A. Radtke	15,325	0	0	48.36	02/14/18	5,753	313,021	13,076	711,465
	0	6,995	0	41.58	02/11/20
	7,972	7,970	0	49.40	02/10/21
	4,425	13,274	0	53.24	02/09/22
	0	20,055	0	56.00	02/14/23
Joseph P. O’Leary	23,955	0	0	54.85	12/07/15	7,257	394,853	14,728	801,350
(retired June 30, 2013)	21,348	0	0	58.65	05/17/17
	0	10,822	0	41.58	02/11/20
	0	12,329	0	49.40	02/10/21
	0	20,531	0	53.24	02/09/22
	0	15,509	0	56.00	02/14/23

(1)	Provided below is the corresponding vesting date relative to each option expiration date:

Grant Date	Full Vesting Date	Expiration Date
12/07/05	12/07/09	12/07/15
12/07/06	12/07/10	12/07/16
05/17/07	05/17/11	05/17/17
02/14/08	02/14/12	02/14/18
02/12/09	02/12/13	02/12/19
02/11/10	02/11/14	02/11/20
02/10/11	02/10/15	02/10/21
02/09/12	02/09/16	02/09/22
02/14/13	02/14/17	02/14/23

(2)	Stock price on December 31, 2013, was $54.41.

(3)	The following table reflects the amounts of unvested restricted stock units and corresponding grant dates. Restricted stock units vest over four years, with 25% of the original grant amount vesting each year on the anniversary of the respective grant date:

Named Executive Officer	02/11/10	02/10/11	02/09/12	02/14/13
Charles A. Schrock	2,835	4,639	7,202	9,091
James F. Schott	128	472	661	1,740
Lawrence T. Borgard	1,148	2,001	2,985	3,769
Phillip M. Mikulsky	756	1,230	1,719	2,169
Mark A. Radtke	739	1,204	1,684	2,126
Joseph P. O’Leary (retired June 30, 2013)	1,143	1,865	2,605	1,644

(4)	Included in columns (i) and (j) above are the performance shares pertaining to grants made in 2012 and 2013 for the performance periods of 2012-2014 and 2013-2015 and associated payout values, assuming that both grants will pay out at target following completion of each applicable performance period. Based on TSR performance as of December 31, 2013, the grant made in 2012 would pay out at 58% (between threshold and target) and the grant made in 2013 would not have a payout. The following two tables show projected payouts of the 2012 and 2013 performance share grants assuming TSR performance as of December 31, 2013, as well as projected payouts that would occur assuming superior performance (200%):

2012 Performance Share Grant:

Named Executive Officer	Shares at 58% Payout (#)	Market Value ($)	Shares at 200% Payout (#)	Market Value ($)
Charles A. Schrock	14,804	805,486	51,048	2,777,522
James F. Schott	1,359	73,943	4,686	254,965
Lawrence T. Borgard	6,138	333,969	21,164	1,151,533
Phillip M. Mikulsky	3,533	192,231	12,182	662,823
Mark A. Radtke	3,462	188,367	11,938	649,547
Joseph P. O’Leary (retired June 30, 2013)	5,355	291,366	18,464	1,004,626

2013 Performance Share Grant:

Named Executive Officer	Shares at 0% Payout (#)	Market Value ($)	Shares at 200% Payout (#)	Market Value ($)
Charles A. Schrock	0	0	60,784	3,307,257
James F. Schott	0	0	11,636	633,115
Lawrence T. Borgard	0	0	25,200	1,371,132
Phillip M. Mikulsky	0	0	14,504	789,163
Mark A. Radtke	0	0	14,214	773,384
Joseph P. O’Leary (retired June 30, 2013)	0	0	10,992	598,075

Option Exercises and Stock Vested Table for 2013

The following table sets forth amounts received by each of our named executive officers upon exercise of options (or similar instrument) or the vesting of stock (or similar instruments) during 2013:

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Charles A. Schrock	16,000	190,269	9,567	534,729
James F. Schott	3,400	47,226	699	39,043
Lawrence T. Borgard	17,113	259,045	3,624	202,439
Phillip M. Mikulsky	58,703	566,000	2,503	139,917
Mark A. Radtke	112,968	1,475,060	2,453	137,121
Joseph P. O’Leary (retired June 30, 2013)	218,247	2,541,234	3,947	220,684

(1)

No payout was made on performance shares in 2013 based on TSR for the performance period ending December 31, 2013 since the TSR ranked at the 24th percentile relative to the performance share comparator group. These performance shares had a performance period beginning on January 1, 2011, and ending on December 31, 2013.

Pension Benefits Table for 2013

The following table sets forth the actuarial present value of each named executive officer’s accumulated benefit under each defined benefit plan, assuming benefits are paid at normal retirement age based on current levels of compensation. For information regarding the valuation method and all material assumptions applied in quantifying the present value of the current accumulated benefit for each of the named executive officers, see Note 17 – Employee Benefit Plans in Notes to Consolidated Financial Statements in the 2013 Annual Report on Form 10-K; such information is incorporated herein by reference. The table also shows the number of years of credited service under each such plan, computed as of the same pension plan measurement date used in the company’s audited financial statements for the year ended December 31, 2013. James F. Schott, Charles A. Schrock, and Phillip M. Mikulsky are currently eligible for early retirement, and Joseph O’Leary retired on June 30, 2013. No pension benefits were paid during the year to any of the named executive officers who were still employed at the end of 2013. For more information regarding pension benefits, please see the discussion above in the Compensation Discussion and Analysis under the heading “Key Components of our Executive Compensation Program – Other Benefits and Plans.”

Name	Plan Name (1)	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefits ($)(3)	Payments During Last Fiscal Year ($)(4)
(a)	(b)	(c)	(d)	(e)
Charles A. Schrock	Pension Plan	33	1,231,694	0
	Pension Restoration Plan	33	5,582,098	0
	SERP	34	2,927,897	0

	Total	34	9,741,689	0
James F. Schott	Pension Plan	9	229,772	0
	Pension Restoration Plan	9	85,556	0

	Total	9	315,328	0
Lawrence T. Borgard	Pension Plan	28	892,088	0
	Pension Restoration Plan	28	1,648,448	0
	SERP	29	838,479	0

	Total	29	3,379,015	0
Phillip M. Mikulsky	Pension Plan	41	1,633,218	0
	Pension Restoration Plan	41	2,865,926	0
	SERP	42	0	0

	Total	42	4,499,144	0
Mark A. Radtke	Pension Plan	29	943,521	0
	Pension Restoration Plan	29	1,983,315	0
	SERP	30	0	0

	Total	30	2,926,836	0
Joseph P. O’Leary	Pension Plan	11	0	296,801
(retired June 30, 2013)	Pension Restoration Plan	11	585,537	0
	SERP	12	3,257,895	0

	Total	12	3,843,432	296,801

(1)	Material terms and conditions of the Integrys Energy Group Retirement Plan (referred to as the pension plan) and the Integrys Energy Group, Inc. Pension Restoration and Supplemental Retirement Plan are described below. Note that for purposes of the above table and all related footnotes, we refer to the pension restoration benefit and supplemental retirement benefit portions of the Integrys Energy Group, Inc. Pension Restoration and Supplemental Retirement Plan separately as the pension restoration plan and SERP, respectively.

Pension Plan

This is a tax-qualified defined benefit retirement plan generally available to employees hired prior to January 1, 2008 upon completion of one year of service. Benefits for the named executive officers are determined under an account-based pension plan formula that defines a lump sum amount at termination of employment. For more information, see the discussion above in the Compensation Discussion and Analysis under the heading “Key Components of our Executive Compensation Program – Other Benefits and Plans.”

Pension Restoration Plan

The purpose of the nonqualified pension restoration plan is to provide an alternate means of paying benefits intended under the pension plan that are either restricted by law or limited because of employee deferrals to the deferred compensation plan. Benefits under the pension restoration plan are generally determined and payable under the same terms and conditions as the pension plan without regard to IRS limitations on amounts of includible compensation and maximum benefits and without regard to employee deferrals of base and annual bonus pay. Benefits paid are reduced by the value of benefits payable under the pension plan. Under plan terms, each of the named executive officers has executed an election agreement that sets forth the applicable form of payment the participant has chosen to receive following termination of employment (lump sum, lifetime monthly annuity or 180 monthly guaranteed payments).

SERP

Nonqualified SERP benefits are generally payable only for participants who retire on or after age 55 with 10 or more years of service. The SERP provides a lump sum option, a life annuity option or a 180 monthly guaranteed benefit payment option. The benefit is initially calculated as a life annuity benefit, with a monthly benefit that equals a target percentage of final average pay (over a three-year period), reduced by both (1) the lifetime annuity payable under the pension plan and the pension restoration plan, and (2) the single life annuity equivalent of defined contribution credits from 2013-2017, plus interest thereon, attributable to the age and service defined contribution, defined contribution credit and match, and defined contribution supplemental retirement contribution. The target percentage ranges from 40% for 10 years of service to 60% for 15 years of service. Benefits are reduced 3% per year for retirements prior to age 62.

(2)	Full years of credited service only. Actual plan benefits are calculated taking into account full and fractional years of credited service.

(3)	Change in pension value during 2013 and present value of accumulated benefit at year-end:

Pension Plan

For the named executive officers, the amounts shown are based on the present value of the projected pension plan account balances payable at the plan’s normal retirement age (age 65). The projected age 65 pension plan account equals the participant’s accrued account balance at year-end rolled forward with interest credits to age 65 using the plan’s interest rate (3.35% at December 31, 2013, and 2.45% at December 31, 2012). The present value was determined using an interest rate consistent with assumptions used for financial reporting under the Compensation – Retirement Benefits Topic of the FASB ASC (4.95% at December 31, 2013, and 4.10% at December 31, 2012).

For named executive officers covered under the pension plan, the value of the temporary supplemental benefit has been added. The present value was determined assuming current commencement (if currently eligible) or commencement at earliest eligibility (generally age 55) and payment in a single lump sum form, using the plan’s interest rate to calculate the lump sum payment (Pension Protection Act segment lump sum rates at December 31, 2013, and December 31, 2012) and using an interest rate consistent with assumptions used in financial reporting under the Compensation – Retirement Benefits Topic of the FASB ASC to determine the present value at year-end of the lump sum payable. The benefit was prorated based on current service over service from hire date to date of earliest eligibility.

Pension Restoration Plan

The amounts shown are based on the present value of the projected pension plan account balances payable at the plan’s normal retirement age (age 65). The projected age 65 pension plan account equals the participant’s accrued account balance at year-end rolled forward with interest credits to age 65 using the plan’s interest rate (3.35% at December 31, 2013, and 2.45% at December 31, 2012). The present value was determined using an interest rate consistent with assumptions used for financial reporting under the Compensation – Retirement Benefits Topic of the FASB ASC (3.95% at December 31, 2013, and 3.20% at December 31, 2012).

SERP

The values shown are based on the present value of the accrued benefit at unreduced retirement age (age 62) reflecting final average pay and service as of the calculation date. The present value was determined assuming commencement at age 62 using an interest rate consistent with assumptions used for the company’s financial reporting under the Compensation – Retirement Benefits Topic of the FASB ASC (4.15% at December 31, 2013, and 3.35% at December 31, 2012).

(4)	At retirement, Mr. O’Leary received pursuant to his distribution election, a lump sum payment from the pension plan. In accordance with Internal Revenue Code (IRC) section 409A, following Mr. O’Leary’s retirement he received a lump sum payment under the nonqualified pension restoration plan and SERP in January 2014.

Nonqualified Deferred Compensation Table for 2013

The following table sets forth information regarding the contributions, earnings, and balances for each of our named executive officers relative to the nonqualified deferred compensation plan for 2013:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
(a)	(b)	(c)	(d)	(e)	(f)
Charles A. Schrock	2,066,596	186,593	550,963	0	6,606,267
James F. Schott	0	188,759	36,614	0	444,606
Lawrence T. Borgard	135,595	136,231	287,991	0	2,455,873
Phillip M. Mikulsky	532,476	74,051	1,079,252	0	7,555,657
Mark A. Radtke	0	95,203	373,073	0	2,573,544
Joseph P. O’Leary (retired June 30, 2013)	831,521	69,022	368,579	0	4,684,870

(1)	Deferrals into the deferred compensation plan were made from compensation earned in 2013 and are reported in column (c) and (i) of the Summary Compensation Table for 2013, with the exception of annual incentive and performance share amounts earned in 2012 but paid out and deferred in 2013. These amounts are as follows:

Name	Annual Incentive Payout ($)	Performance Share Payout ($)
Charles A. Schrock	0	1,708,613
James F. Schott	0	0
Lawrence T. Borgard	0	0
Phillip M. Mikulsky	0	455,487
Mark A. Radtke	0	0
Joseph P. O’Leary (retired June 30, 2013)	47,166	690,459

(2)	Above-market earnings received on Reserve Accounts A and B are reported in column (h) of the Summary Compensation Table for 2013.

(3)	The aggregate balance includes amounts shown in footnote (1) and the above-market earnings on Reserve Accounts A and B, which are included in column (h) of the Summary Compensation Table for 2013.

The following table sets forth the actual earnings during 2013 of each deferred compensation account held by the named executive officers:

Name	Aggregate Earnings for Reserve A in Last Fiscal Year ($)	Aggregate Earnings for Reserve B in Last Fiscal Year ($)	Aggregate Earnings for Mutual Funds in Last Fiscal Year ($)	Aggregate Earnings for Company Stock in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)
Charles A. Schrock	25,985	1,270	237,878	285,830	550,963
James F. Schott	0	0	14,721	21,893	36,614
Lawrence T. Borgard	0	1,396	155,079	131,516	287,991
Phillip M. Mikulsky	82,744	31,949	810,533	154,026	1,079,252
Mark A. Radtke	0	0	242,437	130,636	373,073
Joseph P. O’Leary (retired June 30, 2013)	0	0	61,995	306,584	368,579

For further details regarding the deferred compensation accounts, including rates of return, see the discussion above in the Compensation Discussion and Analysis under the heading “Key Components of our Executive Compensation Program – Other Benefits and Plans.” Upon retirement or termination of employment, distribution of the named executive officer’s account will commence the January of the year that is both (1) following the calendar year of termination of employment and (2) at least six months following termination or later if a later date is selected by the named executive officer. The named executive officer can elect a distribution period from 1 to 15 years. Payouts, withdrawals, or other distributions cannot commence under the plan while the named executive officer is actively employed.

Termination of Employment

An executive officer may voluntarily terminate his or her employment with the company, including pursuant to his or her retirement, or the company may terminate the executive officer’s employment with or without cause (referred to as involuntary termination). If a named executive officer’s employment is terminated after a change in control event has occurred, in the circumstances discussed below, the named executive officer is entitled to enhanced compensation benefits under the officer’s change in control program. Prior to a change in control, a named executive officer terminating employment is entitled to receive only those benefits earned, accrued and vested prior to the date of termination. There are no provisions for enhanced payments or benefits to be granted to the named executive officers for termination of employment, except as described below with regard to retirement.

Under the change in control program, the definition of “cause” is relevant if the executive officer’s employment is terminated after a change in control event has occurred. The term “cause” as defined in the change in control agreements or change in control plan, as applicable, for the named executive officers, means any one of the following: 1) intentional conduct by the executive officer that is not taken in good faith, which causes demonstrable and serious financial injury to us, as evidenced by a determination in a binding and final judgment in effect after exhaustion of all rights of appeal; 2) the executive officer being convicted of a felony, which substantially impairs the officer’s ability to perform his or her duties or responsibilities; 3) the executive officer’s continuing willful and unreasonable refusal to perform the officer’s duties or responsibilities (unless significantly changed without the officer’s consent); or 4) a material violation of the company’s code of conduct. If a change in control event has occurred and, during the term of the contract, the named executive officer’s employment is terminated by us for reasons other than “cause,” or if the executive terminates for “good reason,” then the executive officer receives the full change in control benefits. On the other hand, if a change in control event has occurred and the named executive officer’s employment is involuntarily terminated for “cause,” or the officer voluntary terminates employment other than for “good reason,” then the executive officer is entitled only to receive benefits that have already accrued and vested, but the executive officer is not entitled to receive the change in control benefits.

Each of our named executive officers who is still serving as an executive officer, except James F. Schott, has a change in control agreement that provides for a termination payment of up to 2.99 times current salary and normal annual incentives. Mr. Schott is covered by a change in control plan that includes similar provisions. Pursuant to the change in control agreements and plan, as applicable, the executive officer may elect to receive the termination payment within the IRS change in control limit, to avoid excise taxes, or to receive the fully calculated change in control payment subject to applicable excise taxes. In addition to the termination payment, an affected executive would receive health and welfare benefits, outplacement services, and up to $10,000 for fees and expenses of consultants, legal, and/or accounting advisors engaged by the executive to compute benefits or payment due under the agreement.

With regard to retirement, the only enhanced value a named executive officer receives is derived from unvested equity grants, as vesting continues on stock options and restricted stock granted prior to retirement and performance periods continue on performance shares granted prior to retirement, provided that retirement occurs on or after December 31 of the calendar year in which the grant was made. Provided below are estimated aggregate compensation and benefits that may be payable to named executive officers (other than Mr. O’Leary) in the event of termination of employment. These estimates assume that termination occurred on December 31, 2013.

Type of Termination	Charles A. Schrock ($)	James F. Schott ($)	Lawrence T. Borgard ($)	Phillip M. Mikulsky ($)	Mark A. Radtke ($)
Retirement (1)	18,788,665	1,599,505	N/A	5,880,535	N/A
Change In Control (2)	23,880,964	2,326,617	9,808,790	7,960,407	7,580,338

N/A	– Not applicable

(1)	Mr. Schrock, Mr. Schott and Mr. Mikulsky are currently eligible for retirement as of December 31, 2013 under the pension program, as specified in the plan documents.

Termination for reasons that are voluntary/involuntary/for cause, including death/disability, would be treated the same as retirement. Included in the value shown is the present value of future retirement benefit payments. Under the pension restoration plan and the SERP, certain participants will be paid a monthly benefit (for a fixed number of payments or a lifetime annuity). The present value of future monthly benefit payments was determined using an interest rate and mortality table consistent with assumptions used for financial reporting under the Compensation-Retirement Benefits Topic of the FASB ASC. Also included in the total is the enhanced value for any outstanding equity grants.

(2)	The amounts reflected do not include potential forfeitures that an executive may experience in the event benefits are above the IRS change in control limit and the executive chooses to reduce the termination payment below such limit.

No change in control triggering event occurred in 2013 that affected the named executive officers (other than Mr. O’Leary). The change in control estimate above provides the approximate cash severance amount, the present value of enhanced pension, health and welfare and outplacement benefits, the amount due for interrupted performance cycles, and the intrinsic value of stock-based awards for each named executive officer.

Mr. O’Leary is not reflected in the table above due to his retirement on June 30, 2013. At retirement, Mr. O’Leary received pursuant to his distribution election, a lump sum in the amount of $296,801 from his qualified retirement plan. In accordance with applicable rules and regulations, six months following Mr. O’Leary’s retirement he received a single lump sum payment in the amount of $3,843,432 under the pension restoration plan and the SERP.

The treatment of unvested stock options, unvested restricted stock, and performance shares in which the performance period has not yet ended varies depending on the circumstances of termination and by the type of long-term incentive. Provided below is a summary of how each type of 2013 long-term incentive is handled based on the type of termination:

Type of Termination	Stock Options	Restricted Stock	Performance Shares
Voluntary/Involuntary/For Cause	Shares not vested are forfeited except in the case of early retirement on or after age 55 with 10 years’ service or reaching age 62, death or disability.	Shares not vested are forfeited except in the case of early retirement on or after age 55 with 10 years’ service or reaching age 62, death or disability.	Shares not vested are forfeited except in the case of early retirement on or after age 55 with 10 years’ service or reaching age 62, death or disability.
Retirement on or After Age 55 with 10 Years’ Service or Reaching Age 62	At retirement, the shares continue to vest as if the officer is actively employed; no change occurs to the vesting schedule. If retirement occurs within the calendar year that the award is granted, the last grant is prorated.	At retirement, the units continue to vest as if actively employed; no change occurs to the vesting schedule. If retirement occurs within the calendar year that the award is granted, the last grant is prorated.	At retirement the performance period continues as if the officer is actively employed. If retirement occurs within the calendar year that the award is granted, the last grant is prorated.
Change in Control	The outstanding and unexercised options will become fully vested, but subject to any terms of the change in control agreement.	The shares become fully vested, even if not otherwise vested, and whether or not employment is terminated.	The performance period is terminated; the employee is entitled to a final award based on the target award prorated for the portion of performance period that has been completed at the time of the change in control agreement.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the above Compensation Discussion and Analysis section of this proxy statement. Based on this review and discussion, the compensation committee recommended that the Compensation Discussion and Analysis be included in Integrys Energy Group’s annual report on Form 10-K for the fiscal year ended December 31, 2013, and this proxy statement.

Compensation Committee

John W. Higgins, Chair

William J. Brodsky

Kathryn M. Hasselblad-Pascale

Michael E. Lavin

This Compensation Committee Report is not to be deemed “soliciting material” or deemed to be filed with the SEC or subject to Regulation 14A of the Securities Exchange Act of 1934, as amended, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically requested by Integrys Energy Group or incorporated by reference in documents otherwise filed.

COMPENSATION RISK ASSESSMENT

Our compensation committee and our management team engaged in a process of evaluation of our compensation policies and practices for our employees and the risks arising therefrom. The compensation consultant engaged by the compensation committee assisted in this evaluation. The evaluation process included taking an inventory of our compensation arrangements and identifying the risks arising from the arrangements as well as measures we have taken to mitigate such risks. Specifically, our management team, with assistance from the compensation committee’s consultant, (a) assessed the key compensation policies from a risk perspective, (b) identified the risks disclosed in our most recent Annual Report on Form 10-K, (c) determined the impact of compensation policies and practices on such risk factors, (d) determined whether additional risks, not previously disclosed as a risk factor, might be created from our compensation policies and practices, and (e) determined whether any disclosure was necessary (namely, whether any identified risks were reasonably likely to have a material adverse effect). Our compensation committee has reviewed our management team’s process and the conclusions that our management team reached, and concluded that our employee compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and do not incent executives or other employees to take unnecessary or excessive risks. As a result, we believe that risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

DIRECTOR COMPENSATION

Compensation Philosophy

Our compensation policies for directors are designed to attract and retain the most qualified individuals to serve on the board of directors in the industry in which we operate. We believe that our director compensation packages for our nonemployee directors are comparable relative to the competitive utility/energy industry market. General market information relative to the market median director compensation provided by Exequity LLP, a nationally recognized compensation consultant, was reviewed in setting nonemployee director compensation for 2013.

Role of the Governance Committee

Recommendations regarding nonemployee director compensation are made by the governance committee. The compensation consultant provides the governance committee with a competitive compensation analysis of outside director compensation programs relative to the utility/energy industry survey group and the general industry survey group for use in their decision-making. Although the compensation consultant provides market data for consideration by the governance committee in setting our nonemployee director compensation levels and programs, the compensation consultant does not make specific recommendations on individual compensation amounts for our nonemployee directors, nor does the consultant determine the amount or form of non-employee director compensation. All decisions on nonemployee director compensation levels and programs are made by the full board of directors based on the recommendation provided by the governance committee.

Components of Director Compensation

Our nonemployee director compensation for 2013 was composed of an annual cash retainer and stock-based award and remained the same as the compensation for 2012. The equity portion of our nonemployee director compensation is designed to align directors’ interests with shareholders’ interests and is in the form of deferred stock units which are held in the nonqualified Integrys Energy Group, Inc. Deferred Compensation Plan (for a description of this plan and investment options, see the discussion above in the Compensation Discussion and Analysis under the heading “Key Components of our Executive Compensation Program – Other Benefits and Plans”). The directors may also defer their cash retainer into the Deferred Compensation Plan. In addition, directors receive $50,000 of Accidental Death and Dismemberment insurance coverage. Our nonemployee directors receive no incentive plan compensation, qualified pension benefits, or perquisites. Our employee directors receive no compensation for serving as directors.

Common Stock Ownership Guidelines

Our board of directors believes it is important for our nonemployee directors to be subject to stock ownership guidelines to emphasize the importance of linking director and shareholder interests. Our board of directors has adopted guidelines that provide the target level for stock ownership of our nonemployee directors is five times their annual equity award, with this target to be obtained within a four-year period from commencing service (effective January 1, 2013, within a four-year period from the date that the first full grant of an equity award occurs). As of December 31, 2013, all nonemployee directors were complying with our stock ownership guidelines. For more information regarding stock ownership guidelines that apply to our employee directors, see the discussion above in the Compensation Discussion and Analysis under the heading “Common Stock Ownership Guidelines.”

Director Compensation Tables for 2013

The following table sets forth a summary of compensation for each nonemployee director who served during 2013:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	Total ($)
(a)	(b)	(c)	(f)	(h)
Keith E. Bailey (4)	34,583	80,000	0	34,583
William J. Brodsky	80,000	80,000	0	160,000
Albert J. Budney, Jr.	100,000	80,000	0	180,000
Pastora San Juan Cafferty (5)	26,667	80,000	0	106,667
Ellen Carnahan	81,250	80,000	0	161,250
Michelle L. Collins	86,875	80,000	0	166,875
Kathryn M. Hasselblad-Pascale	87,500	80,000	0	167,500
John W. Higgins	87,500	80,000	0	167,500
Paul W. Jones	86,875	80,000	0	166,875
Holly Keller Koeppel	80,000	80,000	0	160,000
Michael E. Lavin	92,500	80,000	0	172,500
William F. Protz, Jr.	80,000	80,000	0	160,000

(1)	Director fees paid to nonemployee directors in 2013, include:

•	$80,000 annual cash retainer.

•	$20,000 to serve as Lead Independent Director of the board of directors.

•	$12,500 to serve as chair of the audit committee and $7,500 to serve as chair of the compensation committee, environmental and safety committee, financial committee or governance committee.

Fees paid for serving in the position of Lead Independent Director or as chair of a committee are prorated based on months served if a director is newly appointed during the year.

(2)	The amounts shown in column (c) reflect the grant date fair value of the deferred stock unit computed in accordance with FASB ASC Topic 718 – Stock Compensation.

(3)	The amounts shown reflect the calculation of above-market earnings on nonqualified deferred compensation and is based on the difference between 120% of the applicable federal long-term rate (AFR) and the rate of return received on Reserve Accounts A and B. There is no change in pension value for any director as directors are not provided pension benefits.

(4)	Mr. Bailey voluntarily retired from the board of directors effective May 16, 2013. The amount shown reflects the full value of the award; however, Mr. Bailey was only eligible for 5/12ths of the award as a result of his voluntary retirement.

(5)	Ms. Cafferty was deceased on April 16, 2013.

The following table sets forth the number of deferred stock units held by nonemployee directors who served during 2013 at December 31, 2013:

Name	Deferred Stock Units (#)
Keith E. Bailey	11,278
William J. Brodsky	12,216
Albert J. Budney, Jr.	18,675
Pastora San Juan Cafferty	12,216
Ellen Carnahan	16,991
Michelle L. Collins	4,314
Kathryn M. Hasselblad-Pascale	21,231
John W. Higgins	12,216
Paul W. Jones	3,370
Holly Keller Koeppel	2,680
Michael E. Lavin	12,216
William F. Protz, Jr.	21,231
Total	148,634

The following table sets forth the earnings during 2013 of each deferred compensation account held by each nonemployee director who served during 2013:

Name	Aggregate Earnings for Reserve A in Last Fiscal Year ($)	Aggregate Earnings for Reserve B in Last Fiscal Year ($)	Aggregate Earnings for Mutual Funds in Last Fiscal Year ($)	Aggregate Earnings for Company Stock In Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)
Keith E. Bailey	0	0	0	59,422	59,422
William J. Brodsky	0	0	0	164,674	164,674
Albert J. Budney, Jr.	0	0	0	84,851	84,851
Pastora San Juan Cafferty	0	0	45,935	77,556	123,491
Ellen Carnahan	0	0	0	127,057	127,057
Michelle L. Collins	0	0	0	19,463	19,463
Kathryn M. Hasselblad-Pascale	0	0	0	110,692	110,692
John W. Higgins	0	0	0	54,778	54,778
Paul W. Jones	0	0	0	13,594	13,594
Holly Keller Koeppel	0	0	5,100	11,801	16,900
Michael E. Lavin	0	0	0	54,778	54,778
William F. Protz, Jr.	0	0	0	148,583	148,583

AUDIT COMMITTEE REPORT

The audit committee reviewed and discussed with management the audited financial statements of Integrys Energy Group, Inc., including disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as of and for the year ended December 31, 2013. In addition, we have discussed with Deloitte & Touche LLP, the independent registered public accounting firm for Integrys Energy Group, the matters required by auditing standards of the Public Company Accounting Oversight Board and Rule 2-07, “Communication with Audit Committees” of Regulation S-X. The audit committee also reviewed and discussed with management and Deloitte & Touche LLP the assessment and audit of internal control over financial reporting.

The audit committee also received the written disclosures and letter from Deloitte & Touche LLP required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed the firm’s independence with respect to Integrys Energy Group. We have also discussed with management of Integrys Energy Group and Deloitte & Touche LLP such other matters and received such assurances from them as we deemed appropriate.

Based on the foregoing review and discussions and relying thereon, we have recommended to Integrys Energy Group’s board of directors the inclusion of the audited financial statements in Integrys Energy Group’s annual report on Form 10-K for the year ended December 31, 2013.

Audit Committee

Michael E. Lavin, Chair

Ellen Carnahan

Michelle L. Collins

Paul W. Jones

This Audit Committee report is not to be deemed “soliciting material” or deemed to be filed with the SEC or subject to Regulation 14A of the Securities Exchange Act of 1934, as amended, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically requested by Integrys Energy Group or incorporated by reference in documents otherwise filed.

DOCUMENTS INCORPORATED BY REFERENCE IN FORM 10-K

Information regarding the assumptions made in valuing the stock and option awards contained in Note 18 – Stock-Based Compensation in Notes to Consolidated Financial Statements in our 2013 Annual Report on Form 10-K and information regarding the valuation method and assumptions applied in quantifying the present value of the pension benefits contained in Note 17 – Employee Benefit Plans in Notes to Consolidated Financial Statements in our 2013 Annual Report on Form 10-K is incorporated by reference into this proxy statement.

Our 2013 Annual Report on Form 10-K can be accessed on our website at www.integrysgroup.com/investor by selecting “SEC Filings.” If you are a shareholder and would like to receive a copy of our 2013 Annual Report on Form 10-K, without exhibits, please contact Integrys Energy Group’s Investor Relations department as follows:

Integrys Energy Group, Inc.

Attention: Investor Relations

200 East Randolph Street

Chicago, Illinois 60601

Telephone: 800-228-6888

Email: TEGinvestors@integrysgroup.com

ELECTRONIC AVAILABILITY OF PROXY STATEMENT AND ANNUAL REPORT

As permitted by SEC rules, we are making this proxy statement and our annual report (including financial statements and the report of our independent registered public accounting firm, Deloitte & Touche LLP) available to shareholders electronically via the Internet at www.proxyvote.com. On March 28, 2014, we began distributing to our shareholders a notice regarding the availability of proxy materials (notice) containing instructions on how to access this proxy statement and our annual report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained on the notice.

If you received a paper copy of the proxy materials by mail and you wish to receive a notice of availability of next year’s proxy statement either in paper form or electronically via email, you can elect to receive a notice of availability by contacting Integrys Energy Group’s Investor Relations department at (800) 228-6888. By opting to receive the notice of availability and accessing your proxy materials online, you will save us the cost of producing and mailing documents to you, reduce the amount of mail you receive, and help preserve environmental resources.

We are required to provide an annual report and proxy statement or notice of availability of these materials to all shareholders of record. To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding but share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders who have the same mailing address and last name, and do not participate in electronic delivery of proxy materials, will receive only one copy of the annual report and proxy statement or notice of availability of these materials.

If you are a registered shareholder and would like to have separate copies of the annual report and proxy statement distributed to you in the future, you must submit a request to opt out of householding in writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York, 11717, or call Broadridge at (800) 542-1061, and we will cease householding all such documents within 30 days. If you are a beneficial shareholder and would like to have separate copies of the annual report and proxy statement, contact your broker.

OTHER BUSINESS

At the time this proxy statement went to press, there were no shareholder proposals required to be included in this proxy statement for consideration at our May 15, 2014, annual meeting. If any other matters are properly presented at the annual meeting, the persons named as proxies will vote upon them in accordance with their best judgment.

Our officers, directors, and employees may solicit proxies by correspondence, telephone, electronic communications, or in person, but without extra compensation. Banks, brokers, nominees, and other fiduciaries may be reimbursed for reasonable charges and expenses incurred in forwarding the proxy soliciting material to and receiving proxies from beneficial owners.

FUTURE SHAREHOLDER PROPOSALS

Under Rule 14a-8 of the Securities Exchange Act of 1934 shareholder proposals for our 2015 annual meeting of shareholders must be received no later than November 28, 2014, to be included in the 2015 proxy statement. Our by-laws allow additional shareholder proposals for the 2015 annual meeting to be accepted between January 15, 2015, and February 14, 2015. However, proposals received in this time frame will be included in our 2015 proxy statement at our sole discretion. If we choose to present any such proposals at the 2015 annual meeting, the persons named in proxies solicited by our board of directors for our 2015 annual meeting of shareholders may exercise discretionary voting power with respect to any such proposals. Shareholder proposals received before January 15, 2015, may be submitted to shareholder vote at our sole discretion (we may exercise discretionary voting power with respect to any such proposals), but proposals received after February 14, 2015, will not be considered for submission to shareholders. Proposals should be submitted to Integrys Energy Group, Inc., Attention: Secretary, 200 East Randolph Street, Chicago, Illinois 60601.

INTEGRYS ENERGY GROUP, INC.

JODI J. CARO
Vice President, General Counsel and Secretary

You can access, view and download this year’s Annual Report and Proxy Statement at www.proxyvote.com.

VOTE BY INTERNET – www.proxyvote.com

Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903

Use a touch-tone telephone (toll free if calling within the United States) to transmit your voting instructions. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card.

You may vote over the Internet or telephone until 11:59 p.m. Eastern Daylight Time on May 14, 2014. Votes provided through the mail via a completed traditional proxy card must be received by May 14, 2014. Exceptions to the voting cutoff dates are disclosed in the “Frequently Asked Questions” section of the Proxy Statement.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy materials and annual reports electronically via e-mail. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M65865-P47005 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — —— — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTEGRYS ENERGY GROUP, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR ALL of the nominees below: Vote on Directors
1.	Election of Directors	☐	☐	☐

Nominees:

01)    William J. Brodsky                            07)    Paul W. Jones

02)    Albert J. Budney, Jr.                         08)    Holly Keller Koeppel

03)    Ellen Carnahan                                 09)    Michael E. Lavin

04)    Michelle L. Collins                            10)    William F. Protz, Jr.

05)    Kathryn M. Hasselblad-Pascale       11)    Charles A. Schrock

06)    John W. Higgins

Vote on Proposals The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2.	The approval of a non-binding advisory resolution to approve the compensation of our named executive officers.					☐	☐	☐
3.	The approval of the Integrys Energy Group 2014 Omnibus Incentive Compensation Plan.					☐	☐	☐
4.	The ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2014.					☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
For address changes and/or comments, please check this box and provide the information on the back of this card where indicated.				☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) on this Proxy Card. When shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and Annual Report are available at www.proxyvote.com.

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M65866-P47005

INTEGRYS ENERGY GROUP, INC.

Notice of Annual Meeting of Shareholders

To Be Held May 15, 2014 at 10:00 AM CDT

Proxy Solicited on behalf of the Board of Directors

The shareholder(s) hereby appoint(s) Charles A. Schrock and Jodi J. Caro as proxies, each with the power to appoint a substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this form, and to vote at their discretion upon such other business as may properly come before the meeting, all the shares of common stock of Integrys Energy Group, Inc. held of record by the undersigned on March 10, 2014, at the Annual Meeting of Shareholders to be held at 10:00 AM, CDT on May 15, 2014, at the Chase Auditorium in the Chase Tower, 10 South Dearborn Street, Chicago, Illinois or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed by the shareholder(s). If no direction is made, this proxy will be voted FOR ALL NOMINEES for directors listed on the reverse side; FOR proposals 2, 3 and 4; and according to the discretion of the proxies on any matters that may properly come before the meeting or any other postponement or adjournment thereof.

Please indicate in the comment box below any topics you would like addressed as part of management’s presentation at the Annual Meeting of Shareholders on May 15, 2014.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

INTEGRYS ENERGY GROUP, INC. ANNUAL MEETING FOR HOLDERS AS OF 3/10/14 TO BE HELD ON 5/15/14 Your vote is important. Thank you for voting.

Read the Proxy Statement and have the voting instruction form below at hand. Please note that the telephone and Internet
voting turns off at 11:59 p.m. ET the night before the meeting or cutoff date.

To vote by Internet

1) Go to website www.proxyvote.com.

2) Follow the instructions provided on the website.

To vote by Telephone

1) Call 1-800-454-8683.

2) Follow the instructions.

To vote by Mail

1) Check the appropriate boxes on the voting instruction form below.

2) Sign and date the voting instruction form.

3) Return the voting instruction form in the envelope provided.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M69596-P46729

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting. The following materials are available at www.proxyvote.com: Proxy Statement and Annual Report
The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors	☐	☐	☐

Nominees:

01)    William J. Brodsky                            07)    Paul W. Jones

02)    Albert J. Budney, Jr.                         08)    Holly Keller Koeppel

03)    Ellen Carnahan                                 09)    Michael E. Lavin

04)    Michelle L. Collins                            10)    William F. Protz, Jr.

05)    Kathryn M. Hasselblad-Pascale       11)    Charles A. Schrock

06)    John W. Higgins

					PLEASE “X” HERE ONLY IF YOU PLAN TO ATTEND THE MEETING AND VOTE THESE SHARES IN PERSON		☐

The Board of Directors recommends you vote FOR the following proposals:					For	Against	Abstain

2.	The approval of a non-binding advisory resolution to approve the compensation of our named executive officers.				☐	☐	☐
3.	The approval of the Integrys Energy Group 2014 Omnibus Incentive Compensation Plan.				☐	☐	☐
4.	The ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2014.				☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

INTEGRYS ENERGY GROUP, INC.

2014 OMNIBUS INCENTIVE COMPENSATION PLAN

Section 1.	PURPOSE AND DEFINITIONS

(a) Purpose. The purpose of the Integrys Energy Group, Inc. 2014 Omnibus Incentive Compensation Plan is to promote the interests of the Company and its shareholders by (a) attracting and retaining executives and other key employees and directors of outstanding training, experience and ability; (b) motivating them, by means of performance-related incentives, to achieve performance goals; and (c) enabling them to participate in the growth and financial success of the Company. It is intended that this purpose be effected via performance-based incentives and through awards or grants of stock options and various other rights with respect to shares of the Company’s common stock, as provided herein, to such eligible employees and directors (as defined in subsection (b) below).

(b) Definitions. The following terms shall have the following respective meanings unless the context requires otherwise:

(1) An “Affiliate” of, or a person “affiliated” with, a specified person is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified and the term “Associate” used to indicate a relationship with any person, means (i) any corporation or organization (other than the registrant or a majority-owned subsidiary of the registrant) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the registrant or any of its parents or subsidiaries.

(2) The term “Annual Performance Right” shall mean the right to receive up to the amount of compensation described in the Participant’s award agreement, taking into account the Target Award and the Performance Formula, upon the attainment of one or more specified Performance Goals over a period of time determined by the Committee, subject to the terms and conditions of the award agreement and the Plan.

(3) A person shall be deemed to be the “Beneficial Owner” of any securities:

(A) which such Person or any of such Person’s Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, (A) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or (B) securities issuable upon exercise of any rights agreement that the Company may have in effect at a time before the issuance of such securities;

(B) which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this subparagraph (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Act and (B) is not also then reportable on a Schedule 13D under the Act (or any comparable or successor report); or

(C) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in Section paragraph (B) above) or disposing of any voting securities of the Company.

(4) The term “Board” shall mean the Board of Directors of the Company.

(5) The term “Cause” for termination by the Company or a Subsidiary of a Participant’s employment in connection with or following a Change in Control shall be limited to the following:

(A) the engaging by the Participant in intentional conduct not taken in good faith which has caused demonstrable and serious financial injury to the Company and/or a Subsidiary, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative;

(B) conviction of a felony (as evidenced by binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion of all rights of appeal) which substantially impairs the Participant’s ability to perform his duties or responsibilities;

(C) continuing willful and unreasonable refusal by the Participant to perform the Participant’s duties or responsibilities (unless significantly changed without the Participant’s consent);

(D) material violation of the Company’s Code of Conduct.

(6) The term “Change in Control” shall mean the occurrence of any one of the following:

(A) any Person (other than any employee benefit plan of Integrys Energy Group, Inc. or of any subsidiary of Integrys Energy Group, Inc., any Person organized, appointed or established pursuant to the terms of any such benefit plan or any trustee, administrator or fiduciary of such a plan) is or becomes the Beneficial Owner of securities of Integrys Energy Group, Inc. representing at least 30% of the combined voting power of the then outstanding securities of Integrys Energy Group, Inc.;

(B) one-half or more of the members of the Board are not Continuing Directors;

(C) there shall be consummated any merger, consolidation, or reorganization of Integrys Energy Group, Inc. with any other corporation as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are owned by the former shareholders of Integrys Energy Group, Inc. other than a shareholder who is an Affiliate or Associate of any party to such consolidation or merger;

(D) there shall be consummated any merger of Integrys Energy Group, Inc. or share exchange involving Integrys Energy Group, Inc. in which Integrys Energy Group, Inc. is not the continuing or surviving corporation other than a merger of Integrys Energy Group, Inc. in which each of the holders of Common Stock of Integrys Energy Group, Inc. immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger;

(E) there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Integrys Energy Group, Inc. to a Person which is not a wholly owned subsidiary of Integrys Energy Group, Inc.; or

(F) the shareholders of Integrys Energy Group, Inc. approve any plan or proposal for the liquidation or dissolution of Integrys Energy Group, Inc.

If a Plan Award is considered deferred compensation subject to the provisions of Code Section 409A, and if a payment under such Plan Award would be accelerated or otherwise triggered upon a “change in control”, then the foregoing definition is modified, to the extent necessary to avoid the imposition of an excise tax under Section 409A, to mean a “change in control event” as such term is defined for purposes of Code Section 409A.

(7) The term “Code” shall mean the Internal Revenue Code of 1986, or any successor thereto, as the same may be amended and in effect from time to time.

(8) The term “Committee” shall mean the committee appointed pursuant to Section 2 to administer the Plan.

(9) The term “Company” shall mean Integrys Energy Group, Inc., or any successor thereto.

(10) The term “Continuing Director” shall mean (i) any member of the Board of Directors of Integrys Energy Group, Inc. who was a member of such Board on the day following the Effective Date of this Plan, (ii) any successor of a Continuing Director who is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on such Board, and (iii) additional directors elected or recommended for membership by a majority of the Continuing Directors then on such Board.

(11) The term “Covered Executive” shall mean, with respect to each taxable year of the Company, an individual who, on the last day of the taxable year, is the Chief Executive Officer of the Company or among the three highest compensated officers of the Company and its subsidiaries (other than the Chief Executive Officer or Chief Financial Officer), as determined pursuant to the executive compensation disclosure rules under the Exchange Act.

(12) The term “Employee” shall mean an employee of the Company or any Subsidiary or a member of the Board of Directors of either the Company or a Subsidiary. The term “Employee” shall also be deemed to include any person who is an employee of any joint venture corporation or partnership, or comparable entity, in which the Company or a Subsidiary has a substantial equity interest; provided that with respect to the granting of an Option or Stock Appreciation Right; a person who is employed by a joint venture corporation, partnership or comparable entity in which the Company or a Subsidiary has an ownership interest shall be considered to be an Employee only if such corporation, partnership or entity itself constitutes a Subsidiary.

(13) The term “Exchange Act” shall mean the Securities Exchange Act of 1934, or any successor thereto, as the same may be amended and in effect from time to time.

(14) The term “Fair Market Value” shall mean the closing price at which a share of Stock shall have been sold on the New York Stock Exchange on the date of grant of any Option, date of grant and date of exercise of a Stock Appreciation Right, or other relevant valuation date. In the event that any Option or Stock Appreciation Right shall be granted, or a Stock Appreciation Right exercised, or other relevant valuation date shall occur, on a date on which there were no such sales of Stock on the New York Stock Exchange, the Fair Market Value of a share of Stock shall be deemed to be the closing price at which a share of Stock shall have been sold on the New York Stock Exchange on the next preceding day on which there were such sales. If the Stock is not listed on the New York Stock Exchange but is traded on another national securities exchange or through an over-the-counter market, the last sales price on such exchange on the applicable date as described above shall be used in determining Fair Market Value.

(15) The term “Final Award” shall mean the amount of compensation or the number of shares of Stock to be awarded finally to the Participant who holds an Annual Performance Right or a Performance Stock Right, as determined by the Committee taking into account the extent to which the Participant has achieved the Performance Goals.

(16) The term “Option” or “Options” shall mean the option to purchase Stock in accordance with Section 6 and such other terms and conditions as may be prescribed by the Committee. An Option may be either an “incentive stock option”, as such term is defined in the Code, or shall otherwise be designated as an option entitled to favorable treatment under the Code (“ISO”) or a “nonqualified stock option” (“NQO”). ISOs and NQOs are individually called an “Option” and collectively called “Options”.

(17) The term “Other Stock-Based Awards” shall mean awards of Stock (including Restricted Stock) or other rights (including “stock units” or “phantom stock”) made in accordance with Section 7.

(18) The term “Participant” shall mean an Employee who has been designated for participation in the Plan.

(19) The term “Performance Goals” shall mean, with respect to any Annual Performance Right or Performance Stock Right that is granted to a Participant who is a Covered Executive and that intended to constitute performance-based compensation for purposes of Code Section 162(m), a performance measure that is based upon one or more of the following objective business criteria established by the Committee with respect to the Company and/or any Subsidiary, division, business unit or component thereof: asset charge, asset turnover, capital employed in the business, capital spending, cash flow (including operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment), cost structure improvements, complexity reductions, customer loyalty, customer value, diversity, debt (or the ratio of debt to equity or to another financial measure that appears on the Company’s financial statements or is derived from one or more amounts that appear on the Company’s financial statements), dividend payouts, earnings (before or after one or more of interest, taxes depreciation, amortization or extraordinary items), earnings growth, earnings per share, economic value-added (or other measure of productivity that considers the cost of capital employed), employee wellness, environmental health or performance, expense targets or reductions, gross profit, increase in customer base, level of parental guarantees, market efficiency, energy price weighted availability of generation facilities, market share, net cash balance, net earnings or net income (whether before or after tax, and including variations of net income, such as net income from continuing operations), net income margin, net operating cash flow, margins (including operating profit margin), occupational health reportable incidents, operations and maintenance reduction, electric and/or gas utility rate levels, productivity, response time, profits before tax, quality/customer satisfaction, realized return (including return on assets, return on capital, return on equity, return on invested capital, return on net operating assets, return on revenue, return on sales, or return on another financial measure that appears in the Company’s financial statements or is derived from one or more amounts that appear in the Company’s financial statements), revenue, sales or revenue growth, safety, sales margin, sales volume, stock price, system reliability, total shareholder return, variable margin, value at risk, workers compensation costs,, and working capital (including accounts receivable, inventories, accounts payable or other components of working capital). With respect to each financial Performance Goal, the relevant measurement of performance shall be computed in accordance with generally accepted accounting principles, if applicable; provided that unless otherwise determined by the Committee, which determination may be made at any time with respect to a Plan Award that is not intended to constitute performance-based compensation for purposes of Code Section 162(m) and not later than 90 days after the beginning of the Performance Period with respect to a Plan Award that is intended to constitute performance-based compensation for purposes of Code Section 162(m), the measurement of the Performance Goal shall exclude, to the extent applicable under the particular Performance Goal, the effects of (1) extraordinary, unusual and/or non-recurring items of income or expense, (2) gains or losses on the disposition of a business or business unit, (3) changes in tax or accounting laws or regulations, or (iv) a merger or acquisition. With respect to any Annual Performance Right or Performance Stock Right granted to a Participant who is not a Covered Executive, or with respect to any Annual Performance Right or Performance Stock Right that is granted to a Participant who is a Covered Executive but the Committee determines that the Annual Performance Right or Performance Stock Right either is not eligible for or is not to be considered “performance-based compensation” for purposes of Code Section 162(m), the Performance Goals may be based on one or more of the business criteria described above or any other criteria based on individual, business unit, Subsidiary, group or Company performance selected by the Committee. The Performance Goals may be expressed, without limitation, in terms of attaining a specified level of the particular criterion or the attainment of an increase or decrease (expressed as absolute numbers or as a percentage) in the particular criterion or achievement in relation to a peer group or other index.

(20) The term “Performance Formula” shall mean a formula to be applied in relation to the Performance Goals in determining the percentage of the Target Award earned by the Participant with respect to a Plan Award.

(21) The term “Performance Period” shall mean the period of time for which performance with respect to one or more Performance Goals with respect to any Annual Performance Right or Performance Stock Right is to be measured.

(22) The terms “Performance Stock Rights” or “Performance Shares” shall mean the right to receive, without payment to the Company, up to the number of shares of Stock described in the Participant’s award agreement, taking into account the Target Award and the Performance Formula, upon the attainment of one or more specified Performance Goals, subject to the terms and provisions of the award agreement and the Plan.

(23) The term “Person” shall mean any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert; provided, that in the case of a merger, consolidation or reorganization of the Company with any other corporation or a share exchange involving the Company, the shareholders of the other corporation that is a party to the merger, consolidation, reorganization or share exchange shall not be considered to be acting in concert for purposes of applying Section 1(b)(6)(A).

(24) The term “Plan” shall mean the Integrys Energy Group, Inc. 2014 Omnibus Incentive Compensation Plan as the same may be amended and in effect from time to time.

(25) The term “Plan Awards” shall mean awards or grants of incentive compensation, whether in cash or in the form of Options, Stock Appreciation Rights, Performance Shares, Restricted Stock, Other Stock Based Awards or dividend equivalents under Section 5.

(26) The term “Restricted Stock” or “Restricted Shares” shall mean shares of Stock delivered to (or held in escrow or in a book account for the benefit of) a Participant, subject to such restrictions on the Participant’s right to retain the shares as the Committee shall, in its discretion, determine.

(27) The term “Right” shall mean an Annual Performance Right or a Performance Stock Right, as required by the context.

(28) The term “Stock Appreciation Right” shall mean the right to receive, without payment to the Company, an amount of cash or Stock as determined in accordance with Section 6, based on the amount by which the Fair Market Value of a share of Stock on the relevant valuation date exceeds the grant price.

(29) The term “Subsidiary” shall mean any corporation, limited liability company or other limited liability entity in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entity or entities in the chain) owns the stock or equity interest possessing at least fifty percent (50%) of the total combined voting power of all classes of stock or other equity interests in one of the other entities in the chain. In addition, solely for purposes of determining those individuals to whom an Option (other than an Option that is designated as an incentive stock option for purposes of the Code) or a Stock Appreciation Right may be granted, the term “Subsidiary” includes an entity that would be a Subsidiary if the preceding sentence were applied by substituting “at least twenty percent (20%)” in lieu of “at least fifty percent (50%)” if the Committee determines that there are legitimate business reasons for extending Options or Stock Appreciation Rights to individuals employed by such an entity.

(30) The term “Stock” shall mean shares of the Company’s common stock, par value $1.00 per share.

(31) The term “Target Award” shall mean the amount of compensation or the number of shares of Stock, subject to adjustment pursuant to Section 12, to be earned by a Participant under an Annual Performance Right or a Performance Stock Right if all of the Performance Goals are achieved at the targeted level of performance.

Section 2.	ADMINISTRATION

(a) Committee. The Plan shall be administered by the Compensation Committee of the Board consisting of not less than two (2) members of the Board who meet the “outside” director requirements of Section 162(m) of the Code, the independence standards of the New York Stock Exchange and the “non-employee director” requirements of Rule 16b-3(b)(3) under the Exchange Act, or by any other committee appointed by the Board, provided the members of such committee meet such requirements. The Committee shall administer the Plan and perform such other functions as are assigned to it under the Plan. The Committee is authorized, subject to the provisions of the Plan, from time to time, to establish such rules and regulations as it may deem appropriate for the proper administration of the Plan, and to make such determinations under, and such interpretations of, and to take such steps in connection with, the Plan and the Plan Awards as it may deem necessary or advisable, in each case in its sole discretion. The Committee’s decisions and determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not they are similarly situated. Any authority granted to the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any qualified performance-based award to cease to qualify for exemption under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with any action taken by the Committee, the Board action shall control.

(b) Effective Date of Plan Awards. Unless otherwise determined by the Committee at the time of grant, a Plan Award approved by the Committee shall become effective, and the grant shall occur on the date on which the Plan Award is ratified by the Board.

(c) Delegation of Authority. To the extent permitted by law, the Committee may delegate any or all of its powers and duties under the Plan, including, but not limited to, its authority to make awards under the Plan or to grant waivers pursuant to Section 9, to one or more of its members or to one or more officers of the Company as it shall appoint, and with any such delegation to be subject to such conditions or limitations as the Committee may establish; provided, however, that the Committee shall not delegate its authority to act on non-ministerial matters affecting any Participant who is subject to the reporting requirements of Section 16(a) of the Exchange Act, or the liability provisions of Section 16(b) of the Exchange Act (any such Participant being called a “Section 16 Person”). Further, no person to whom authority has been delegated shall grant a Plan Award to himself or herself or otherwise administer or interpret a Plan Award that has been previously granted to such person. To the extent of any such delegation, the term “Committee” when used herein shall mean and include (except for purposes of this subsection (c)) any such delegate.

(d) Eligibility of Board Members. Notwithstanding anything in the Plan to the contrary, a member of the Board shall be eligible to hold or receive a Plan Award; provided that with respect to any Plan Award for a non-employee member of the Board, the Plan Award shall be reviewed and recommended by the Governance Committee, and shall be effective upon approval by the Board.

Section 3.	ANNUAL PERFORMANCE RIGHTS AND FINAL AWARDS

(a) Grant of Annual Performance Rights. The Committee, at any time and from time to time while the Plan is in effect, may grant or authorize the granting of, Annual Performance Rights to such officers of the Company and any Subsidiary, and other Employees, whether or not members of the Board, as it may select and in such amount as it shall designate, subject to the provisions of this Section 3.

(b) Maximum Awards. The maximum amount that may be granted to a Covered Executive as a Final Award with respect to one or more Annual Performance Rights during any calendar year during any part of which the Plan is in effect, whether such Final Award is payable in cash or credited to the Covered Executive’s account under the Integrys Energy Group, Inc. Deferred Compensation Plan in accordance with subsection (d) below, shall be five million dollars ($5,000,000).

(c) Terms and Provisions of Annual Performance Rights. Prior to the grant of any Annual Performance Right, the Committee shall determine the terms and provisions of such Right, including, without limitation (1) the Target Award; (2) one or more Performance Goals to be used to measure performance under such Right, and the Performance Formula to be applied against the Performance Goals in determining the amount of compensation earned under such

Right as a percentage of the Target Award; (3) the Performance Period; and (4) the effect of the Participant’s termination of employment or death. With respect to any Right that is intended to constitute qualified performance-based compensation for purposes of Code Section 162(m), such actions must be completed within 90 days of the commencement of the Performance Period. The Committee may establish a minimum threshold objective for any Performance Goal for such Performance Period which, if not met, would result in no Final Award being made to any Participant with respect to such Performance Goal for such Performance Period. During and after the Performance Period, but prior to the Committee’s final determination of the Participant’s Final Award as provided in subsection (d), the Committee may adjust the Performance Goals, Performance Formula and Target Award and otherwise modify the terms and provisions of a Right subject to the terms and conditions of the Plan; provided that if the Committee acts more than 90 days following commencement of the Performance Period, to adjust or modify the terms and provisions of a Right granted to a Participant who is a Covered Executive, other than to decrease the amount of compensation that may be paid under such Right, any Final Award with respect to such Right shall not constitute qualified performance-based compensation for purposes of Code Section 162(m). Each Right shall be evidenced by an award agreement that is consistent with the terms and conditions approved by the Committee.

(d) Final Awards.

(1) As soon as practicable following the completion of the Performance Period relating to any Annual Performance Right, but not later than 12 months following such completion, the Committee shall determine the extent to which the Participant achieved the Performance Goals and the amount of compensation to be awarded as a Final Award to the Participant who holds such Right. In making such determination, the Committee shall apply the applicable Performance Formula for the Participant for the Performance Period against the accomplishment of the related Performance Goals. The Committee may, in its sole discretion, reduce the amount of any Final Award that otherwise would be awarded to any Participant for any Performance Period. In addition, the Committee may, in its sole discretion, increase the amount of any Final Award that otherwise would be awarded to any Participant; provided that if the Committee acts to increase the amount of any Final Award that would otherwise be awarded to a Participant who is a Covered Executive, the Award shall not constitute qualified performance-based compensation for purposes of Code Section 162(m). Any such determination shall take into account (A) the extent to which the Performance Goals provided in such Right were, in the Committee’s sole opinion, achieved, (B) the individual performance of such Participant during the related Performance Period and (C) such other factors as the Committee may deem relevant, including, without limitation, any change in circumstances or unforeseen events, relating to the Company, the economy or otherwise, since the date of grant of such Right. The Committee shall notify such Participant of such Participant’s Final Award as soon as practicable following such determination.

(2) Following the determination of each Final Award, unless the Participant has elected to defer all or a portion of the Final Award in accordance with the procedures set forth in the Integrys Energy Group, Inc. Deferred Compensation Plan, the Final Award will be payable to the Participant in cash.

Section 4.	STOCK AVAILABLE FOR PLAN AWARDS

(a) Stock Subject to Plan. The Stock issued under the Plan in satisfaction of Plan Awards may be either authorized and unissued or held in the treasury of the Company.

(1) Aggregate Share Limit. The maximum number of shares of Stock that may be issued under the Plan in satisfaction of Plan Awards, subject to adjustment in accordance with the provisions of Section 12, shall be equal to the sum of (A) three million (3,000,000) shares, consisting of (i) a number of shares not previously authorized for issuance under any plan, plus (ii) the number of shares remaining for issuance under the Integrys Energy Group, Inc. 2010 Omnibus Incentive Compensation Plan (“2010 Plan”) but not subject to outstanding awards as of May 15, 2014 (the “Effective Date”), and (B) the number of shares subject to awards outstanding under the 2010 Plan and the Integrys Energy Group, Inc. 2007 Omnibus Incentive Compensation Plan (“2007 Plan”) as of the Effective Date, but only to the extent that such outstanding awards are forfeited, unearned, expire, or otherwise terminate without the issuance of such shares of Stock. All such shares may be issued pursuant to the exercise of nonqualified or incentive stock options. Upon this Plan being approved by the Company’s shareholders in accordance with Section 23, no further Plan Awards shall be granted under or pursuant to the 2010 Plan; provided, that the 2010 Plan will continue to operate in accordance with its terms with respect to Plan Awards previously granted.

(2) Limits on Plan Awards to Covered Executives. In addition to the aggregate share limitations sets forth in Section 4(a)(1) above, the following individual limitations shall apply with respect to Plan Awards granted to any Covered Executive:

(A) The maximum number of shares subject to Options, with or without any related Stock Appreciation Rights, or Stock Appreciation Rights (not related to Options) that may be granted pursuant to Section 6 to any Covered Executive during any calendar year during any part of which the Plan is in effect shall be one million (1,000,000), subject to adjustment in accordance with the provision of Section 12; and

(B) The maximum number of shares of Stock that may be granted as Final Awards pursuant to Section 5 or as Code Section 162(m) performance-based awards under Section 7 to any Covered Executive during any calendar year during any part of which the Plan is in effect shall be two hundred fifty thousand (250,000), subject to adjustment in accordance with the provision of Section 12.

(b) Computation of Stock Available for Plan Awards. For the purpose of computing the total number of shares of Stock remaining available for Plan Awards at any time while the Plan is in effect, there shall be debited against the total number of shares determined to be available pursuant to this Section 4, (1) the maximum number of shares of Stock subject to Options or Stock Appreciation Rights granted under this Plan, (2) the maximum number of shares of Stock issuable under Performance Stock Rights granted under this Plan, and (3) the number of shares of Stock related to Other Stock-Based Awards granted under this Plan, as determined by the Committee in each case as of the dates on which such Plan Awards were granted. Shares of Stock covered by a Plan Award shall only be counted as used to the extent they are actually issued. Any shares of Stock related to Plan Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares of Stock, are settled in cash in lieu of shares of Stock, or are exchanged with the Committee’s permission, prior to the issuance of shares of Stock, for Plan Awards not involving shares of Stock, shall be available again for grant under this Plan; provided that any Plan Awards that are cancelled or that are settled in cash in lieu of shares of Stock shall, to the extent required under Code Section 162(m), continue to count against the individual limits specified in subsection (a)(2). Moreover, if the option price of any Option granted under this Plan or the tax withholding requirements with respect to any Plan Award granted under this Plan are satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation) or by withholding shares of Stock, or if an SAR is exercised, only the number of shares of Stock issued, net of the shares of Stock tendered or withheld, if any, will be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under this Plan. To the extent permitted by applicable law or any exchange rule, shares of Stock issued in assumption of, or in substitution for any outstanding awards of any entity acquired in any form of combination by the Company or any Affiliate shall not be counted against shares of Stock available for grant pursuant to the Plan. The shares of Stock available for issuance under this Plan may be authorized and unissued shares of Stock or treasury shares of Stock.

Section 5.	PERFORMANCE STOCK RIGHTS AND FINAL AWARDS

(a) Grant of Performance Stock Rights. The Committee, at any time and from time to time while the Plan is in effect, may grant, or authorize the granting of, Rights to such officers of the Company and any Subsidiary, and other Employees, whether or not members of the Board, as it may select and for such numbers of shares as it shall designate, subject to the provisions of this Section 5 and Section 4.

(b) Terms and Provisions of Performance Stock Rights. Prior to the grant of any Right, the Committee shall determine the terms and provisions of each Right, including, without limitation (1) the Target Award; (2) one or more Performance Goals to be used to measure performance under such Right, and the Performance Formula to be applied against the Performance Goals in determining the number of shares of Stock earned under such Right as a percentage of the Target Award; (3) the Performance Period; (4) the period of time, if any, during which the disposition of shares of Stock issuable under such Right shall be restricted as provided in subsection (a) of Section 10, provided, however, that the Committee may establish restrictions applicable to any Right at the time of or at any time prior to the granting of the related Final Award rather than at the time of granting such Right; and (5) the effect of the Participant’s termination of employment or death. With respect to any Right that is intended to constitute qualified performance-based compensation for purposes of Code Section 162(m), such actions must be completed within 90 days of the commencement a Performance Period. The Committee may establish a minimum threshold objective for any Performance Goal for such Performance Period which, if not met, would result in no Final Award being made to any Participant with respect to such Performance Goal for such Performance Period. During and after the Performance Period, but prior to the Committee’s final determination of the Participant’s Final Award as provided in subsection (d), the Committee may adjust the Performance Goals, Performance Formula and Target Award and otherwise modify the terms and provisions of a Right, subject to the terms and conditions of the Plan; provided that if the Committee acts, more than 90 days following commencement of the Performance Period, to adjust or modify the terms and provisions of a Right granted to a Participant who is a Covered Executive, other than to decrease the amount of compensation that may be paid under such Right, any Final Award with respect to such Right shall not constitute qualified performance-based compensation for purposes of Code Section 162(m). Each Right shall be evidenced by an award agreement that is consistent with the terms and conditions approved by the Committee.

(c) Dividend Equivalents on Stock Performance Rights.

(1) If the Committee shall determine, each Participant to whom a Right is granted shall be entitled to receive payment of the same amount of cash that such Participant would have received as cash dividends if, on each record date during the Performance Period relating to such Right, such Participant had been the holder of record of a number of shares of Stock equal to 100% of the related Target Award (as adjusted pursuant to Section 12). Any such dividend equivalent shall be deferred until the date that a Final Award is determined, and shall only be paid to the extent that the Stock underlying the Plan Award is paid out upon satisfaction of the Performance Goals. all as determined by the Committee in its sole discretion. Such cash payments are hereinafter called “dividend equivalents”. Notwithstanding anything to the contrary herein, if the Committee determines that dividend equivalents should be granted with respect to any “stock right” within the meaning of Code Section 409A, the terms and conditions of the dividend equivalent rights shall be set forth in a separate writing, and, to the extent that the dividend equivalents are considered deferred compensation subject to Code Section 409A, the writing shall include terms and conditions, including payment terms, that comply with the provisions of Code Section 409A.

(2) Notwithstanding the provisions of subsection (c)(1), the Committee may determine that, in lieu of receiving all or any portion of any such dividend equivalent in cash, a Participant shall receive an award of full shares of Stock having a Fair Market Value approximately equal to the portion of such dividend equivalent that was not paid in cash. Certificates for shares of Stock so awarded may be issued as of the payment date for the related cash dividend or may be deferred until the date that the Final Award is determined, and the shares of Stock covered thereby may be subject to the terms and conditions of the Right to which it relates (including but not limited to the attainment of the Performance Goals) and the terms and conditions of the Plan (including but not limited to Sections 5, 9, 10 and 12), all as determined by the Committee in its sole discretion.

(d) Final Awards.

(1) As soon as practicable following the completion of the Performance Period relating to any Right, but not later than 12 months following such completion, the Committee shall determine the extent to which the Participant achieved the Performance Goals and the number of shares of Stock to be awarded as a Final Award to the Participant who holds such Right. Each Final Award shall represent only full shares of Stock, and any fractional share that would otherwise result from such Final Award calculation shall be disregarded. In making such determination, the Committee shall apply the applicable Performance Formula for the Participant for the Performance Period against the accomplishment of the related Performance Goals. The Committee may, in its sole discretion, reduce the amount of any Final Award that otherwise would be awarded to any Participant for any Performance Period. In addition, the Committee may, in its sole discretion, increase the amount of any Final Award that otherwise would be awarded to any Participant; provided that if the Committee acts to increase the amount of any Final Award that would otherwise be awarded to a Participant who is a Covered Executive, the Award shall not constitute qualified performance-based compensation for purposes of Code Section 162(m). Any such determination shall take into account (A) the extent to which the Performance Goals provided in such Right were, in the Committee’s sole opinion, achieved, (B) the individual performance of such Participant during the related Performance Period and (C) such other factors as the Committee may deem relevant, including, without limitation, any change in circumstances or unforeseen events, relating to the Company, the economy or otherwise, since the date of grant of such Right. The Committee shall notify such Participant of such Participant’s Final Award as soon as practicable following such determination.

(2) Following the determination of each Final Award, unless the Participant has elected to defer all or a portion of the Final Award in accordance with the procedures set forth in the Integrys Energy Group, Inc. Deferred Compensation Plan or unless the Committee has directed an alternate form of distribution, the Company shall issue or cause to be issued certificates for the number of shares of Stock representing such Final Award, registered in the name of the Participant who received such Final Award. Such Participant shall thereupon become the holder of record of the number of shares of Stock evidenced by such certificates, entitled to dividends, voting rights and other rights of a holder thereof, subject to the terms and provisions of the Plan, including, without limitation, the provisions of this subsection (d) and Sections 9, 10 and 12. The Committee may require that such certificates bear such restrictive legend as the Committee may specify and be held by the Company in escrow or otherwise pursuant to any form of agreement or instrument that the Committee may specify. If the Committee has determined that deferred dividend equivalents shall be payable to a Participant with respect to any Right pursuant to subsection (c) of this Section 5, then concurrently with the issuance of such certificates the Company shall deliver to such Participant a cash payment or additional shares of Stock in settlement of such dividend equivalents.

Section 6.	OPTIONS AND STOCK APPRECIATION RIGHTS

(a) Grant of Options.

(1) The Committee, at any time and from time to time while the Plan is in effect, may authorize the granting of Options to such officers of the Company and any Subsidiary, and other Employees, whether or not members of the Board, as it may select, and for such numbers of shares as it shall designate, subject to the provisions of this Section 6 and Section 4. Each Option granted pursuant to the Plan shall be a NQO unless the Option is both (A) granted to an Employee who is eligible to receive an ISO under the Code, and (B) designated by the Committee at the time of grant as an ISO.

(2) The date on which an Option shall be granted shall be the date on which the Board ratifies the Committee’s approval of such grant or such later date as may be determined by the Committee at the time such grant is authorized. The Committee may not approve a grant of an Option with a grant date that is effective prior to the date the Committee takes action to approve such Plan Award. Any individual may hold more than one Option.

(b) Price. In the case of each Option granted under the Plan the option price shall be the Fair Market Value of Stock on the date of grant of such Option; provided, however, that the Committee may in its discretion fix an option price in excess of (but not lower than) the Fair Market Value of Stock on such date.

(c) Grant of Stock Appreciation Rights.

(1) The Committee, at any time and from time to time while the Plan is in effect, may authorize the granting of Stock Appreciation Rights to such officers of the Company and any Subsidiary, and other salaried Employees, whether or not members of the Board, as it may select, and for such numbers of shares as it shall designate, subject to the provisions of this Section 6 and Section 4. The date on which a Stock Appreciation Right shall be granted shall be the date on which the Board ratifies the Committee’s approval of such grant or such later date as may be determined by the Committee at the time such grant is authorized. The Committee may not approve a grant of a Stock Appreciation Right with a grant date that is effective prior to the date the Committee takes action to approve such Plan Award. Each Stock

Appreciation Right may relate to all or a portion of a specific Option granted under the Plan and may be granted concurrently with the Option to which it relates or at any time prior to the exercise, termination or expiration of such Option (a “Tandem SAR”), or may be granted independently of any Option, as determined by the Committee. If the Stock Appreciation Right is granted independently of an Option, the grant price of such Stock Appreciation Right shall be the Fair Market Value of Stock on the date of grant; provided, however, that the Committee may, in its discretion, fix a grant price in excess of (but not less than) the Fair Market Value of Stock on such grant date.

(2) Upon exercise of a Stock Appreciation Right, the Participant will be entitled to receive, without payment to the Company, either (A) that number of shares of Stock determined by dividing (i) the total number of shares of Stock subject to the Stock Appreciation Right being exercised by the Participant, multiplied by the amount by which the Fair Market Value of a share of Stock on the day the right is exercised exceeds the grant price (such amount being hereinafter referred to as the “Spread”), by (ii) the Fair Market Value of a share of Stock on the exercise date, or (B) cash in any amount determined by multiplying (i) the total number of shares of Stock subject to the Stock Appreciation Right being exercised by the Participant, by (ii) the amount of the Spread; or (C) a combination of shares of Stock and cash, in amounts determined as set forth in clauses (A) and (B) above, as determined by the Committee in its sole discretion; provided, however, that, in the case of a Tandem SAR, the total number of shares which may be received upon exercise of a Stock Appreciation Right for Stock shall not exceed the total number of shares subject to the related Option or relevant portion thereof, and the total amount of cash which may be received upon exercise of a Stock Appreciation Right for cash shall not exceed the Fair Market Value on the date of exercise of the total number of shares subject to the related Option or portion thereof that are subject to the cash exercise.

(d) Terms and Conditions.

(1) Each Option and Stock Appreciation Right granted under the Plan shall be exercisable on such date or dates, during such period, for such number of shares and subject to such further conditions as shall be determined pursuant to the provisions of the award agreement with respect to such Option and Stock Appreciation Right; provided, however, that a Tandem SAR shall not be exercisable prior to or later than the time the related Option could be exercised; and provided, further, that in any event no Option or Stock Appreciation Right shall be exercised beyond ten years from the date of grant.

(2) The Committee may impose such conditions as it may deem appropriate upon the exercise of an Option or a Stock Appreciation Right, including, without limitation, a condition that the Stock Appreciation Right may be exercised only in accordance with rules and regulations adopted by the Committee from time to time.

(3) With respect to Options issued with Tandem SARs, the right of a Participant to exercise the Tandem SAR shall be cancelled if and to the extent the related Option is exercised, and the right of a Participant to exercise an Option shall be cancelled if and to the extent that shares covered by such Option are used to calculate the consideration received upon exercise of the Tandem SAR.

(4) The Participant shall not be entitled to dividends or dividend equivalents with respect to an Option or a Stock Appreciation Right prior to the date on which the Option or Stock Appreciation Right is exercised.

(5) If any fractional share of Stock would otherwise be payable to a Participant upon the exercise of an Option or Stock Appreciation Right, the Participant shall be paid a cash amount equal to the same fraction of the Fair Market Value of the Stock on the date of exercise.

(e) Award Agreement. Each Option and Stock Appreciation Right shall be evidenced by an award agreement that is consistent with the terms and conditions approved by the Committee.

(f) Payment for Option Shares.

(1) Payment for shares of Stock purchased upon exercise of an Option granted hereunder shall be made in such manner as is provided in the applicable award agreement or as otherwise permitted by the Committee, which may include payment through a cash-less exercise if the Committee has determined that the particular form of cashless exercise will not result in adverse accounting implications for the Company.

(2) Unless the Committee shall provide otherwise in any award agreement, any payment for shares of Stock purchased upon exercise of an Option granted hereunder may be made in cash, by delivery of shares of Stock beneficially owned by the Participant, or by a combination of cash and Stock, at the election of the Participant; provided, however, that, to the extent necessary to avoid adverse accounting implications for the Company, any shares of Stock so delivered shall have been beneficially owned by the Participant for a period of not less than six months prior to the date of exercise. Any such shares of Stock so delivered shall be valued at their Fair Market Value on the date of such exercise. The Committee shall determine whether and if so the extent to which actual delivery of share certificates to the Company shall be required.

Section 7.	OTHER STOCK-BASED AWARDS

(a) Grants of Other Stock-Based Awards. The Committee, at any time and from time to time while the Plan is in effect, may grant Other Stock-Based Awards to such officers of the Company and its Subsidiaries, and other Employees, whether or not members of the Board, as it may select. Subject to the limitations of Section 13(a), such Plan Awards pursuant to which Stock is or may in the future be acquired, or Plan Awards valued or determined in whole or part by reference to, or otherwise based on, Stock, may include, but are not limited to, awards of Restricted Stock or Plan Awards denominated in the form of “stock units”, grants of so-called “phantom stock” and options containing terms or provisions differing in whole or in part from Options granted pursuant to Section 6; provided, however, that any Other Stock-Based Award that provides for purchase rights with respect to Stock shall be priced at no less than the Fair Market Value of Stock on the date of grant of such Award. Other Stock-Based Awards may be granted either alone, in addition to, in tandem with or as an alternative to any other kind of Plan Award, grant or benefit granted under the Plan or under any other employee plan of the Company, including a plan of any acquired entity.

(b) Terms and Conditions. Subject to the provisions of the Plan, the Committee shall have the authority to determine the time or times at which Other Stock-Based Awards shall be made, the number of shares of Stock or stock units and the like to be granted or covered pursuant to such Plan Awards (subject to the provisions of Section 4) and all other terms and conditions of such Plan Awards, including, but not limited to, the vesting period (if any) applicable to such Plan Awards, and whether such Plan Awards shall be payable or paid in cash, Stock or otherwise.

(c) Consideration for Other Stock-Based Awards. In the discretion of the Committee, any Other Stock-Based Award may be granted (1) as a Stock bonus for no consideration other than services rendered or to be rendered, (2) in lieu of cash compensation, (3) subject to Code Section 409A and the limitations of Section 13(a), in exchange for another compensation right that the Participant has, or (4) on such other terms and conditions as determined by the Committee.

Section 8.	CASH AWARDS TO EMPLOYEES OF FOREIGN SUBSIDIARIES OR BRANCHES OR JOINT VENTURES

In order to facilitate the granting of Plan Awards to Participants who are foreign nationals or who are employed outside of the United States of America, the Committee may provide for such special terms and conditions, including without limitation substitutes for Plan Awards, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Such substitutes for Plan Awards may include a requirement that the Participant receive cash, in such amount as the Committee may determine in its sole discretion, in lieu of any Plan Award or share of Stock that would otherwise have been granted to or delivered to such Participant under the Plan. The Committee may approve any supplements to, or amendments, restatements or alternative versions of the Plan as it may consider necessary or appropriate for purposes of this Section 8 without thereby affecting the terms of the Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such documents as having been approved and adopted pursuant to properly delegated authority; provided, however, that no such supplements, amendments, restatements or alternative versions shall include any provision that is inconsistent with the terms of the Plan as then in effect. Participants subject to the laws of a foreign jurisdiction may request copies of, or the right to view, any materials that are required to be provided by the Company pursuant to the laws of such jurisdiction.

Section 9.	PAYMENT OF PLAN AWARDS AND CONDITIONS THEREON

(a) Effect of Competitive Activity. Anything contained in the Plan to the contrary notwithstanding, if the employment of any Participant shall terminate, for any reason other than death, while any Plan Award granted to such Participant is outstanding hereunder, and such Participant has not yet received the compensation or Stock covered by such Plan Award or otherwise received the full benefit of such Plan Award, such Participant, if otherwise entitled thereto, shall receive such Stock or compensation or benefit only if, during the entire period from the date of such Participant’s termination to the date of such receipt, such Participant shall have (1) made himself or herself available, upon request, at reasonable times and upon a reasonable basis, to consult with, supply information to and otherwise cooperate with the Company or any Subsidiary with respect to any matter that shall have been handled by him or her or under his or her supervision while he or she was in the employ of the Company or of any Subsidiary, and (2) refrained from engaging in any activity that is directly or indirectly in competition with any activity of the Company or any Subsidiary.

(b) Nonfulfillment of Competitive Activity Conditions: Waivers Under the Plan. In the event of a Participant’s non-fulfillment of any condition set forth in subsection (a) of this Section 9, such Participant’s rights under any Plan Award shall be forfeited and cancelled forthwith; provided, however, that the nonfulfillment of such condition may at any time (whether before, at the time of or subsequent to termination of employment) be waived in the following manner:

(1) with respect to any such Participant who at any time shall have been a Section 16 Person, such waiver may be granted by the Committee upon its determination that in its sole judgment there shall not have been and will not be any substantial adverse effect upon the Company or any Subsidiary by reason of the nonfulfillment of such condition; and

(2) with respect to any other such Participant, such waiver may be granted by the Committee (or any delegate thereof) upon its determination that in its sole judgment there shall not have been and will not be any such substantial adverse effect.

(c) Effect of Inimical Conduct. Anything contained in the Plan to the contrary notwithstanding, all rights of a Participant under any Plan Award shall cease on and as of the date on which it has been determined by the Committee that such Participant at any time (whether before or subsequent to termination of such Participant’s employment) acted in a manner inimical to the best interests of the Company or any Subsidiary.

(d) Taxes and Tax Withholding. Prior to any distribution of cash, Stock or Other Stock-Based Awards (including payments under Section 5(c)) to any Participant, arrangements deemed appropriate by the Committee shall be made for the payment of any taxes and other amounts required to be withheld by federal, state or local law. Such arrangements may include a requirement that the Company (or an Affiliate) withhold from cash or shares otherwise due the Participant with respect to a Plan Award. Alternatively, the Committee may require the Participant to pay to the Company or Affiliate, in cash and promptly upon demand, the aggregate amount of such taxes or other required amounts. If shares of the Company’s stock are deliverable upon the Participant’s exercise of or payment of a Plan Award, the Committee may, but need not, permit the Participant to satisfy all or a portion of the Federal, state and local tax withholding obligations resulting from such Plan Award by (1) withholding shares otherwise deliverable under the Plan Award, (2) tendering back shares received in connection with the Plan Award, or (3) delivering other previously owned shares; provided that to the extent that the Committee determines that such action is necessary or appropriate in order to avoid an accounting charge, the Committee may require that previously owned shares have been held by the Participant for a minimum period of time prescribed by the Committee prior to being delivered in payment of the tax obligations, and the Committee may restrict the number of shares withheld, tendered back or delivered to the minimum Federal, state and local tax withholding obligation associated with the transaction. In any case, the Committee may defer making payment or delivery under any Plan Award until tax withholding and payment matters have been resolved to the Committee’s satisfaction. Notwithstanding anything to the contrary, neither the Company nor the Committee nor any other person guarantees to any Participant or any other person with an interest in a Plan Award that (1) any Plan Award intended to be exempt from Code Section 409A shall be so exempt, (2) any Plan Award intended to comply with Code Section 409A or Code Section 422 shall so comply, or (3) any Plan Award shall receive specific tax treatment under the Code or other applicable tax law. Neither the Company nor the Committee nor any other person shall have any duty to indemnify, defend or hold harmless any individual with respect to the tax consequences of any Plan Award.

(e) Substitution. Subject to the limitations of Section 13(a), the Committee, in its sole discretion, may substitute a Plan Award (except ISOs) for another Plan Award or Plan Awards of the same or different type.

(f) Section 409A Separation from Service. For purposes of any Plan Award that is subject to Code Section 409A and with respect to which the terms and conditions of the Plan Award, as determined by the Committee (or if applicable, elected by the Participant) at the time of grant provide for distribution or settlement of the Plan Award upon the Participant’s termination of employment, the Participant will be deemed to have terminated employment on the date on which the Participant incurs a “separation from service” within the meaning of Code Section 409A, and to the extent required in order to comply with Code Section 409A, no distribution or settlement of the Plan Award shall be made until the date that is six months and one day following the date of the Participant’s “separation from service” A Participant’s “separation from service” shall occur when the Company reasonably anticipates that no further services will be performed by the Participant for the Company after a certain date or that the level of bona fide services the Participant will perform after such date will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by the Participant (whether as an employee or independent contractor) for the Company over the immediately preceding thirty-six (36) month period (or such lesser period of actual service). For purposes of this definition, the term “Company” includes each other corporation, trade or business that, with Integrys Energy Group, Inc., constitutes a controlled group of corporations or group of trades or businesses under common control within the meaning of Code Sections 414(b) or (c). For this purpose, Code Sections 414(b) and (c) shall be applied by substituting “at least 50 percent” for “at least 80 percent” each place it appears therein or in the regulations promulgated thereunder. A Participant is not considered to have incurred a “separation from service” if the Participant is absent from active employment due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed the greater of (i) six (6) months, or (ii) the period during which the Participant’s right to reemployment by the Company or controlled group member is provided either by statute or by contract; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to twenty-nine (29) months without causing a “separation from service”.

Section 10.	NON-TRANSFERABILITY OF PLAN AWARDS; RESTRICTIONS ON DISPOSITION AND EXERCISE OF PLAN AWARDS

(a) Restrictions on Transfer of Rights or Final Awards. No Right or, until the expiration of any restriction period imposed by the Committee, no shares of Stock covered by any Final Award, shall be transferred, pledged, assigned or otherwise disposed of by a Participant, except as permitted by the Plan, without the consent of the Committee, otherwise than by will or the laws of descent and distribution; provided, however, that the Committee may permit, on such terms as it may deem appropriate, use of Stock included in any Final Award as partial or full payment upon exercise of an Option under the Plan or a stock option under any other stock option plan of the Company prior to the expiration of any restriction period relating to such Final Award.

(b) Restrictions on Transfer of Options or Stock Appreciation Rights. Unless the Committee determines otherwise, no Option or Stock Appreciation Right shall be transferable by a Participant otherwise than by will or the laws of descent and distribution, and during the lifetime of a Participant the Option or Stock Appreciation Right shall be exercisable only by such Participant or such Participant’s guardian or legal representative.

(c) Restrictions on Transfer of Certain Other Stock-Based Awards. Unless the Committee determines otherwise, no Other Stock-Based Award shall be transferable by a Participant otherwise than by will or the laws of descent and distribution, and during the lifetime of a Participant any such Other Stock-Based Award shall be exercisable only by such Participant or such Participant’s guardian or legal representative.

(d) No Transfers for Value. Notwithstanding anything in Section 10 to the contrary, in no event may a Right or Plan Award be transferred for value or consideration while the Right is outstanding or prior to the date on which any restriction period imposed by the Committee has lapsed.

(e) Attachment and Levy. No Plan Award shall be subject, in whole or in part, to attachment, execution or levy of any kind, and any purported transfer in violation hereof shall be null and void. Without limiting the generality of the foregoing, no domestic relations order purporting to authorize a transfer of a Plan Award, or to grant to any person other than the Participant the authority to exercise or otherwise act with respect to a Plan Award, shall be recognized as valid.

Section 11.	DESIGNATION OF BENEFICIARIES

Any benefits due and payable to a Participant following the Participant’s death shall be paid to the executor or administrator of the Participant’s estate (or to such person as the executor or administrator of the estate may certify as being eligible to receive such award as a result of the operation of the Participant’s last will and testament or the application of the laws of intestate succession), and upon any such payment, the Company, the Plan, the Committee and the members thereof shall not be under any further liability to anyone. Notwithstanding the foregoing, the Committee may, but need not, permit a Participant to file with the Company a written designation of a beneficiary or beneficiaries under the Plan, subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries and such other limitations as the Committee from time to time may prescribe. A Participant may from time to time revoke or change any such designation of beneficiary. Any designation of a beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee shall be in doubt as to the entitlement of any such beneficiary to receive any Right, Final Award, Option, Stock Appreciation Right or Other Stock-Based Award, or if applicable law requires the Company to do so, the Committee may recognize only the legal representative of such Participant as the sole beneficiary, in which case the Company, the Plan, the Committee and the members thereof shall not be under any further liability to anyone. In the event of the death of any Participant, the term “Participant” as used in the Plan shall thereafter be deemed to refer to the person entitled to payment pursuant to this Section 11 unless the context otherwise requires.

Section 12.	MERGER, CONSOLIDATION, STOCK DIVIDENDS, ETC.

(a) Adjustments In General. In the event of any merger, share exchange, consolidation, reorganization, recapitalization, stock split, stock dividend or other event in which the Stock is subdivided or combined, cash dividend the amount of which, on a per share basis, exceeds fifteen percent (15%) of the Fair Market Value of a share of Stock at the time the dividend is declared, or the Company shall effect any other dividend or other distribution of its Stock that the Board determines by resolution is extraordinary or special in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization of the Shares or words of similar import, or any other event shall occur, which, in the judgment of the Committee necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, an appropriate adjustment, as the Committee may deem equitable and consistent with applicable law, shall be made in (1) the total number and types of shares available for Plan Awards and all other provisions of the Plan that include a reference to a number of shares, (2) the numbers and types of shares covered by, and other terms and provisions (including, but not limited to the grant or exercise price of any Plan Award) of outstanding Plan Awards, and (3) to the extent that the exercise of such discretion does not cause a Plan Award that is intended to qualify as performance-based compensation under Code Section 162(m) to lose its status as such, the Performance Goals applicable to a Plan Award.

(b) Special Rules. The following supplement the adjustment rules set forth in Section 12(a) above:

(1) In the event of any reorganization, merger, consolidation, combination or other similar corporate transaction or event, whether or not constituting a Change of Control (other than any such transaction in which the Company is the continuing corporation and in which the outstanding Stock of the Company is not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Committee may substitute, on an equitable basis as the Committee determines, for each share of Stock then subject to a Plan Award and the shares of Stock subject to this Plan (if the Plan will continue in effect), the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect of each share of Stock pursuant to the transaction.

(2) Without affecting the number of shares of Stock otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Committee may authorize the issuance or assumption of awards under this Plan upon such terms and conditions as it may deem appropriate.

(c) Committee Determinations. The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to a Plan Award. With respect to Plan Awards that are intended to qualify as ISOs, any such adjustment must satisfy Code Section 422(b).

Section 13.	ACCELERATION OF PAYMENT OR MODIFICATION OF PLAN AWARDS

(a) Acceleration and Modification. The Committee, in the event of the death of a Participant or in any other circumstance, may accelerate distribution of any Plan Award in its entirety or in a reduced amount, or modify or terminate any Plan Award, including the cancellation of an outstanding Plan Award in exchange for a cash payment, in each case on such basis and in such manner as the Committee may determine in its sole discretion; provided, however, that in no event, except as permitted pursuant to Section 12 or otherwise in connection with a corporate transaction involving the Company, shall the Company, without obtaining shareholder approval: (1) amend the terms of outstanding Options or Stock Appreciation Rights to reduce the exercise price or base price of such outstanding Options or Stock Appreciation Rights; (b) cancel outstanding Options or Stock Appreciation Rights in exchange for Options or Stock Appreciation Rights with an exercise price or base price that is less than the exercise price or base price of the original Options or Stock Appreciation Rights; or (c) cancel outstanding Options or Stock Appreciation Rights with an exercise price or base price above the current Fair Market Value of a share of Stock in exchange for cash or other securities. Notwithstanding the foregoing, unless determined otherwise by the Committee, any such action shall be taken in a manner that will enable a Plan Award that is intended to be exempt from Code Section 409A to continue to be so exempt, or to enable a Plan Award that is intended to comply with Code Section 409A to continue to so comply.

(b) Change in Control. If the Participant has in effect an employment, retention, change in control, severance or similar agreement with the Company or any Affiliate that discusses the effect of a Change in Control on the Participant’s Plan Awards, then such agreement shall control. In all other cases, unless provided otherwise in the Plan Award agreement or determined by the Committee prior to the occurrence of a Change in Control, in the event of a Change in Control:

(1) The successor or purchaser in the Change in Control transaction may assume a Plan Award or provide a substitute award with similar terms and conditions, and preserving the same benefits, as the Plan Award it is replacing. In such event, if the Participant is involuntarily terminated from employment or service for any reason other than Cause (or, in the case of a Participant who has in effect an employment, retention, change in control, severance or similar agreement with the Company or any Affiliate that provides for “good reason” termination and the Participant, in accordance with such agreement, terminates employment or service for “good reason”) within two years following the date of the Change in Control, then:

(A) each Option or Stock Appreciation Right outstanding as of the date of the Change in Control shall become immediately and fully vested and exercisable as of the date of such termination;

(B) each other Plan Award (including an Annual Performance Right) outstanding as of the date of the Change in Control, and that is not then vested:

(i) shall become fully vested as of the date of termination, if vesting is based solely upon length of the employment relationship, or shall become fully vested as of the date of termination at the target level (or if greater, the then projected Final Award level), prorated for the portion of the Performance Period that has been completed as of the date of termination; provided that a Plan Award that relates to a Performance Period that was completed prior to the date of the Participant’s termination shall be paid in full in accordance with the terms of the Plan Award;

(ii) any restrictions or other conditions applicable to the Plan Award shall lapse as of the date of termination, and such Plan Award shall become free of all restrictions and conditions; and

(iii) such Plan Award shall be immediately paid to the Participant as of the date of termination.

(C) For purposes of this Section 13(b)(1) a Participant shall not be deemed to have been involuntarily terminated if the successor or purchaser in the Change in Control transaction offers the Participant employment on substantially similar terms and conditions as the Participant had with the Company (or Affiliate) and the Participant does not accept such offer employment.

(2) If the successor or purchaser in the Change in Control transaction does not assume the Plan Awards or issue replacement awards that are effective upon the Change in Control as provided in subsection (b)(1), then immediately prior to the Change in Control:

(A) each Option or Stock Appreciation Right that is then held by a Participant who is employed by or in the service of the Company or a Subsidiary shall become immediately and fully vested and exercisable, or, if so determined by the Committee, shall be cancelled on the date of the Change in Control in exchange for a cash payment equal to the excess of the Change in Control price of the Stock covered by the Option or Stock Appreciation Right that is so cancelled over the purchase or grant price of such Stock under the Plan Award, or, if the Change in Control price of the Stock covered by the Option or Stock Appreciation Right does not exceed the purchase or grant price of such Stock under the Plan Award, shall be cancelled for no consideration;

(B) each other Plan Award (including an Annual Performance Right) that is then held by a Participant who is employed by or in the service of the Company or a Subsidiary, and that is not then vested:

(i) shall become fully vested as of the date of the Change in Control, if vesting is based solely upon length of the employment relationship, or shall become fully vested as of the date of the Change in Control at the target level (or if greater, the then projected Final Award level), prorated for the portion of the Performance Period that has been completed as of the date of the Change in Control; provided that a Plan Award that relates to a Performance Period that was completed prior to the date of the Change in Control shall be paid in full in accordance with the terms of the Plan Award;

(ii) any restrictions or other conditions applicable to the Plan Award shall lapse as of the date of the Change in Control, and such Plan Award shall become free of all restrictions and conditions; and

(iii) such Plan Award shall be immediately paid to the Participant as of the date of the Change in Control.

Except as otherwise expressly provided in any agreement between a Participant and the Company or a Subsidiary, if the receipt of any payment by a Participant under the circumstances described above would result in the payment by the Participant of any excise tax provided for in Section 280G and Section 4999 of the Code, then the amount of such payment shall be reduced to the extent required to prevent the imposition of such excise tax.

Notwithstanding the foregoing provisions of Section 13(b), unless determined otherwise by the Committee, any such action shall be taken in a manner that will enable a Plan Award that is intended to be exempt from Code Section 409A to continue to be so exempt, or to enable a Plan Award that is intended to comply with Code Section 409A to continue to so comply.

Section 14.	RIGHTS AS A SHAREHOLDER

A Participant shall not have any rights as a shareholder with respect to any Stock covered by any Plan Award until such Participant shall have become the holder of record of such Stock.

Section 15.	TERM, AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN AND AGREEMENTS

(a) Term. No Plan Award shall be granted under the Plan on or after the tenth (10th) anniversary of the Effective Date of the Plan, or such earlier date on which the Plan is terminated pursuant to subsection (b) below.

(b) Amendment, Modification, Termination, or Recoupment.

(1) The Board may, from time to time, amend or modify the Plan or any outstanding Plan Award, including without limitation, to authorize the Committee to make Plan Awards payable in other securities or other forms of property of a kind to be determined by the Committee, and such other amendments as may be necessary or desirable to implement such Plan Awards, or may terminate the Plan or any provision thereof; provided, however, that no such action of the Board, without approval of the shareholders of the Company, may (1) increase the total number of shares of Stock with respect to which Plan Awards may be granted under the Plan or increase the limits specified in Section 4, (2) extend the term of the Plan as set forth in subsection (a) of this Section 15, (3) permit the Committee to take any of the actions prohibited under items (1), (2) or (3) of subsection (a) of Section 13, or (4) take any other action to amend the Plan, if the Company determines that such amendment requires approval of the Company’s shareholders in order to comply with Section 16 of the Exchange Act, Section 162(m) or other relevant section of the Code, the listing requirements of any principal securities exchange or market on which the Stock is then traded, or other applicable law.

(2) Any Plan Awards granted pursuant to the Plan, and any Stock issued or cash paid pursuant to such a Plan Award, shall be subject to any recoupment, forfeiture or clawback policy that may be adopted by the Company from time to time and to any requirement of applicable law, regulation or listing standard that requires the Company to recoup, forfeit or claw back compensation paid pursuant to such a Plan Award.

(c) Limitation and Survival. The Committee’s authority to act and to apply the terms of the Plan with respect to any Plan Award granted prior termination of the Plan, and a Participant’s ability to exercise an outstanding Plan award granted prior to termination of the Plan and not otherwise cancelled by the Board, shall survive termination of the Plan.

(d) Amendments for Changes in Law. Notwithstanding anything to the contrary herein, the Board shall have the authority to amend outstanding Plan Awards and the Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Plan Awards that qualify for beneficial treatment under such rules, without shareholder approval. Further, the provisions of Code Section 409A are incorporated into the Plan by reference to the extent necessary for any Plan Award that is subject to Code Section 409A to comply with such requirements, and except as otherwise determined by the Committee, the Plan shall be administered in accordance with Section 409A as if the requirements of Code Section 409A were set forth herein.

Section 16.	INDEMNIFICATION AND EXCULPATION

(a) Indemnification. Each person who is or shall have been a member of the Board, the Committee, or of any other committee of the Board administering the Plan or of any committee appointed by the foregoing committees, shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be or become a party or in which such person may be or become involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof (with the Company’s written approval) or paid by such person in satisfaction of a judgment in any such action, suit or proceeding, except a judgment in favor of the Company based upon a finding of such person’s lack of good faith; subject, however, to the condition that, upon the institution of any claim, action, suit or proceeding against such person, such person shall in writing give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s behalf. The foregoing right of indemnification shall not be exclusive of any other right to which such person may be entitled as a matter of law or otherwise, or any power that the Company may have to indemnify or hold such person harmless.

(b) Exculpation. Each member of the Board, the Committee, or of any other committee of the Board administering the Plan or any committee appointed by the foregoing committees, and each officer and employee of the Company, shall be fully justified in relying or acting in good faith upon any information furnished in connection with the administration of the Plan by any appropriate person or persons other than such person. In no event shall any person who is or shall have been a member of the Board, the Committee, or of any other committee of the Board administering the Plan or of any committee appointed by the foregoing committees, or an officer or employee of the Company, be held liable for any determination made or other action taken or any omission to act in reliance upon any such information, or for any action (including the furnishing of information) taken or any failure to act, if in good faith.

Section 17.	EXPENSES OF PLAN

The entire expense of offering and administering the Plan shall be borne by the Company and its participating Subsidiaries; provided, that the costs and expenses associated with the redemption or exercise of any Plan Award, including but not limited to commissions charged by any agent of the Company, may be charged to the Participants.

Section 18.	FINALITY OF DETERMINATIONS

Each determination, interpretation, or other action made or taken pursuant to the provisions of the Plan by the Board, the Committee or any committee of the Board administering the Plan or any committee appointed by the foregoing committees, shall be final and shall be binding and conclusive for all purposes and upon all persons, including, but without limitation thereto, the Company, the shareholders, the Committee and each of the members thereof, and the directors, officers, and employees of the Company and its Subsidiaries, the Participants, and their respective successors in interest.

Section 19.	NO RIGHTS TO CONTINUED EMPLOYMENT OR TO PLAN AWARD

(a) No Right to Employment. Nothing contained in this Plan, or in any booklet or document describing or referring to the Plan, shall be deemed to confer on any Participant the right to continue as an Employee or director of the Company or Subsidiary, whether for the duration of any Performance Period, the duration of any vesting period under a Plan Award, or otherwise, or affect the right of the Company or Subsidiary to terminate the employment of any Participant for any reason.

(b) No Right to Award. No Employee or other person shall have any claim or right to be granted a Plan Award under the Plan. Having received an Award under the Plan shall not give a Participant or any other person any right to receive any other Plan Award under the Plan. A Participant shall have no rights in any Plan Award, except as set forth herein and in the applicable award grant.

Section 20.	GOVERNING LAW, LIMITATION ON ACTIONS, AND CONSTRUCTION

The Plan and all actions taken hereunder shall be governed by, and the Plan shall be construed in accordance with the laws of the State of Illinois without regard to the principle of conflict of laws. As a condition of receiving benefits pursuant to any Plan Award, a Participant agrees, on behalf of the Participant and all persons or entities that may claim through the Participant, that (1) any legal action or other legal proceeding concerning the Plan or a Plan Award may only be heard in a “bench” trial, and (2) any right to a jury trial is waived. No legal action or other legal proceeding may be brought with respect to the Plan or any Plan Award more than one (1) year after the later of (1) the last date on which the act or omission giving rise to the legal action or proceeding occurred, or (2) the date on which the individual or entity bringing such legal action or proceeding had knowledge (or reasonably should have had knowledge) of the act of omission. Titles and headings to Sections are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of the Plan.

Section 21.	SECURITIES AND STOCK EXCHANGE REQUIREMENTS

(a) Restrictions on Resale. Notwithstanding any other provision of the Plan, no person who acquires Stock pursuant to the Plan may, during any period of time that such person is an affiliate of the Company (within the meaning of the rules and regulations of the

Securities Exchange Commission) sell or otherwise transfer such Stock, unless such offer and sale or transfer is made (1) pursuant to an effective registration statement under the Securities Act of 1933 (“1933 Act”), which is current and includes the Stock to be sold, or (2) pursuant to an appropriate exemption from the registration requirements of the 1933 Act, such as that set forth in Rule 144 promulgated pursuant thereto.

(b) Registration, Listing and Qualification of Shares of Common Stock. Notwithstanding any other provision of the Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Stock covered by a Plan Award upon any securities exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Plan Award or the purchase or receipt of Stock in connection therewith, no Stock may be purchased, delivered or received pursuant to such Plan Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any person receiving or purchasing Stock pursuant to a Plan Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Stock under the Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation, or requirement.

Section 22.	EFFECTIVE DATE

The Plan shall become effective on the date on which affirmative shareholder approval pursuant to Section 23 is obtained.

Section 23.	VOTE REQUIRED

The affirmative vote of the holders of a majority of the total votes cast on the proposal to approve the Plan at the 2014 annual meeting of shareholders of the Company will be required for approval of the Plan.